Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

Veeco Instruments Inc. (“Seller”),

Veeco Metrology Inc. (the “Company”)

and

Bruker Corporation (“Buyer”)

August 15, 2010

i

ii

		Page

ARTICLE X DEFINITIONS		43

Section 10.01	Defined Terms	43

ARTICLE XI MISCELLANEOUS		54

Section 11.01	Expenses	54
Section 11.02	No Third-Party Beneficiaries	54
Section 11.03	Entire Agreement	55
Section 11.04	Exhibits and Schedules	55
Section 11.05	Succession and Assignment	55
Section 11.06	Counterparts and Facsimile Signatures	55
Section 11.07	Notices	55
Section 11.08	Governing Law	56
Section 11.09	Jurisdiction; Waiver of Jury Trial	56
Section 11.10	Amendments and Waivers	57
Section 11.11	Severability	57
Section 11.12	Construction	57
Section 11.13	Specific Performance	57

Appendices

Appendix A	Modified GAAP
Appendix B	Value Schedule

Exhibits

Exhibit A	Company Selected Assets
Exhibit B	Seller Selected Assets
Exhibit C	Purchased Assets
Exhibit D	Assumed Liabilities
Exhibit E	Form of Business Transfer Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Transfer of Non-U.S. Employees
Exhibit H	Consulting Agreement Terms
Exhibit I	Form of Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2010 among (i) Veeco Instruments Inc., a Delaware corporation (the “Seller”); (ii) Veeco Metrology Inc., an Arizona corporation (the “Company”); and (iii) Bruker Corporation, a Delaware corporation (the “Buyer”).  The Seller, the Company and the Buyer are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Seller is the record owner of all of the issued and outstanding capital stock of the Company;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer all of the issued and outstanding capital stock of the Company (the “Stock Purchase”);

WHEREAS, the Company owns certain assets described on Exhibit A (the “Company Selected Assets”), the Seller (or one of its Subsidiaries) owns certain assets described on Exhibit B (the “Seller Selected Assets”), and the Seller and the Company are simultaneously herewith entering into a Contribution and Distribution Agreement (the “Contribution and Distribution Agreement”) pursuant to which the Company shall distribute, transfer and/or license the Company Selected Assets to the Seller (or one of its Subsidiaries) and the Seller will contribute and transfer to the Company the Seller Selected Assets (the “Contribution and Distribution Transaction”) prior to the Closing; and

WHEREAS, Buyer, through itself or one or more of its direct or indirect Subsidiaries, desires to purchase and assume from Seller or one or more of its direct or indirect Subsidiaries, and Seller, through itself or one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign to Buyer or one of more of its Subsidiaries, the assets described on Exhibit C (the “Purchased Assets”) and the liabilities described on Exhibit D (the “Assumed Liabilities”) upon the terms and subject to the conditions specified in this Agreement (the “Asset Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE

Section 1.01                                Stock Purchase.

(a)                                  General.  On the terms and subject to the conditions set forth herein, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares, which Shares collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding shares of capital stock of the Company, for the Purchase Price as specified in Section 1.01(b).

(b)                                 Purchase Price.  The combined purchase prices for the Shares (the “Stock Purchase Price”) and the Purchased Assets (the “Asset Purchase Price” and together with the Stock Purchase Price, the “Purchase Price”), subject to the assumption by the Buyer of the Assumed Liabilities, shall be Two Hundred Twenty-Nine Million Dollars ($229,000,000), subject to adjustment as set forth in this Article I.  The Purchase Price shall be paid by the Buyer to the Seller at the Closing in cash by delivery to the Seller of immediately available funds.  The Parties agree that the allocation of the Purchase Price between the Stock Purchase Price and the Asset Purchase Price shall be determined using the procedures specified in Section 6.02(h)(iii).  The Asset Purchase Price shall be paid by the Buyer (as agent for each Subsidiary of the Buyer party to a Business Transfer Agreement) to the Seller (as agent for each Subsidiary of the Seller party to a Business Transfer Agreement) at the Closing in cash by delivery to the Seller of immediately available funds.

(c)                                  Flow of Funds.  At least two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum setting forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment identification of the payor, the payee, the amount and the wire transfer information.

Section 1.02                                Asset Purchase.  The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to (i) a business transfer agreement for each non-United States jurisdiction in which Purchased Assets or Assumed Liabilities are located, based substantially on the form attached hereto as Exhibit E, with only such deviations therefrom as are required by Applicable Law (the “Business Transfer Agreements”), and (ii) such other agreements as may reasonably be required to effect the sale, conveyance, transfer, assignment and delivery of the Purchased Assets and assumption of the Assumed Liabilities, which shall be executed no later than at or as of the Closing by one or more of the Seller’s Subsidiaries, as appropriate, and the Buyer or one of its Subsidiaries (documents identified in item (ii), together with the Business Transfer Agreements, are sometimes hereinafter referred to collectively as the “Asset Purchase Documents”).  Such sale, assignment, transfer, conveyance and delivery of the Purchased Assets and such assumption of the Assumed Liabilities will be subject to the terms and conditions of this Agreement and the Asset Purchase Documents.

Section 1.03                                Escrow.  On the Closing Date and immediately before the Closing, the Seller, the Buyer and Branch Banking and Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”).  On the Closing Date and immediately before the Closing, the Buyer shall withhold Twenty-Two Million Nine Hundred Thousand Dollars ($22,900,000) (the “Escrow Deposit”) from the Stock Purchase Price and deposit such amount into escrow pursuant to the terms of the Escrow Agreement.

Section 1.04                                The Contribution and Distribution Transaction.  Simultaneously with the execution of this Agreement, the Seller and the Company shall enter into the Contribution and Distribution Agreement and, provided that all conditions precedent to the Contribution and Distribution Transaction set forth in the Contribution and Distribution Agreement have been satisfied or waived, the Seller and the Company shall consummate, or cause to be consummated, the Contribution and Distribution Transaction prior to the Closing.  In connection with the consummation of the Contribution and Distribution Transaction, the Seller and the Company shall enter into a license agreement in substantially the form attached to the Contribution and Distribution Agreement as Exhibit C thereto (the “License Agreement”), pursuant to which the Company shall license certain Intellectual Property to the Seller on the terms and conditions set forth in the License Agreement.

Section 1.05                                Closing Net Working Capital Adjustment.

(a)                                  Within thirty (30) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a pro forma balance sheet of the Company together with a statement of the Closing Net Working Capital (the “Statement of Closing Net Working Capital”) and a copy of all work papers relating to the preparation of the Statement of Closing Net Working Capital.  The Statement of Closing Net Working Capital shall be based upon the books and records of the Company and the books and records relating to the Purchased Assets and Assumed Liabilities and shall be prepared in accordance with Modified GAAP.  The Seller, and any accountants or advisors retained by the Seller, shall be permitted access to the books and records of the Company and to the personnel familiar with the preparation of the Statement of Closing Net Working Capital for the purposes of reviewing the Statement of Closing Net Working Capital.

(b)                                 The Statement of Closing Net Working Capital shall be final and binding on the Parties unless the Seller shall, within thirty (30) days after the delivery of the Statement of Closing Net Working Capital, deliver to the Buyer written notice of any disagreement with the Statement of Closing Net Working Capital, which notice shall describe the nature of any such disagreement.  If the Seller raises any objections within the aforesaid thirty (30) day period, then the Seller and the Buyer shall in good faith attempt to resolve the disputed matter.  If the Seller and the Buyer are unable to resolve all disagreements within thirty (30) days after receipt by the Buyer of a written notice of disagreement, then, within ten (10) days thereafter, the Seller and the Buyer shall jointly select an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of the Buyer or the Company or their Affiliates or any firm that has provided services to the Buyer, the Seller or the Company since December 31, 2007 (or such other arbiter as the parties shall mutually select).  If the Buyer and the Seller are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the Person so selected shall be referred to herein as the “Accounting Arbitrator”).

(c)                                  The Accounting Arbitrator shall consider only those matters set forth in the Statement of Closing Net Working Capital upon which the Buyer and the Seller have disagreed and shall be required to resolve the matters in accordance with the terms and provisions of this Agreement.  In submitting a dispute to the Accounting Arbitrator, each of the Buyer and the Seller shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request.  Each of the Buyer and the Seller may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  Neither the Buyer nor the Seller shall have or conduct any communication with the Accounting Arbitrator without the other Party’s either being present or receiving a concurrent copy of any written or email communication.  The Accounting Arbitrator may conduct a conference concerning the objections of, and disagreements between, the Seller and the Buyer, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accounting Arbitrator and the other Party), and (ii) have present its advisors, accountants, counsel and other representatives.

(d)                                 The Accounting Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Parties and not pursuant to any independent review (the foregoing, however, shall not preclude the Accounting Arbitrator from independent research of facts or determining proper application of Modified GAAP or the terms of this Agreement with respect to the subject matter of the objections and disagreement between the Parties).  The Parties will instruct the Accounting Arbitrator to issue a detailed written report within thirty (30) days after the selection of the Accounting Arbitrator that sets forth the resolution of all items in dispute and that contains a final Statement of Closing Net Working Capital.  Such report shall be final and binding upon the Parties.  The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by the Seller and the Buyer in an amount proportionate to the dollar amount contested and not awarded to such Party as a percentage of the total dollar amount contested by the Parties, as determined by the Accounting Arbitrator.  The Buyer, the Company and the Seller shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Net Working Capital as promptly as reasonably practicable.

(e)                                  If the amount representing Closing Net Working Capital (calculated in a manner consistent with prior practice before June 27, 2010 and in accordance with this Section 1.05(e)) as reflected in the Statement of Closing Net Working Capital as finally determined in accordance with this Section 1.05 is less than the Target Closing Net Working Capital by more than Five Hundred Thousand Dollars ($500,000), the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall (but only to the extent that such shortfall exceeds Five Hundred Thousand Dollars ($500,000)).  If the amount representing Closing Net Working Capital (calculated in a manner consistent with prior practice before June 27, 2010 and in accordance with this Section 1.05(e)) as reflected in the Statement of Closing Net Working Capital as finally determined in accordance with this Section 1.05 is greater than the Target Closing Net Working Capital by more than Five Hundred Thousand Dollars ($500,000), the Purchase Price shall be increased by the sum of (i) One Dollar ($1.00) for each dollar of Closing Net Working Capital in excess of Thirty-Two Million Seven Hundred Seventy-Six Thousand Dollars ($32,776,000) up to and including Thirty-Three Million One Hundred Twenty-Seven Thousand Dollars ($33,127,000), and (ii) by Fifty Cents ($0.50) for each dollar of Closing Net Working Capital in excess of Thirty-Three Million One Hundred Twenty-Seven Thousand Dollars ($33,127,000).  Notwithstanding the foregoing, the Parties agree that if the amount of Closing Backlog is materially lower than $30,900,000, then the Parties will negotiate in good faith regarding an equitable adjustment to the Purchase Price adjustment contemplated by this Section 1.05.

(f)                                    If any adjustment pursuant to this Section 1.05 results in an aggregate increase in the Purchase Price, within five (5) Business Days after the final determination of the

Closing Net Working Capital, the Buyer shall remit to the Seller in immediately available funds the amount of such increase.  Conversely, if any adjustment pursuant to this Section 1.05 results in an aggregate reduction in the Purchase Price, within five (5) Business Days after the final determination of the Closing Net Working Capital, the Seller and the Buyer shall send joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to the Buyer in immediately available funds the amount of such reduction from the Escrow Deposit.

ARTICLE II

CLOSING

Section 2.01                                Time and Place of the Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104-0050, as soon as practicable, and in any event within three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article VII, or on such other date as the Buyer and the Seller may mutually agree in writing.  If the Closing would otherwise occur hereunder between September 20 and September 30, 2010, the Closing shall occur as of 12:01 a.m. on October 1, 2010.

Section 2.02                                Deliveries.  At the time of the Closing, (a) the Seller shall deliver to the Buyer a stock certificate or certificates representing all of the Shares, endorsed in blank or accompanied by a duly executed assignment document or documents, (b) the Seller and the Company shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.02, (c) the Buyer shall deliver the Purchase Price to the Seller and the Escrow Deposit to the Escrow Agent, each as set forth in Article I, and (d) the Buyer shall deliver to the Seller the certificates, instruments and documents referred to in Section 7.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

Except as set forth in the disclosure schedules delivered by the Company and the Seller to the Buyer on the date hereof (the “Company Disclosure Schedules”) and subject to Section 11.04, the Company and the Seller represent and warrant as of the date hereof (except to the extent that a representation, warranty or Company Disclosure Schedule expressly states that such representation or warranty, or the information in such Company Disclosure Schedule, is accurate only as of an earlier date) to the Buyer as follows:

Section 3.01                                Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect on the Company.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has heretofore made available to the Buyer true and complete copies of the Company Articles and bylaws of the Company as in effect as of the date hereof.

Section 3.02                                Corporate Authorization.  Each of the Company and the Seller has all requisite corporate power, authority and legal right under its respective articles or certificate of incorporation and bylaws to enter into this Agreement, perform its obligations under this Agreement and consummate the Transactions.  The execution, delivery and performance by each of the Company and the Seller of this Agreement and any Ancillary Document to which either of them is a party and the consummation by each of the Company and the Seller of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Seller, including approval by their respective Boards of Directors.  Assuming the due authorization, execution and delivery of this Agreement by each Party (other than the Company and the Seller), this Agreement constitutes a valid and legally binding agreement of each of the Company and the Seller, enforceable against them in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, Applicable Laws governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

Section 3.03                                Noncontravention.  Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by Section 3.04 have been duly made or obtained, as applicable, neither the execution and delivery by the Company or the Seller of this Agreement or any Ancillary Document to which either is a party, nor the consummation by the Company or the Seller of the Transactions (i) violate any provision of the Company Articles, the certificate of incorporation of the Seller or the bylaws of the Company or the Seller, or (ii) will result in a violation or breach of, or constitute a default under, any of the terms of any Material Contract.

Section 3.04                                Governmental Authorization.  The execution and delivery by each of the Company and the Seller of this Agreement and any Ancillary Documents to which either of them is a party, and the consummation by each of the Company and the Seller of the Transactions, require no action by or in respect of, or filing with, any Governmental Body, other than (i) compliance with any requirements of the HSR Act and any Foreign Antitrust Laws, (ii) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign and (iii) any actions or filings the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair the ability of the Company or the Seller to consummate the Transactions.

Section 3.05                                Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock, of which there are one hundred (100) shares of Common Stock issued and outstanding.  No shares of Common Stock are held in the treasury of the Company.  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.  The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matter.  There are no options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, relating to issued or unissued Common Stock or obligating the Company to issue, redeem, repurchase or otherwise acquire any share of Common Stock, or other equity interest in the Company.  The Seller is the sole record owner of the Shares, free of any Encumbrances, and the Seller has the power and authority to sell the Shares to the Buyer.

Section 3.06                                Subsidiaries.  Except as set forth on Schedule 3.06, as of the date hereof the Company does not own, directly or indirectly, any shares of capital stock or other equity or ownership interests in any other Person (collectively, “Third Party Interests”).  The Company has no rights to, and is not bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.

Section 3.07                                Financial Statements.

(a)                                  Attached to Schedule 3.07(a) of the Company Disclosure Schedules are true and correct copies of (i) the unaudited combined balance sheet of the Company and the related international business units/sales and service organizations (the “Company Balance Sheet”) as of June 27, 2010 (the “Company Balance Sheet Date”), and the related unaudited combined statement of income of the Company and the related international business units/sales and service organizations for the six (6) fiscal months ended June 27, 2010, (ii) the audited combined balance sheet of the Company and the related international business units/sales and service organizations as of December 31, 2009, and the related audited combined statement of income of the Company and the related international business units/sales and service organizations for the year ended December 31, 2009, and (iii) the unaudited combined balance sheets of the Company and the related international business units/sales and service organizations as of December 31, 2007 and 2008 and the related unaudited combined statements of income of the Company and the related international business units/sales and service organizations for the years ended December 31, 2007 and 2008 (collectively, the “Company Financial Statements”).

(b)                                 Except as indicated on Schedule 3.07(b) of the Company Disclosure Schedules or in the Company Financial Statements, the Company Financial Statements fairly present in all material respects the financial position of the Company and the related international business units/sales and service organizations as of the respective dates thereof and the results of operations of the Company and the related international business units/sales and service organizations for the periods then ended, as applicable, all in accordance with GAAP (in the case of unaudited Company Financial Statements, subject to the absence of footnotes thereto and year-end audit adjustments).

Section 3.08                                Events Subsequent.

(a)                                  Since the Company Balance Sheet Date through the date hereof, (i) there has not been any Material Adverse Effect on the Company, and, (ii) except for the Transactions, the Company has been operated only in the Ordinary Course of Business.

(b)                                 Since the Company Balance Sheet Date through the date hereof, there has not been any:

(i)                                     damage, destruction or other casualty, whether or not covered by insurance, materially affecting the Company or any assets material to the business owned, held or used by the Company;

(ii)                                  transaction or commitment made, or Contract entered into, by the Company, or termination or amendment by the Company of any Contract, in either case, that is material to the Company, other than transactions, commitments, Contracts, terminations or amendments made in the Ordinary Course of Business;

(iii)                               sale or other disposition of assets that are owned, held or used by the Company other than in the Ordinary Course of Business;

(iv)                              cancellation, compromise, settlement, waiver or release by the Company involving an amount in excess of One Hundred Thousand Dollars ($100,000);

(v)                                 (w) increase in the compensation or fringe benefits of any present or former director, officer, employee or consultant of the Company, (x) grant of any severance or termination pay to any present or former director, officer or employee of the Company, (y) establishment, adoption, entrance into, amendment or termination of any Employee Benefit Plan or collective bargaining agreement (other than as may be required by the terms of an existing Employee Benefit Plan or as may be required by Applicable Law or in order to maintain its qualification under Sections 401 and 501 of the Code or to provide for the effects of Section 409A of the Code) or (z) grant of any equity or equity-based awards, in the case of each of clause (w), (x), (y) or (z) above, other than in the Ordinary Course of Business or as may be required under Applicable Law or for which the Seller, rather than the Company, shall be responsible; or

(vi)                              agreement, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Except as set forth in Schedule 3.08 of the Company Disclosure Schedules, since December 31, 2009 through the date hereof, there has been no resignation or termination of any management level employee of the Company.

Section 3.09                                No Undisclosed Liabilities.  As of the date hereof, there are no liabilities or obligations of the Company of any kind whatsoever, including any inter-company liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities, obligations, conditions or circumstances (a) disclosed and provided for in the Company Balance Sheet, (b) of a nature not required by GAAP to be reflected on a balance sheet of the Company, (c) incurred or arising in the Ordinary Course of Business since the Company Balance Sheet Date or in connection with the Transactions, (d) related to the future performance of any Contract, (e) of a subject matter covered by any of the other representations and warranties set forth in this Agreement or otherwise disclosed in the Company Disclosure Schedules, (f) that would not reasonably be expected to have a Material Adverse Effect on the Company or (g) that will be discharged or paid in full prior to the Closing Date.

Section 3.10                                Taxes.

(a)                                  The Company has filed (or has had filed on its behalf) all Tax Returns required to have been filed by it, except for Tax Returns the non-filing of which would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Schedule 3.10(a), the Company has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid or are currently being disputed in good faith except for Taxes the liability for which would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 There is no Proceeding presently pending or Threatened with regard to any Tax matter concerning the Company that would reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  The Company has not received a written ruling relating to any Tax, or entered into a written agreement with any Taxing Authority relating to any Tax, that would have continuing effect after the Closing Date with respect to any taxable period for which the Company has not filed a Tax Return, and there are no requests for issuance of such a ruling or agreement pending on behalf of the Company.

(d)                                 Except as set forth on Schedule 3.10(d), neither the Company, nor any Person on behalf of the Company, has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company is expected to be held liable.

(e)                                  The Company is not, nor has it been, a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis (a “Group Return”) among entities that have been or will be required to compute their Tax liability by filing on such a basis.  Except as set forth on Schedule 3.10(e), the Company (i) has not been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or included or required to be included in any other group of entities filing or required to file any other type of Group Return that would cause the Company to be liable for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and (ii) is not liable for Taxes of another Person having liability on the basis described in clause (i) either by contract or by reason of being a transferee or successor of such a Person.

(f)                                    The Company has not constituted (or been included, or required to be included, in a Tax Return for a group of entities filing income Tax Returns on a consolidated, combined, unitary or similar basis during a taxable period that included another corporation that constituted during such taxable period) either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(g)                                 The Company has made available to the Buyer complete and accurate copies of all of the following materials:  (i) all income Tax Returns filed by or with respect to the Company that relate to taxable periods ending after December 31, 2006 (other than Group Returns), (ii) all examination reports relating to Taxes of the Company issued after December 31, 2006, proposing any material change to any Tax Return previously filed by the Company or asserting a Company obligation to file a material Tax Return that has not been filed (but including only the portion of such a report in respect of any Group Return that is relevant to adjustments concerning Company items relevant to such Group Return) and (iii) all statements of Taxes assessed after December 31, 2006, against the Company (other than in respect of Group Returns) in excess of amounts shown on Tax Returns filed for the relevant taxable period before such assessment.

(h)                                 The Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is or, to the Knowledge of the Company, will be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(i)                                     Since December 31, 2006, the Company has received no notice in writing from any Taxing Authority that such Taxing Authority believes that the Company was required to file any Tax Return of a type referred to in such notice that the Company has not filed for the most recent period for which such Tax Return would be due, the failure to file of which would be reasonably likely to have a Material Adverse Effect on the Company.

(j)                                     No property of the Company is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, and no property of the Company directly or indirectly secures any debt the interest on which is exempt from Tax under Section 103(a) of the Code.

(k)                                  The Company is not a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(l)                                     No property of the Company is used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.

(m)                               The Company is not a party to any Contract under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(n)                                 The Company is not a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for U.S. federal income Tax purposes.  The Company does not own any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(o)                                 To the Knowledge of the Company and the Seller, no claim has been made by a Taxing Authority on or after January 1, 2008, in a jurisdiction in which the Company does not file Tax returns or pay Tax that it is or may be subject to taxation by such jurisdiction.

Section 3.11                                Property.

(a)                                  Schedule 3.11(a) of the Company Disclosure Schedules contains a correct and complete list and description of all Owned Real Property.  Except as set forth on

Schedule 3.11(a) of the Company Disclosure Schedules, the following applies to the Owned Real Property:

(i)                                     To the Knowledge of the Company and the Seller, the current use and operation of the Owned Real Property comply in all material respects with present applicable zoning and other land use laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon.

(ii)                                  The Owned Real Property is not subject to any leases, tenancies or occupancies, except that of the Company.

(iii)                               The Company and the Seller have not granted to any third parties any options to lease or purchase any Owned Real Property.

(iv)                              The Company and the Seller have not caused any work or improvements to be performed upon or made to any of the Owned Real Property for which there remains outstanding any material payment obligation that could result in the imposition of any material lien on the Owned Real Property or the Improvements thereon.

(b)                                 Schedule 3.11(b) of the Company Disclosure Schedules contains a correct and complete description of the Company’s Leased Real Property and each lease, sublease, license, or other use agreement (each, a “Lease”) establishing the Company’s interest in such Leased Real Property.

(i)                                     Seller has made available to Buyer a true and correct copy of each Lease, together with amendments thereto.

(ii)                                  To the Seller’s Knowledge, the Company has a valid leasehold in and to all Real Property that is the subject of the Leases.

(iii)                               To the Seller’s Knowledge, each such Lease is in full force and effect as of the date hereof.

(iv)                              To the Seller’s Knowledge, no written notice of material default under any such Lease has been sent or received by the Seller which remains uncured as of the date hereof.

(c)                                  To the Seller’s Knowledge, neither the Seller nor the Company has received any written notice from any Governmental Body asserting a material violation or alleged material violation of applicable Laws with respect to the Company Real Property that remains uncured as of the date hereof.

(d)                                 To the Seller’s Knowledge, neither the Seller nor the Company has received any written claim or right of adverse possession by any Person with respect to the Company Real Property.

(e)                                  To the Seller’s Knowledge, (i) no portion of the Company Real Property is subject to any Order for sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Body, and (ii) no such sale, condemnation, expropriation or taking has been proposed or threatened.

(f)                                    The Company does not lease or sublease any real property or interests therein in connection with, and necessary for, the present operation of the business of the Company other than the Company Real Property.

(g)                                 To the Seller’s Knowledge, there is no material defect in the condition or repair of the Improvements at the Owned Real Property which prevents the operation of the metrology business of the Company at such Owned Real Property in the Ordinary Course of Business.

(h)                                 Schedule 3.11(h) of the Company Disclosure Schedules sets forth a true, correct and complete list of all items of tangible personal property owned by the Company as of the Company Balance Sheet Date having a net book value per unit in excess of Twenty-Five Thousand Dollars ($25,000); or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of One Hundred Thousand Dollars ($100,000) per year (collectively, the “Personal Property”).  The Company has good title to, or a valid leasehold interest in, all of its Personal Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

(i)                                     Except as set forth on Schedule 3.11(i) of the Company Disclosure Schedules, to the Knowledge of the Company, the Company’s material items of equipment are in good working condition and repair in all material respects, free from material defects and such equipment is adequate and suitable for the purpose for which it is currently being used.

(j)                                     No representation or warranty is made in this Section 3.11 with respect to any Intellectual Property (which is the subject of Section 3.12).

Section 3.12                                Intellectual Property.

(a)                                  Schedule 3.12(a) of the Company Disclosure Schedules lists all issued patents, registered trademarks and registered copyrights and pending applications for patents, trademarks and copyrights, in each case owned by the Company (the “Company Registered Intellectual Property”).  Each item of material issued or registered Company Registered Intellectual Property was, to the Knowledge of Company, validly issued or registered, as applicable, is subsisting and has not expired or been canceled or abandoned, and all documents, certificates and fees required to be filed or paid on or before the date hereof with respect to the Company Registered Intellectual Property have been filed or paid with the relevant patent, trademark, copyright or other authorities.  Except as set forth on Schedule 3.12(a) of the Company Disclosure Schedules, the Company owns the entire right, title and interest in and to the Company Registered Intellectual Property, free and clear of any Encumbrances.

(b)                                 Schedule 3.12(b) of the Company Disclosure Schedules lists all material agreements pursuant to which the Company (i) has received a license or sub-license with respect to any material item of Intellectual Property (excluding any (A) commercial off-the-shelf software products and (B) any agreements with aggregate annual license, maintenance, support and other fees of less than One Hundred Thousand Dollars ($100,000)); or (ii) has licensed to

Third Parties the right to use any material item of Company Registered Intellectual Property (other than (x) customer, developer and reseller licenses and other agreements entered into in the Ordinary Course of Business, and (y) sale and license-back arrangements, licenses to standards bodies and other licenses that are not intended to generate revenue) (such agreements, the “Material Intellectual Property Agreements”).  To the Knowledge of the Company, (i) all of the Material Intellectual Property Agreements are valid and binding agreements of the Company; (ii) the Company is not in material breach under any Material Intellectual Property Agreement; and (iii) no Third Parties to the Material Intellectual Property Agreements are in material breach thereof, except where such breach would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Except as set forth in Schedule 3.12(c) of the Company Disclosure Schedules and to the Knowledge of the Company, (i) the Company owns or has the right to use all Intellectual Property necessary for the operation of the business of the Company as currently conducted (including any new products of the Company currently planned by the Company as of the date hereof to be launched between the date hereof and December 31, 2011); (ii) no Person is infringing, misappropriating or diluting any of the Company Registered Intellectual Property, such that the occurrence of any of the foregoing has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company has not misappropriated or infringed upon the Intellectual Property rights of any Third Party.

(d)                                 The Company has taken steps customary and reasonable in its industry to protect and preserve the confidential and proprietary nature of all Confidential Information of the Company except to the extent that the failure to take such steps would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has a policy of requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property relating to the Company’s business that is developed by the employees, consultants or contractors, as applicable.  To the Knowledge of the Company, there has not been any unauthorized disclosure of any Confidential Information related to the Company.  To the Knowledge of the Company, none of the activities of the employees of the Company performed for the Company violates any agreement or arrangement which any such employee has with a former employer.

Section 3.13                                Material Contracts and Government Contracts.

(a)                                  Schedule 3.13(a) of the Company Disclosure Schedules lists all of the following written Contracts to which the Company is a party (other than Leases) as of the date hereof: (i) any Contract the performance of which requires payment by or to the Company during the next twelve (12) months in excess of One Hundred Thousand Dollars ($100,000) (other than Contracts for the supply of goods or services entered into in the Ordinary Course of Business), (ii) any Contract concerning the establishment by the Company of a partnership, joint venture or similar arrangement, including any Contract between the Company, on the one hand, and any Affiliate of the Company, on the other hand, (iii) any Contract containing a non-competition clause, (iv) any Contract for acquisition of capital stock or all or substantially all assets of another Person or a division thereof (whether by merger, stock or asset purchase), (v) any Contract regarding dispositions of any assets of the Company (other than the sale of inventory in the Ordinary Course of Business or with a value less than One Hundred Thousand Dollars ($100,000)), (vi) any Contract involving any resolution or settlement of any actual or Threatened Proceeding with a value of greater than One Hundred Thousand Dollars ($100,000), and (vii) any Contract with a distributor, agent or sales representative who generated orders for the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the fiscal year ended December 31, 2009.  The Contracts listed in Schedule 3.13(a) of the Company Disclosure Schedules are referred to in this Agreement as the “Material Contracts”.  The Company has made available to the Buyer a copy of each Material Contract, which copies are true and complete in all material respects.

(b)                                 All of the Material Contracts are valid, binding and currently in full force and effect.  The Company is not in material default as of the date hereof under any of the Material Contracts, and, to the Knowledge of the Company, no event has occurred as of the date hereof that, through the passage of time or the giving of notice, or both, would constitute a default by the Company or give rise to a right of termination or cancellation by another party under any of the Material Contracts.  To the Knowledge of the Company, no other Person is in default under any of the Material Contracts.  Except as described in Schedule 3.13(b) of the Company Disclosure Schedules, none of the Material Contracts has been cancelled, terminated, amended or modified.

(c)                                  To the Knowledge of the Company, the Company is in compliance in all material respects with all pricing, cost accounting, cost recording, cost charging, progress billing and other requirements of Applicable Laws regarding government contracting, in each case, required by any Governmental Body with which the Company currently does business.

Section 3.14                                Legal Compliance.  Except as set forth in Schedule 3.14 of the Company Disclosure Schedules, the Company is in compliance with all Applicable Laws and Orders of any Governmental Body except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth in Schedule 3.14 of the Company Disclosure Schedules, the Company has not received any written notice of, and the Company has no Knowledge of, any existing violation of a material nature of any Applicable Laws and/or Orders applicable to the Company.

Section 3.15                                Proceedings and Orders.  Except as set forth in Schedule 3.15 of the Company Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company (i) is not subject to any outstanding Order, and (ii) is not a party to any pending Proceeding or, to the Knowledge of the Company, Threatened Proceeding.

Section 3.16                                Labor Matters.  Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, the Company is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, except for any noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Company.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, Threatened against the Company before the National Labor Relations Board.  The Company is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

Section 3.17                                Employee Benefit Plans.

(a)                                  Schedule 3.17(a) of the Company Disclosure Schedules contains a correct and complete list identifying each Employee Benefit Plan, and each other material employment, severance or similar contract with respect to which the Company has any unsatisfied liability.  Copies of such plans and contracts (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and, if applicable, all current summary plan descriptions and summaries of material modifications together with the most recent annual report (Form 5500, including any applicable schedules and attachments thereto) prepared in connection with any such plan or trust have been made available for review by the Buyer.

(b)                                 Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has, in the past six (6) years, sponsored, maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(c)                                  Except as set forth in Schedule 3.17(c) of the Company Disclosure Schedules, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service (“IRS”).  Each Employee Benefit Plan has been maintained in material compliance with its terms and with Applicable Law; and all contributions required to be made under each Employee Benefit Plan have been timely made or accrued in accordance with past custom and practice.

(d)                                 Except as otherwise provided in this Agreement or set forth in Schedule 3.17(d) of the Company Disclosure Schedules, the consummation of the Transactions will not by itself entitle any employee or independent contractor of the Company to any material severance pay from the Company or material acceleration of the time of payment or vesting or trigger any payment or funding by the Company (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable by the Company or trigger any other material obligation of the Company pursuant to, any Employee Benefit Plan.

(e)                                  Except to the extent required under Sections 601 through 609 of ERISA and Section 4980B of the Code, the Company provides no health or welfare benefits for any retired or former employee, and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(f)                                    Excluding routine claims for benefits, there is no action, suit, audit, proceeding or, to the Knowledge of the Company, investigation pending against or involving or, to the Knowledge of the Company, Threatened against or involving any Employee Benefit Plan before any court or arbitrator or any Governmental Body, or state, federal or local official.

Section 3.18                                Environmental Matters.

(a)                                  Except as set forth in Schedule 3.18 of the Company Disclosure Schedules and except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) the Company has transported, stored, and/or disposed of any Hazardous Materials handled by the Company in compliance with all Environmental Laws, (ii) the Company has operated its business with all Permits required under Environmental Law, (iii) the Company has not received any written notice of any Proceeding or Order concerning any Environmental Condition or Environmental Claim, and (iv) no asbestos, polychlorinated biphenyls or urea formaldehyde in amounts or conditions in violation of Environmental Law has been placed, stored or located by the Company on the Leased Real Property or the Owned Real Property.  There is no pending or, to the Knowledge of the Company, Threatened civil or criminal litigation, written notice of violation, inquiry or information request by any Governmental Body, relating to any violation of Environmental Law involving the Company.

(b)                                 To the Company’s Knowledge, there have been no Releases of any Hazardous Materials into the Environment by the Company, or, with respect to any such Releases of Hazardous Materials, the Company has given all required notices to Governmental Bodies (copies of which have been made available to the Buyer).

(c)                                  The Company has made available to the Buyer, prior to the execution of this Agreement, true, correct and complete copies of all environmental reports, studies, investigations and audits, whether complete or incomplete, that were conducted by the Company or at the Company’s request within the past year and that pertain to the Leased Real Property or the Owned Real Property.

(d)                                 To the Knowledge of the Company and the Seller, there are no underground fuel or underground tanks for storage of any materials of environmental concern at any property currently owned, operated or leased by the Company, and since January 1, 2007, no such tanks have been closed, removed or taken out of service from any such facilities.

(e)                                  Neither the Company nor its corporate predecessors or Affiliates took any action at any time that caused or contributed to the release or disposal of any industrial solvent containing PCE (CAS Number 127-18-4), TCE (CAS Number 79-01-6), or its degradation products, at, on, or under the Santa Barbara Property.

(f)                                    The Deposit Receipt and Real Estate Purchase Contract between Digital Instruments, Inc. and Raytheon Company, dated December 20, 1996 (“DII Contract”) is in full force and effect. The DII Contract has not been modified, supplemented or amended in any way that would impact Raytheon’s obligations, including, without limitation, the indemnification and remediation obligations described in Paragraphs 11 and 12 of the DII Contract (herein “Raytheon Indemnity”).

Section 3.19                                Insurance.  Schedule 3.19 of the Company Disclosure Schedules sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other property/casualty insurance policies (excluding any insurance policies relating to any Employee Benefit Plan or financial product policies, such as directors and officers, employment practices, fiduciary, crime and travel accident policies) maintained by the Seller for itself and its Subsidiaries, and under which the Company is listed as either a beneficiary or an insured, specifying the insurer and the effective date of each such policy (collectively, the “Insurance Policies”) and all claims made by the Company under such Insurance Policies since December 31, 2006. True, correct and complete copies of all Insurance Policies have been previously made available by the Company to the Buyer.  All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Schedule 3.19 of the Company Disclosure Schedules, the Company has no material outstanding claim or material dispute with any insurance carrier regarding claims, settlements or premiums.

Section 3.20                                Customers.  Schedule 3.20 of the Company Disclosure Schedules sets forth (A) a correct and complete list of the top twenty (20) customers of the Company on the basis of annual revenues for the fiscal year ended December 31, 2009 (the “Major Customers”), (B) a list of Contracts with any Major Customer in effect or outstanding as of the date hereof other than Contracts entered into in the Ordinary Course of Business and (C) a list of the Company’s top ten (10) service Contracts on the basis of the unfilled value of such Contracts as of June 27, 2010 (provided that Material Contracts listed on Schedule 3.13(a) of the Company Disclosure Schedules need not be relisted on Schedule 3.20 of the Company Disclosure Schedules).  No Major Customer within the last twelve (12) months has canceled or otherwise terminated, or, to the Knowledge of the Company, Threatened to cancel or otherwise terminate, any customer relationship of such Major Customer with the Company.

Section 3.21                                Suppliers.

(a)                                  Schedule 3.21(a) of the Company Disclosure Schedules sets forth a list of the Company’s suppliers of goods or services with whom the Company had aggregate purchases for the fiscal year ended December 31, 2009 in excess of One Hundred Thousand Dollars ($100,000) (each, a “Material Supplier”), showing the aggregate amount that the Company paid to each such Material Supplier during such period.  No Material Supplier has canceled or otherwise terminated or, to the Knowledge of the Company, Threatened to cancel or otherwise terminate, its relationship with the Company.

(b)                                 Schedule 3.21(b)(i) of the Company Disclosure Schedules sets forth a list of the Company’s suppliers that are Sole Source Suppliers of any raw materials, services, supplies, equipment or parts to the metrology business, and, to the Knowledge of the Company, no such supplier, nor any key supplier set forth in Schedule 3.21(b)(ii) of the Company Disclosure Schedules, has indicated in the six (6) month period prior to the date hereof that it shall cease, or materially decrease, its supply of products or services to the Company.

Section 3.22                                Accounts Receivable.  Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, all accounts receivable of the Company reflected on the Company Balance Sheet that remain uncollected as of the date hereof are valid receivables, arising from sales actually made or services actually provided, net of the applicable reserve for doubtful accounts on the Company Balance Sheet or in Schedule 3.22 of the Company Disclosure Schedules.  All such accounts receivable are reflected on the Company Balance Sheet or in Schedule 3.22 of the Company Disclosure Schedules in accordance with GAAP as of the date thereof.  To the Company’s Knowledge, there is no contest, counterclaim or right of setoff under any Contract with any obligor of any such account receivable relating to the amount or validity of such account receivable.  No such obligor has been released in whole or in part by the Company from paying the full value of its obligation to the Company and the Company has not agreed to do so.  No such account receivable has been subordinated or assigned by the Company and the Company has not agreed to do so.

Section 3.23                                Affiliate Transactions.  Except as set forth in Schedule 3.23 of the Company Disclosure Schedules or as otherwise expressly set forth herein, since January 1, 2009 through the date hereof, no Affiliate of the Company has had any (A) material business arrangement or relationship with the Company, or (B) interest in any material asset, real or personal, tangible or intangible, owned by the Company.  Except as set forth in Schedule 3.23 of the Company Disclosure Schedules or as otherwise expressly set forth herein, there are no material assets owned by the Seller or any of its Affiliates (other than the Company) that are used in the business of the Company.  Since the Company Balance Sheet Date, through the date hereof, there has been no material change in the intercompany agreements between the Seller or any of its Affiliates (other than the Company), on the one hand, and the Company on the other hand.

Section 3.24                                Brokers.  Except as set forth in Schedule 3.24 of the Company Disclosure Schedules, no broker, finder or investment banker (each, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions for which the Company or its Affiliates will be responsible.

Section 3.25                                Product Warranties.  Except as set forth in Schedule 3.25 of the Company Disclosure Schedules, during the twelve (12) month period prior to the date hereof, there have been no material claims for the breach of any product warranty or any material liability with respect to any product manufactured and sold by the Company, other than warranty claims (to replace, repair or refund) made in the Ordinary Course of Business.

Section 3.26                                Inventory.  Taking into account the reserves for inventory in the Company’s financial records, to the Knowledge of the Company, the inventory held by the Company as of the date hereof is of a quantity and quality reasonably considered usable and salable in the Ordinary Course of Business, and the quantities of such inventory are not excessive, but are reasonable for the continued operation of the metrology business of the Company in the Ordinary Course of Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedules delivered by the Buyer to the Seller on the date hereof (the “Buyer Disclosure Schedules”), the Buyer represents and warrants as of the date hereof, except to the extent that a representation, warranty or Buyer Disclosure Schedule expressly states that such representation or warranty, or the information in such Buyer Disclosure Schedule, is accurate only as of an earlier date, to the Seller as follows:

Section 4.01                                Corporate Existence and Power.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect on the Buyer.  The Buyer has heretofore made available to the Seller true and complete copies of the certificate or articles of incorporation and bylaws of the Buyer as currently in effect.

Section 4.02                                Corporate Authorization.  The Buyer has all requisite corporate power, authority and legal right under its certificate of articles or certificate of incorporation and bylaws (or comparable organizational documents) to enter into this Agreement, perform its obligations under this Agreement and consummate the Transactions.  The execution, delivery, and performance by the Buyer of this Agreement and any Ancillary Documents to which it is a party, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, including the approval of its Board of Directors.  Assuming the due authorization, execution and delivery of this Agreement by each Party (other than the Buyer), this Agreement constitutes a valid and legally binding agreement of the Buyer, enforceable against it in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, Applicable Laws governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

Section 4.03                                Noncontravention.  Except for the consents, approvals, authorizations, Permits and material contracts described in Schedule 4.03 of the Buyer Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, do (i) violate any provision of the charter, bylaws or other governing documents of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, lease, or other instrument or obligation to which the Buyer is a party (or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon the Buyer’s assets) or (iii) violate any Applicable Law or any Order of any Governmental Body applicable to the Buyer.

Section 4.04                                Governmental Authorization.  The execution and delivery by the Buyer of this Agreement and any Ancillary Documents to which it is a party, and the consummation by the Buyer of the Transactions, require no action by or in respect of, or filing with, any Governmental Body, other than (i) compliance with any applicable requirements of the HSR Act and any Foreign Antitrust Laws and (ii) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign.

Section 4.05                                Proceedings and Orders.  Except as set forth in Schedule 4.05 of the Buyer Disclosure Schedules, the Buyer (i) is not subject to any outstanding Order, and (ii) is not party to any pending Proceeding or, to the Knowledge of the Buyer, Threatened Proceeding, that would, in any case, prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement or to complete the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

Section 4.06                                Financing.  The Buyer has available, and on the Closing Date shall have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable the Buyer to pay the Purchase Price and all Transaction Expenses payable by the Buyer pursuant hereto.

(a)                                  Schedule 4.06 of the Buyer Disclosure Schedules sets forth true, accurate and complete copies of an executed debt commitment letter, dated as of July 12, 2010 (as the same may be amended or replaced in accordance with Section 5.06, the “Debt Provider Letter”) from JPMorgan Chase Bank, N.A. (the “Buyer Debt Provider”) regarding debt funding available to the Buyer in the amount noted therein for the purpose of funding the Purchase Price and all Transaction Expenses payable by the Buyer pursuant hereto and the Ancillary Documents (the “Debt Funding”).

(b)                                 The statements made in the Debt Provider Letter are true, correct, accurate and complete as of July 12, 2010, and have not been amended, modified or terminated in any respect.  As of the date hereof, the amount of unused availability under the Buyer Debt Provider facility continues to be the amount of unused availability set forth in the Debt Provider Letter in all material respects.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer or the Buyer Debt Provider under any term or condition of the Debt Provider Letter.  The Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Closing to be satisfied by the Buyer contained in the Debt Provider Letter.  The Debt Funding, plus other cash immediately available to the Buyer for purposes of the Transactions, is sufficient to pay the Purchase Price and all Transaction Expenses payable by the Buyer pursuant hereto, and to allow the Buyer to perform all of its other obligations under this Agreement and to consummate the Transactions, subject to the terms hereof.

(c)                                  Other than as set forth in the Debt Provider Letter, there are no contractual contingencies, side letters or similar arrangements under any agreement relating to the Transactions to which the Buyer or any of its Affiliates is a party that would permit the Buyer Debt Provider to reduce the total amount of the Debt Funding, or to impose any additional condition precedent to availability of the Debt Funding.  The board of directors of the Buyer has authorized the Buyer to draw on the funds available to the Buyer under the Debt Provider Letter as necessary to enable the Buyer to pay the Purchase Price and any and all Transaction Expenses payable by the Buyer pursuant to this Agreement and the Ancillary Documents.  The Buyer has received commitments from the Buyer Debt Provider that the Buyer is entitled to call in accordance with the Debt Provider Letter, in an amount sufficient to enable the Buyer to pay the Purchase Price and all Transaction Expenses payable by the Buyer pursuant to this Agreement and the Ancillary Documents.  The Buyer has provided all applicable notices under the Debt Provider Letter and taken all other actions required to be taken by it thereunder to draw on the requisite amount of the commitment to the Buyer of the Buyer Debt Provider, sufficient (when taken together with other sources of funds immediately available to the Buyer) to enable the Buyer to pay the Purchase Price and any and all Transaction Expenses payable by the Buyer pursuant to this Agreement and the Ancillary Documents.

Section 4.07                                Foreign Ownership.

(a)                                  Schedule 4.07(a) of the Buyer Disclosure Schedules sets forth the identity of each governmental entity or non-U.S. Person, and such Person’s specific right or interest, that has a direct or indirect right or interest with respect to the corporate activities (including any economic rights) of Buyer or any of Buyer’s Affiliates.

(b)                                 Schedule 4.07(b) of the Buyer Disclosure Schedules sets forth the prior acquisition transactions of the Buyer and Buyer’s Affiliates that were subject to CFIUS review, indicating whether each was approved during the initial 30-day review period or was subject to an investigation and if such prior acquisition transaction was not approved within 30 days of initial notification to CFIUS, indicating how many days elapsed between the initial CFIUS notification and approval of the transaction by CFIUS.

(c)                                  Schedule 4.07(c) of the Buyer Disclosure Schedules sets forth all existing agreements of the Buyer and Buyer’s Affiliates with CFIUS or any of its member agencies indicating, with respect to each agreement: (i) the governmental agency involved, (ii) the subject matter of the agreement, (iii) the date that it was entered into and (iv) any audits or other investigations by CFIUS with respect to compliance with such agreement.  Neither the Buyer or any of its Affiliates has, or may have, breached or violated or would, with notice, the passage of time or both, breach or violate, in any material respect any agreement with CFIUS or any of its member agencies.

Section 4.08                                Solvency.  The Buyer is not entering into this Agreement or the Ancillary Documents with the intent to hinder, delay or defraud any Person to which the Buyer is, or may become, indebted.  The Purchase Price is not less than the reasonably equivalent and fair market value of the Shares and the Purchased Assets.  Immediately following the Closing and after giving effect to the Stock Purchase, the Asset Purchase and the other Transactions, the Buyer shall not (i) be insolvent (either because its financial condition is such that the sum of its debts and other liabilities, including subordinated, contingent, disputed, unliquidated or otherwise, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they become absolute and mature); (ii) have unreasonably small capital with which to engage in its business; (iii) have incurred debts or liabilities beyond its ability to pay them as they become due; or (iv) be unable to realize upon its assets and pay its debts and other liabilities, including subordinated, contingent, disputed, unliquidated or otherwise, as they mature in the normal course of business.  No fact, circumstance or condition exists that would be reasonably likely to render the Buyer insolvent.

Section 4.09                                Securities Act.  The Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Seller and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares and (vi) is an “Accredited Investor” as defined in Regulation D under the Securities Act.

Section 4.10                                Brokers.  Except as set forth in Schedule 4.10 of the Buyer Disclosure Schedules, no Broker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.01                                Reasonable Best Efforts.

(a)                                  The Parties shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate and make effective the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Third Party necessary, proper or advisable to consummate the Transactions, and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder.  Subject to Applicable Laws relating to the exchange of information and in addition to Section 5.01(d), the Parties shall have the right to review in advance, and, to the extent practicable, each will consult the other on, any information relating to the Company or the Buyer and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Body in connection with the Transactions.

(b)                                 Without limiting the foregoing, the Parties shall: (i) within five (5) Business Days of the date of this Agreement each make an appropriate filing pursuant to the HSR Act and each make (or, if applicable, the applicable Party shall make) any Foreign Antitrust Laws with respect to the Stock Purchase and as promptly as practicable file any other required submissions under the HSR Act and take any and all other actions necessary or appropriate to bring about the expiration or termination of any applicable waiting period under the HSR Act and any Foreign Antitrust Laws; and (ii) cooperate with one another (A) promptly to determine whether any other filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other Applicable Law, including any Foreign Antitrust Law and (B) promptly, and in any event within ten (10) Business Days, make any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c)                                  Without limiting Section 5.01(a), each Party shall:

(i)                                     use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing or the consummation of any of the Transactions, including defending through litigation or arbitration on the merits any claim asserted in any court by any Person; and

(ii)                                  use its reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act and any Foreign Antitrust Laws that may be asserted by any Governmental Body with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible.

(d)                                 Each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Body (whether domestic, foreign or supranational).  In that regard, each Party shall, to the extent permitted by Applicable Law and subject to all applicable privileges, including the attorney-client privilege, without limitation:  (i) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other orally of), any communications from or with any Governmental Body with respect to the Transactions, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body, (iii) not participate in any meeting with any such Governmental Body unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other the opportunity to attend and participate thereat, (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Body with respect to this Agreement, the Ancillary Documents and the Transactions, and (v) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body.

Section 5.02                                Operation of Business.  Except (a) for the consummation of the Transactions, or (b) as set forth on Schedule 5.02 of the Company Disclosure Schedules or as otherwise expressly contemplated by this Agreement, the Contribution and Distribution Agreement, the Asset Purchase Documents or any other Ancillary Document, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall conduct its business in the Ordinary Course of Business.  The Company agrees to pay debts and Taxes when due unless subject to good faith dispute, and to pay or perform other obligations in the Ordinary Course of Business subject to good faith disputes over whether payment or performance is owing.  Without limiting the generality of the foregoing, except (i) for the consummation of the Transactions, (ii) as set forth in Schedule 5.02 of the Company Disclosure Schedules or (iii) to the extent consented to by the Buyer, from the date hereof until the Closing Date, the Company shall not, and the Seller shall not cause the Company to, do any of the following:

(i)                                     adopt or propose any change to the Company Articles or the Company’s bylaws;

(ii)                                  merge or consolidate with any other Person or acquire all or substantially all of the stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(iii)                               sell, lease, license or otherwise dispose of any material amount of assets, securities or property except (A) pursuant to existing Contracts or commitments or (B) in the Ordinary Course of Business;

(iv)                              except in the Ordinary Course of Business (including, without limitation, distributions for tax liabilities of the stockholders) declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company;

(v)                                 create or incur any Encumbrance on any material asset other than (A) in the Ordinary Course of Business or (B) Permitted Encumbrances;

(vi)                              make any material loan, advance or capital contribution to or investment in any Person;

(vii)                           change any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP; or

(viii)                        agree or commit to do any of the foregoing.

Section 5.03                                Publicity.  The Parties shall (i) develop a joint communication plan with respect to this Agreement and the Transactions, (ii) ensure that all press releases and other public statements with respect to this Agreement and the Transactions shall be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement, the Stock Purchase, the Asset Purchase and the Transactions, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless either Party determines in good faith that such disclosure is required or advisable under Applicable Law or any listing agreement with, or rules and regulations of, a securities exchange.

Section 5.04                                Access.  The Company shall permit representatives of the Buyer (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, personnel, books, records (including Tax records), Contracts, and documents of or solely pertaining to the Company.  Neither the Buyer nor any of its respective representatives shall contact any employee, customer, supplier or landlord of the Company without the prior written consent of the Executive Vice President and General Manager of the Company.  The Buyer shall retain for a reasonable period after the Closing Date (and at least as long as is consistent with the Buyer’s record-retention policies and practices), those books, records (including Tax records), Contracts and documents of or pertaining to the Company, and shall provide the Seller and its representatives reasonable access thereto, during normal business hours and on prior notice, for reasonable business purposes and for the purpose of historical research and publication of historical materials relating to the Company.

Section 5.05                                Confidentiality.  The Buyer shall comply with, and shall cause its representatives to comply with, all of its and their obligations under the confidentiality agreement, dated as of May 6, 2010 (the “Confidentiality Agreement”), between the Seller and the Buyer with respect to the terms and conditions of this Agreement and the Transactions and the Company information disclosed pursuant to Section 5.04 or otherwise, which agreement will remain in full force and effect until the Closing Date, and shall survive any termination of this Agreement.

Section 5.06                                Financing.

(a)                                  The Buyer shall use its reasonable best efforts to (i) satisfy all conditions applicable to the Buyer in the Debt Provider Letter; and (ii) consummate the Debt Funding at or prior to the Closing.  Immediately after this Agreement is executed and delivered by the Parties, the Buyer shall trigger the call provisions under the Debt Provider Letter, provide all applicable notices thereunder and take any and all other actions required to be taken by the Buyer thereunder to call the Buyer Debt Provider to contribute the requisite amount of its commitment to the Buyer sufficient (when taken together with other sources of funds immediately available to the Buyer) to enable the Buyer to pay the Purchase Price and any and all Transaction Expenses payable by the Buyer pursuant to this Agreement and the Ancillary Documents.

(b)                                 In the event that any portion of the Debt Funding becomes unavailable on the terms and conditions contemplated in the Debt Provider Letter, the Buyer shall use its reasonable best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms to the Buyer (as determined in the reasonable good faith judgment of the Buyer) as promptly as practicable following the occurrence of such event.  The Buyer shall promptly provide the Seller with the documentation evidencing such alternative sources of financing and shall give the Seller prompt notice (but in any event within two (2) Business Days) of any material breach by any party to the Debt Provider Letter or any termination of the Debt Provider Letter.  The Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for replacement financing, if necessary, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Provider Letter (or any replacement thereof) without first consulting with the Seller or, if such amendment or modification would or would be reasonably expected to prevent, delay or hinder the Buyer’s ability to consummate the Transactions, without first obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld).

(c)                                  For the avoidance of doubt, if the Buyer fails to obtain the Debt Funding contemplated by the Debt Provider Letter, or any alternative financing, the Buyer shall continue to be obligated to perform its obligations under this Agreement, including this Section 5.06, and to consummate the Stock Purchase, the Asset Purchase and the other Transactions on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02, as applicable).  The Parties hereby agree and acknowledge that, with respect to the Buyer’s obligations pursuant to this Section 5.06, time is of the essence.  Notwithstanding anything to the contrary in this Agreement, there shall be no cure period for any breach by the Buyer of this Section 5.06.

Section 5.07                                No Other Representations or Warranties.

(a)                                  The Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Seller and the Company and their businesses and operations, and the Buyer has requested such documents and information from the Seller and the Company as it considers material in determining whether to enter into this Agreement and to consummate the Transactions.  The Buyer acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Seller and the Company in determining whether to enter into this Agreement and to consummate the Transactions.  In connection with such investigation, the Buyer and its representatives have received from the Seller, the Company or their respective representatives certain other estimates, projections and other forecasts for the Seller and the Company and certain estimates, plans and budget information.

(b)                                 The Buyer agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedules) and in any certificate provided pursuant to Sections 7.02(a) and 7.02(b), neither the Seller nor the Company nor any other Person makes, or shall be deemed to have made, any representation or warranty, express or implied, of any kind, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or non-infringement, whether or not contained in any document or other communication provided or otherwise made available to the Buyer or any Person acting on behalf of the Buyer during the course of due diligence or otherwise (including in any management presentation, information or offering memorandum, supplemental information, data room, estimate, projection, forecast, plan, budget or other forward-looking information or other materials or information with respect to any of the above).

Section 5.08                                Certain Company Accruals. The Seller shall take or cause to be taken all actions necessary for it to assume all accruals on the books and records of the Company in respect of certain obligations of the Company and/or the Seller listed on Schedule 5.08 of the Company Disclosure Schedules and shall pay (i) the bonus compensation and profit sharing liabilities set forth therein (which amounts shall be prorated for the partial year ended on the Closing Date and shall expressly exclude any accrued sales commissions) within thirty (30) days after the Closing and (ii) the transaction incentive payments and severance payments set forth therein within thirty (30) days after the Closing or at such later date as is contemplated by the applicable agreement governing any such payments.

Section 5.09                                Transition Services. During the period commencing on the date hereof and ending three (3) days prior to the Closing Date, the Parties may mutually agree in writing to modify the transition services described on Schedule A attached to the Transition Services Agreement on terms and conditions mutually agreeable to the Parties.

Section 5.10                                Third Party Consents. The Seller and the Company shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly obtain, and deliver to the Buyer, the third party consents set forth on Schedule 3.03 of the Company Disclosure Schedules prior to the Closing.  To the extent the same, in whole or in part, are not so obtained, such efforts shall continue for a period of six months after the

Closing and the parties shall cooperate with each other in any reasonable arrangement to provide that the Company shall receive all of the benefits (and bear all of the obligations) of the Seller (or the applicable Affiliate of the Seller) in, to or under any of the agreements set forth on Schedule 3.03.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.01                                General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

Section 6.02                                Employee Matters.

(a)                                  For the period from the Closing Date through the first (1st) anniversary thereof, the Buyer agrees to provide, or cause the Company to provide, each employee of the Company (each, a “Company Employee”) with (i) compensation (including salary, wages, and historical bonus potential but excluding any equity-based compensation, transaction, severance or change of control bonuses or payments) that is no less favorable in the aggregate than the compensation provided by the Company immediately prior to the Closing; and (ii) employee benefits plans, programs and arrangements that in all material respects are no less favorable in the aggregate than the employee benefits as in effect for other employees of the Buyer and its Affiliates immediately prior to the Closing (collectively, “Comparable Compensation and Benefits”).

(b)                                 Notwithstanding the foregoing, with respect to each benefit plan, program, practice, policy or arrangement (including the Buyer’s severance plans, policies, or arrangements, and paid time off, vacation, and sick leave policies), maintained by the Buyer or the Company and in which any of the Company Employees become eligible to participate (the “Buyer Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual, employment service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as employment service with the Buyer and/or any of its applicable Subsidiaries; provided, however, that such prior employment service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such credit for prior employment service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements applicable under any of the Buyer Plans.  The Buyer shall use its commercially reasonable efforts to cause each of the applicable Buyer Plans to (i) waive all limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Company Employees and their eligible dependents under the Buyer Plans, except to the extent that such limitations, evidence of insurability and waiting periods were applicable to such individuals under a comparable Employee Benefit Plan, and (ii) give Company Employees and their eligible dependents credit under the Buyer Plans for amounts paid during the year in which the Closing occurs under a corresponding Employee Benefit Plan for purposes of satisfying any applicable deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans.

(c)                                  The Buyer shall cause the applicable Buyer Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code and inclusive of any outstanding participant loans) from Company Employees with respect to any account balances distributed on or as of the Closing Date by the applicable Employee Benefit Plan.  The distributions and rollovers described herein shall comply with Applicable Law; and each Party shall make all filings and take any actions required of such Party under Applicable Law in connection therewith.

(d)                                 The Buyer shall assume and honor all balances under the Company’s vacation, paid time off, and sick leave policies accrued by Company Employees as of the Closing Date to the extent set forth in the Statement of Closing Net Working Capital as finally determined in accordance with Section 1.05.

(e)                                  With respect to matters relating to the Non-Company Employees, the Seller and the Buyer agree to the procedures, terms and conditions set forth in Exhibit G.

(f)                                    The Parties acknowledge that the lists of employees on Schedules 10.01(a), 10.01(d), 10.01(e) and G.6 are complete and accurate to the knowledge of each Party as of the date of this Agreement, but remain subject to review and correction.  The Parties shall cooperate to review and, if required, correct each such Schedule within ten (10) days after the date of this Agreement.

Section 6.03                                Tax Matters.

(a)                                  Post-Closing Tax Return Filings.

(i)                                     The Seller shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all income Tax Returns for the Company for all taxable periods ending on or before the Closing Date (each, a “Seller Return”).   The Seller will include the Company in a federal consolidated income tax return of the affiliated group of which Seller is the common parent for the taxable year of the Company that includes the Closing Date.  If necessary to permit the Seller to properly file any Seller Return, the Buyer shall cause each Seller Return to be executed by an authorized Person on behalf of the Company.  The Buyer shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all Tax Returns (other than Seller Returns) required to be filed by the Company with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Buyer Return”).  The Buyer (or the Company) shall timely pay the Tax shown as due on each such Tax Return (other than Seller Returns that are Group Returns), and shall be entitled to indemnification in respect of such Tax to the extent provided by Section 9.01.  Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by Applicable Law or specified in Schedule 6.03(a)(i).  The Buyer shall make such revisions to Buyer Returns as are reasonably requested by the Seller within fifteen (15) days after receipt by the Seller of each Buyer Return for review pursuant to Section 6.03(a)(ii).

(ii)                                  The Buyer shall provide the Seller with a copy of each Buyer Return that the Buyer proposes to file for review and approval at least thirty (30) days before the filing of such return (or, if required to be filed within thirty (30) days after the Closing Date or the end of the taxable period to which such return relates, as soon as reasonably practicable following the Closing or end of such taxable period, as the case may be), accompanied by a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes (as defined below) and Indemnified Taxes that are shown as due on such Tax Return.  For purposes of this Agreement, “Indemnified Taxes” means the excess of the Pre-Closing Taxes over the amount of such Pre-Closing Taxes that was taken into account in computing the Closing Net Working Capital.  Failure to file a Tax Return that would be a Buyer Tax Return shall not limit the Seller’s indemnification obligation for Indemnified Taxes under Section 9.01 in any case that such non-filing is consistent with the prior practice of the Company in respect of the similar Tax Return in the immediately preceding taxable period.

(iii)                               If the Seller disagrees with the manner of preparation of a Buyer Return or the amount of Pre-Closing Taxes or Indemnified Taxes calculated in a Pre-Closing Tax Statement with respect to such Buyer Return, within thirty (30) days after receipt of such Buyer Return and Pre-Closing Tax Statement the Seller shall provide to the Buyer a notice of such dispute (a “Tax Statement Dispute”).  If the Seller does not provide a notice of Tax Statement Dispute within such thirty-day period, the Seller shall be deemed to have accepted the Buyer Tax Return and Pre-Closing Tax Statement relating thereto for purposes of Article IX.  If the Seller provides the Buyer with a notice of a Tax Statement Dispute, the Seller shall also provide the Buyer with a written explanation of the reasons for its disagreement with such Buyer Return and/or Pre-Closing Tax Statement.  The Buyer and the Seller shall attempt to resolve their disagreement within the fifteen (15) days following the Seller’s notification to the Buyer of a Tax Statement Dispute.  If the Seller and the Buyer cannot reach complete agreement within fifteen (15) days, they each shall select a Tax expert from an accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences.  Each Party shall be responsible for the costs and fees of its Tax expert.  If the Buyer and the Seller are unable to resolve their disagreement through their respective Tax experts, the dispute shall be submitted to an arbitrator (the “Tax Arbitrator”) pursuant to the procedures described in Section 1.05(b) with respect to the Accounting Arbitrator, for resolution within fifteen (15) days of such submission.  The decision of the Tax Arbitrator with respect to such dispute shall be binding upon the Parties.

(iv)                              Each Pre-Closing Tax Statement with respect to a Buyer Return shall be treated as the notice required by Section 9.04(a) in respect of any claim for indemnity by any Buyer Indemnified Party in respect of the Indemnified Taxes shown thereon with respect to a Buyer Return.  Any Loss attributable to Indemnified Taxes shall be determined by reference to actual losses or expenses of the Buyer Indemnified Parties in the same manner as other Losses pursuant to Article IX, and, for instance, shall be reduced by any Tax benefit that is correlative to the incurring of or payment of such Indemnified Taxes.  The amount of the Loss attributable to Indemnified Taxes shown in any Pre-Closing Tax Statement as finally determined pursuant to the preceding paragraph shall be treated as a “Loss” that is indemnifiable pursuant to Section 9.01.  For purposes of this Agreement, “Pre-Closing Taxes” means all Taxes attributable to taxable periods (or the portion thereof) of the Company, the Seller and the Seller’s Subsidiaries ending on or before the Closing Date, all Taxes attributable to the Section

338(h)(10) Election, all Taxes attributable to the transactions described in Sections 1.02 and 1.04 hereof, other than (x) Taxes that are Transaction Expenses required to be borne by the Buyer pursuant to Section 11.01, and (y) Taxes incurred by the Company other than in the ordinary course of business or contemplated by this Agreement, that are attributable to the acts or omissions of the Buyer or the Buyer’s Affiliates occurring after the Closing time on the Closing Date.

(v)                                 The provisions of any Tax sharing agreement under which the Company may incur liability to the Seller or any of its Affiliates shall be terminated on or before the Closing Date in respect of any taxable period or portion thereof of the Company beginning after the Closing Date, and any liability of the Company to the Seller or any of its Affiliates under any such Tax sharing agreement shall be discharged or released on or before the Closing Date, so that the Company shall neither have nor thereafter incur any liability to Seller or any of its Affiliates thereunder.

(b)                                 Taxable Year Closing; Allocation of Taxes.  The Buyer and the Seller shall, unless otherwise required by Applicable Law, treat the taxable periods of the Company as ending as of the close of business on the Closing Date.  The Buyer shall not permit the Company to take any action after the Closing time on the Closing Date that is out of the Ordinary Course of Business, except as required by this Agreement.  For purposes of this Agreement, Taxes incurred by the Company with respect to a taxable period that includes but does not end on the Closing Date shall be allocated to the portion of the period ending on the Closing Date: (i) except as provided in (ii) and (iii) below, such as sales tax, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax that would be payable if the relevant taxable period ended on the Closing Date including taxable periods of any flow-though entities in which Company holds any equity interest.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.  For avoidance of doubt, for all income tax purposes, all deductions arising under section 83(h) of the Code as a result of exercises or settlement of options by Company Employees against stock of the Seller after the Closing Date shall reported by the Parties as expenses of the Seller as successor to the Company pursuant to Section 381 of the Code, and neither Buyer nor the Company shall take any Tax reporting position inconsistent with such treatment by the Seller.

(c)                                  Tax Elections; Amended Returns.  Except in connection with a Proceeding resolved pursuant to Section 6.03(e) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may amend or cause the amendment of a Tax Return of the Company, or file or amend any Tax election, or file a Tax Return after the due date thereof, concerning the Company, in each case, with respect to any taxable period that would affect the computation of Pre-Closing Taxes, without the written consent of the Seller, which consent shall not be unreasonably withheld or delayed.  The Buyer shall, upon request by the Seller, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Company for any taxable period beginning before the Closing Date that is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return for any other taxable period proposed by a Taxing Authority or correlative to adjustments of items included in the consolidated federal income Tax Return of the Seller or Tax Returns of its other Affiliates, or that is otherwise required by Applicable Law to be filed.

(d)                                 Overpayments and Overaccruals of Certain Taxes.  If, as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or other determination, other than amounts attributable to any carryback of Tax attributes of the Buyer or its Affiliates (including the Company) arising in a taxable period (or portion thereof) beginning after the Closing Date (but subject to prior consent of Seller pursuant to Section 6.03(c) to the filing of such carryback claim), there has been an overpayment with respect to Taxes of the Company for taxable periods or a portion thereof ending on the Closing Date that would be Indemnified Taxes if unpaid as of the Closing Date, Taxes paid pursuant to a claim for indemnification under Section 9.01, or an overaccrual of Taxes that were reflected as a liability in the calculation of Closing Net Working Capital, the Buyer shall promptly pay an amount equal to such overpayment or overaccrual, and the interest actually received thereon, to the Seller upon receipt by (or crediting for the benefit of) the Buyer or its Affiliates or reversal of the overaccrual on the financial statements of the Buyer or the Company, unless and to the extent that the entitlement to any refund or credit of such overpayment was taken into account in computing the amount of indemnified Loss in respect of such Taxes or reflected in the calculation of Closing Net Working Capital.  For the avoidance of doubt, the Buyer shall not offset any Tax refunds payable to the Seller hereunder against any indemnifiable Losses except with the prior written consent of the Seller.

(e)                                  Audits and Contests Regarding Taxes.  Any Party who receives, or whose Affiliate receives, any notice of a pending or Threatened Tax audit, assessment or adjustment or other Proceeding related to Taxes against or with respect to the Company that may give rise to a right to indemnification from the Escrow Deposit pursuant to the terms of Article IX shall promptly notify the Seller within five (5) Business Days of receipt of such notice.  The Buyer and the Seller each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a liability of any of the Parties (including indemnity obligations hereunder).  The Seller shall have the right to represent the Company’s interests in any Tax Proceeding pertaining to Indemnified Taxes or Taxes of the Seller and to employ counsel of its choice at the Seller’s expense in such Proceeding, and to control the disposition of any issue involved in such Proceeding; provided that, except in the case of a Proceeding relating to a Group Return in which the Company was included for any period through the Closing Date, the Buyer shall have the right to participate in such Proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such Proceeding that reasonably would not be expected to affect either Indemnified Taxes or Taxes of the Seller.  Both the Buyer and the Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for related Taxes, at their own expense, in any Tax Proceeding involving a taxable period of the Company that includes but does not end on the Closing Date or involving both a taxable period of the Company ending on or before the Closing Date and a taxable period ending after the Closing Date, and no such Proceeding may be settled or compromised by the Seller or the Buyer without the consent of both the Seller and the Buyer, which consent shall not be unreasonably withheld.  Except as otherwise provided in this Section 6.03(e), the provisions of Article IX, including the provisions therein addressing settlement authority, shall govern the manner in which Tax Proceedings are conducted.

(f)                                    Cooperation, Access to Information and Records Retention.  The Seller and the Buyer shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes relating to the Company.  Such cooperation shall include the provision of records and information reasonably relevant to any Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer agrees (i) to retain all books and records relevant to Taxes of the Company (including Tax Returns (other than income Tax Returns, which shall be retained by the Seller)) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller so requests, the Buyer shall allow the Seller to take possession of or copy such books and records.

(g)                                 Tax Certificates.  The Buyer and the Seller agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any Governmental Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(h)                                 Section 338(h)(10) Election; Purchase Price Allocation.

(i)                                     The Seller and the Buyer agree they shall make a joint election under Section 338(h)(10) of the Code (and any similar elections permitted by applicable state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to sale and purchase of the Shares under this Agreement.  The Buyer shall provide a properly completed Form 8023 (previously executed on behalf of the Buyer) to Seller before the Closing, and the Seller shall execute and deliver to the Buyer on the Closing Date such Form 8023 and any other such documents that are or have been provided by the Buyer for execution at the Closing that are required to make effective the Section 338(h)(10) Elections.  Each Party shall promptly execute such other forms as may be reasonably requested by the other in connection with making or perfecting the Section 338(h)(10) Elections.  The Buyer shall be responsible for the preparation and filing of all forms and documents required to make the Section 338(h)(10) Elections.  The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Seller in order to timely file the Section 338(h)(10) Elections.  The Parties shall take a consistent position for all relevant Tax purposes that the Parties’ election under Section 338(h)(10) and any similar elections under state and local law were validly made and fully effective.

(ii)                                  In connection with the Section 338(h)(10) Elections and the Asset Purchase, the Parties agree that the Purchase Price and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Elections and Asset Purchase (the “Tax Consideration”) shall be allocated for Tax purposes among the Company’s assets in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder.  The Tax Consideration shall be allocated among the Company’s assets and the Purchased Assets in a manner consistent with the fair market values of such assets as are agreed between the Parties or determined pursuant to Section 6.03(h)(iii).  Appendix B (the “Value Schedule”) sets forth the amounts that the Parties agree as of the Closing Date are the fair market values of specific assets or groups of assets listed thereon (if any).

(iii)                               The Buyer shall deliver to the Seller, along with the Statement of Closing Net Working Capital pursuant to Section 1.05(a), a statement containing the Buyer’s proposed allocation of the Tax Consideration among the Company’s assets and the Purchased Assets (the “Allocation Statement”), and draft IRS Forms 8883 and 8594 as proposed to be included by the Buyer with its Tax Return for the taxable year that includes the Closing Date.  The Allocation Statement shall be prepared in a manner consistent with the Value Schedule.  Within thirty (30) days after receipt of the Allocation Statement, the Seller shall review and comment on the Allocation Statement, and provide to the Buyer draft IRS Forms 8883 and 8594 proposed to be included by the Seller in its Tax Return for the taxable year in which the Closing occurs.  Any dispute regarding the Allocation Statement or manner of completing the Parties’ respective Forms 8883 and 8594 shall be resolved by an independent accounting firm selected under procedures similar to those specified in Section 1.05.

(iv)                              The Parties agree (A) to be bound by the Allocation Statement as finally agreed between the Parties or as determined by an independent accounting firm pursuant to Section 6.03(h)(iii), (B) to act in a manner consistent with the Allocation Statement in the preparation and filing of income Tax Returns (including filing their respective Forms 8883 and 8894 and any amended thereto), (C) to provide a copy of any amendment or supplement to its Form 8883 or 8894 to the other as promptly as practicable after such amendment or supplement is filed with the IRS and (D) in the course of any Proceeding concerning Taxes, to take no position and cause their Affiliates to take no position inconsistent with the Allocation Statement; provided, however, that if in any audit of any Tax Return of any Party by a Taxing Authority the allocation of the Tax Consideration is finally determined by a Taxing Authority to be different from the Allocation Statement, then each Party may (but shall not be required to) take any position or action consistent with the allocation of the Tax Consideration as finally determined in such Proceeding.  In the event that any Taxing Authority disputes the allocation of the Tax Consideration as reflected by any of the Parties on their respective Tax Returns, such Party shall promptly notify the other Parties of the nature of such dispute.

Section 6.04                                Name Change.  The Buyer shall cause the Company to make all filings, take all other actions, and provide all notices necessary to (i) change the Company’s corporate name upon the Closing to a name that does not include the word “Veeco” or any variation or simulation thereof, (ii) promptly adopt new trade names, trademarks and servicemarks that do not include the word “Veeco” or any variation or simulation thereof; (iii) promptly cause all registrations relating to Company Registered Intellectual Property, Owned Real Property and other Company-owned assets to be amended to reflect the new Company name, (iv) promptly cause all bank, brokerage, line of credit, and other financial accounts to be updated to reflect the new Company name, and (v) promptly cause all Encumbrances relating to the Company to be updated to reflect the new Company name.  Notwithstanding the foregoing, the Seller shall grant to the Company a non-exclusive, limited, paid-up license to use the “Veeco” trademark during a transition period not to exceed six (6) months solely for purposes of (A) selling any inventory of the Company that contains, or is marked with, such trademarks and is existing as of the Closing or (B) using and distributing any marketing materials of the Company that contain, or are marked with, such trademarks and are existing as of the Closing.

Section 6.05                                Covenant Not to Compete.  For a period of five (5) years from and after the Closing Date, the Seller will not, directly or indirectly and in any capacity of any nature whatsoever, engage in the business of designing, manufacturing or selling atomic force microscopes, scanning probe microscopes, stylus profilers or fast 3D optical microscopes used to provide surface measurements in (a) research or (b) offline or quality assurance (QA) production environments, in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that the Seller may own less than five percent (5%) of the outstanding stock of any company and shall not be deemed to engage solely by reason thereof in any of its businesses; provided, further, that this section shall not prevent the Seller from designing, manufacturing, using or selling in-situ metrology equipment for use in process equipment systems or incorporating third-party metrology equipment into Seller’s process equipment systems.  In addition, (A) for a period of two (2) years from and after the Closing Date, the Seller will not, directly or indirectly and in any capacity of any nature whatsoever, solicit for employment, consulting or other similar relationship any then current employees of the Company or any Non-Company Employees hired by Buyer, or any persons who were employees of the Company at any time within the immediately preceding six (6) months, and (B) for a period of one (1) year from and after the Closing Date, the Seller will not, directly or indirectly and in any capacity of any nature whatsoever, hire as an employee, consultant or in a similar capacity any then current employee of the Company or any Non-Company Employees hired by Buyer, or any persons who were employees of the Company at any time within the immediately preceding six (6) months; provided, however, that the Seller and its Affiliates may at any time make offers to and hire any employee or consultant who is not selected by the Buyer to continue to provide services to the Company or an Affiliate of the Company following the Closing or who is terminated by the Buyer or any of its Affiliates (including the Company following the Closing).  Furthermore, nothing in the immediately preceding sentence shall be construed to prevent the Seller from hiring such employees or consultants resulting from advertising of open positions, participating in job fairs or the like, or other forms of soliciting candidates for employment or consulting services which are general in nature.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01                                Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the Stock Purchase and the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by a Party, in whole or in part):

(a)                                  Proceedings.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or Order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the Stock Purchase illegal or otherwise prohibiting consummation of the Stock Purchase (which illegality or prohibition would reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries on a combined basis with the Company), if the Stock Purchase were consummated notwithstanding such statute, rule, regulation or Order; provided, however, that prior to asserting this condition, subject to Section 5.01, each of the Parties shall have used their reasonable best efforts to prevent the entry of any Order and to appeal as promptly as possible any such Order that may be entered.

(b)                                 Regulatory Approvals.  Any applicable mandatory waiting periods, together with any extensions thereof, including any additional waiting period required as a consequence of any supplemental request by a Governmental Body, under the HSR Act and any Foreign Antitrust Laws shall have expired or been terminated.

(c)                                  Completion of Contribution and Distribution and License.  The Contribution and Distribution Transaction, including, the execution and delivery of the License Agreement, shall have been consummated in accordance with the terms and subject to the conditions set forth in the Contribution and Distribution Agreement.

Section 7.02                                Additional Conditions to Obligations of the Buyer.  The obligations of the Buyer to effect the Stock Purchase and the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by the Buyer, in whole or in part):

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).  The Buyer shall have received a certificate signed on behalf of the Company to such effect.

(b)                                 Agreements and Covenants.  Each of the Company and the Seller shall have performed or complied with all of its covenants hereunder in all material respects through the Closing.  The Buyer shall have received a certificate signed on behalf of the Company to such effect.

(c)                                  Documents.  All of the other documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement (including the Asset Purchase Documents and the Escrow Agreement) shall have been executed by the parties thereto other than the Buyer and delivered to the Buyer.

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect on the Company shall have occurred.

(e)                                  Consulting Agreement.  The Buyer shall have entered into either (i)  a new employment agreement on terms and conditions mutually satisfactory to Mark Munch and Buyer or (ii)  a transition consulting agreement with Mark Munch having a duration of at least six (6) months, on substantially the terms and conditions set forth in Exhibit H.

(f)                                    Severance Arrangements.  The Seller shall have assumed full responsibility for any severance or similar payments due to Mark Munch and Ross Smith, and any Company Employee that is entitled to such payments, in each case, as a result of the consummation of the Transactions (without regard to whether such payments become due as a matter of law or by contract) and not due to any action or inaction of the Buyer or its Affiliates following the Closing.

(g)                                 Transition Services Agreement.  The Company and the Seller shall have entered into a transition services agreement in the form attached hereto as Exhibit I.

(h)                                 Continued Employment by Designated Non-Company Employees.  At least seventy-five percent (75%) of the Designated Non-Company Employees shall have either (i) delivered duly executed employment offer letters or employment agreements in customary form to the Buyer or an Affiliate, or (ii) in jurisdictions in which employment continues automatically as a result of “transfer of undertaking” or similar foreign laws, continued employment with the Buyer or an Affiliate in accordance with Applicable Laws.

(i)                                     FIRPTA.  The Seller and the Company shall each have delivered a Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) Certification, which (i) states that such Person is not a foreign person, (ii) sets forth such Person’s name, identifying number and address, and (iii) is signed by such Person under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2).

(j)                                     Title Policy.  Chicago Title Company or another title insurance company licensed to do business in the State of California, shall be irrevocably and unconditionally committed to issue to the Company a CLTA standard coverage policy of owner’s title insurance in an amount not less then the fair market value of the Santa Barbara Property insuring the Company as the fee owner of the Santa Barbara Property, subject only to the Permitted Encumbrances and the other standard exceptions in such policy form.

Section 7.03                                Additional Conditions to Obligations of the Company and the Seller.  The obligations of the Company and the Seller to effect the Stock Purchase and the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by the Company and the Seller, in whole or in part):

(a)                                  Representations and Warranties.  The representations and warranties of the Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date).  The Seller shall have received a certificate signed on behalf of the Buyer to such effect.

(b)                                 Agreements and Covenants.  The Buyer shall have performed or complied with all of its covenants hereunder in all material respects through the Closing.  The Seller shall have received a certificate signed on behalf of the Buyer to such effect.

(c)                                  Documents.  All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement (including the Asset Purchase Documents and the Escrow Agreement) shall have been executed by the parties thereto other than the Seller and the Company and delivered to the Seller.

ARTICLE VIII

TERMINATION

Section 8.01                                Termination.  This Agreement may be terminated and the Stock Purchase and Asset Purchase may be abandoned at any time prior to the Closing:

(a)                                  By mutual written consent of the Buyer and the Seller;

(b)                                 By either the Buyer or the Seller if:

(i)                                     the Closing shall not have been consummated on or before the Termination Date; provided, however, that if, as of such date, as it may be extended pursuant hereto, (A) any applicable mandatory waiting periods, including any extensions thereof or any additional waiting periods required as a consequence of any supplemental request by a Governmental Body, under the HSR Act or any Foreign Antitrust Laws shall not have expired or been terminated, and (B) all other conditions set forth in Article VII have been satisfied (other than those conditions that can by their terms only be satisfied in connection with the Closing, provided that such conditions are not incapable of being performed at the Closing), then the Termination Date, or any extension thereof, may be extended at the sole discretion of the Seller for an additional six (6) months (provided that the Seller’s right to extend the Termination Date pursuant hereto shall be limited to two (2) three (3)-month extensions); or

(ii)                                  a Governmental Body shall have issued an Order or taken any other action, in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Stock Purchase and/or Asset Purchase.

(c)                                  By the Buyer, if (i) the Buyer is not in material breach of its obligations under this Agreement, and (ii) (x) any of the representations and warranties of the Company set forth herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied or (y) there has been a breach on the part of the Company or the Seller of any of its covenants or agreements contained in this Agreement such that Section 7.02(b) would not be satisfied, and, in each of case (x) and case (y), such breach (if curable) has not been cured within thirty (30) days after written notice to the Seller; or

(d)                                 By the Seller, if (i) neither the Company nor the Seller is in material breach of its obligations under this Agreement, and (ii) (x) any of the representations and warranties of the Buyer set forth herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied or (y) there has been a breach on the part of the Buyer of any of its covenants or agreements contained in this Agreement such that Section 7.03(b) would not be satisfied, and, in each of case (x) and case (y), other than a breach by the Buyer of its covenants set forth in Section 5.06, such breach (if curable) has not been cured within thirty (30) days after written notice to the Buyer.

Section 8.02                                Effect of Termination.

Except as provided in this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement (other than this Section 8.02, Section 5.03, Section 5.05 and Sections 11.01, 11.03, 11.05, 11.07, 11.08 and 11.09, which shall survive such termination) shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for (i) breach of any covenant or agreement contained in this Agreement, including, without limitation, the failure to consummate the Transactions, or (ii) actual fraud.

ARTICLE IX

INDEMNIFICATION

Section 9.01                                Indemnification of the Buyer.  Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer and its officers, directors, employees, Affiliates and agents (collectively, the “Buyer Indemnified Parties”), shall be entitled to indemnification for any and all Losses arising out of (a) any inaccuracy of any representation or the breach of any warranty made by the Company in Article III or in any Ancillary Document; (b) any nonfulfillment by the Company before the Closing, or by the Seller or any Affiliate of the Seller of any covenant or agreement in this Agreement or any Ancillary Document that has not been cured within thirty (30) days after receipt of written notice thereof by the Seller, and/or (c) Indemnified Taxes (except as otherwise provided in Section 6.03(a)(ii)).  Except for claims based on the Seller’s or the Company’s fraud or intentional misrepresentation or claims for Indemnified Taxes or claims based on a breach of Section 3.18(e) or (f), indemnification under this Section 9.01 shall be limited to recovery from the Escrow Deposit.

Section 9.02                                Indemnification of the Seller.  From and after the Closing, the Buyer shall defend, indemnify and hold the Seller and its officers, directors, employees, stockholders, Affiliates and agents (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of (a) any inaccuracy of any representation or the breach of any warranty made by the Buyer in Article IV or in any Ancillary Document and/or (b) any nonfulfillment by the Company after the Closing, or by the Buyer or any Affiliate of the Buyer of any covenant or agreement in this Agreement or in any Ancillary Document that has not been cured within thirty (30) days after receipt of written notice thereof by the Buyer.

Section 9.03                                Third Party Claims.

(a)                                  In the event that any Buyer Indemnified Party desires to make a claim against the Escrow Deposit or any Seller Indemnified Party desires to make a claim against the Buyer, in each case in connection with any Proceeding, demand or other claim of a Third Party at any time instituted against or made upon such Indemnified Party for which such Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly notify the applicable Indemnification Control Person of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto.

(b)                                 The Indemnification Control Person shall have the right to assume the defense of any Third Party Claim with counsel of its choice by providing written notice to the

Indemnified Party within thirty (30) days after the Indemnification Control Person has received notice of such Third Party Claim; provided, however, that, except as otherwise provided in respect of claims subject to Section 6.03(e), the Indemnified Party shall not be required to permit such an assumption of the defense of any Third Party Claim that, if not first paid, discharged or otherwise complied with, would reasonably be expected to result in a Material Adverse Effect on the Buyer or the Seller (as the case may be).

(c)                                  The assumption of the defense of any Third Party Claim by the Indemnification Control Person shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner impair or restrict the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement with respect to such Proceeding, demand or other claim was not required.  The Indemnification Control Person shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, except that no such consent shall be required if the sole relief provided is monetary damages that are reimbursed to the Indemnified Party in full as Losses (subject to, with respect to claims by the Buyer Indemnified Parties, the remaining Deductible Amount, if any, that will be paid by the Buyer Indemnified Party, and subject to the other indemnification limitations set forth in this Agreement).

(d)                                 If the Indemnification Control Person assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of such claim, but solely by observation and comment to the Indemnification Control Person, and any counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder.  The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense.

(e)                                  If the Indemnification Control Person does not assume the defense of a Third Party Claim after receipt of notice of such Third Party Claim from the Indemnified Party pursuant to Sections 9.03(a) and 9.03(b), the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate.  The Indemnified Party may not settle such claim without the written consent of the Indemnification Control Person, which consent shall not be unreasonably withheld, delayed or conditioned.

(f)                                    The Buyer Indemnified Parties and the Seller Indemnified Parties shall cooperate in good faith and in all respects with the Indemnification Control Person and its representatives (including its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom).  The Parties shall cooperate with each other in any notifications to and information requests of any insurers.  No individual representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

Section 9.04                                Payment of Claims.

(a)                                  In the event that any Buyer Indemnified Party desires to seek indemnification under this Article IX, the Buyer shall give reasonably prompt written notice to the Seller specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted.  If the Seller disputes such claim for indemnification, it shall notify the Buyer within thirty (30) days after its receipt of notice of such claim for indemnification, whereupon the Buyer and the Seller shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification.  If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Seller or the Buyer may initiate litigation in accordance with Section 11.09.  If the Seller does not dispute such claim for indemnification, the Escrow Agent shall, to the extent jointly requested by the Seller and the Buyer, pay the Buyer Indemnified Party an amount in cash equal to the amount of such claim in accordance with the terms of the Escrow Agreement.

(b)                                 In the event that any Seller Indemnified Party desires to seek indemnification under this Article IX, the Seller shall give reasonably prompt written notice to the Buyer specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted.  If the Buyer disputes such claim for indemnification, it shall notify the Seller within thirty (30) days after its receipt of notice of such claim for indemnification, whereupon the Buyer and the Seller shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification.  If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Seller or the Buyer may initiate litigation in accordance with Section 11.09.  If the Buyer does not dispute such claim for indemnification, the Buyer shall pay, or shall cause the Company to pay, the Seller Indemnified Party an amount in cash equal to the amount of such claim.

Section 9.05                                Limitations on Indemnification.  Except for claims based on the Seller’s or the Company’s fraud or intentional misrepresentation, claims for Indemnified Taxes, or claims based on a breach of Section 3.18(e) or (f), no claim may be made against the Escrow Deposit unless and until the Buyer Indemnified Parties have incurred aggregate Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement in excess of Two Million Dollars ($2,000,000) in the aggregate (the “Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Deductible Amount.  With respect to claims based on a breach of Section 3.18(e) or (f), no claim may be made against the Escrow Deposit or otherwise unless and until the Buyer Indemnified Parties have incurred aggregate Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (the “Environmental Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Environmental Deductible Amount.  Notwithstanding any other provision in this Agreement to the contrary, except for claims based on the Seller’s or the Company’s fraud or intentional misrepresentation or claims for Indemnified Taxes, the maximum aggregate indemnification to which all the Buyer Indemnified Parties are entitled shall not exceed an amount equal to the Escrow Deposit.  Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date any Buyer Indemnified Party knows of any information that would cause one or more of the representations or warranties in this Agreement to be inaccurate as of the date made, the Buyer Indemnified Parties shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived all rights to indemnification in respect thereof.

Section 9.06           Exclusive Remedy.  Except in the case of actual fraud or intentional misrepresentation by the Company or the Seller arising from its representations and warranties contained in Article III of this Agreement, the Buyer acknowledges and agrees that the indemnification set forth in this Article IX shall be the sole and exclusive remedy of the Buyer and its Affiliates for any and all Losses or any other liabilities sustained or incurred by the Buyer or its Affiliates or their successors and assigns in connection with this Agreement, the Ancillary Documents, the Stock Purchase, the Asset Purchase or otherwise arising out of the Transactions; and the Buyer hereby waives any other remedy that they, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise.  Once any portion of the Escrow Deposit is released pursuant to the terms of the Escrow Agreement, the Buyer Indemnified Parties shall have no further claim to such amounts.  Except as provided in this Article IX, no claim, action or remedy shall be brought or maintained by any Buyer Indemnified Party against the Seller or its officers, directors, employees, stockholders, Affiliates or agents, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting any inaccuracy in or breach of any of the representations, warranties or covenants of any Party hereto set forth or contained in this Agreement or any Ancillary Document.

Section 9.07           Effect of Insurance, Taxes and Other Recoveries.

(a)           The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by (a) any amounts that may be recovered by the Indemnified Party or any of its Affiliates from any Third Party, including, without limitation, recovery of Losses covered by the Raytheon Indemnity or Losses that otherwise arise from the legal obligations of the Raytheon Company,  (b) any insurance proceeds or other cash receipts or source of reimbursement that may be received by the Indemnified Party or any of its Affiliates with respect to such Losses (each source named in clauses (a) and (b), a “Collateral Source”) and (c) the amount of any net Tax benefit, if any, available to the Indemnified Party or its Affiliates attributable to such Losses.  The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its claim as may be available from any Collateral Source.  In the event that an Indemnifying Party indemnifies an Indemnified Party on any claim referred to in the previous sentence and the Indemnified Party is not pursuing such claim, the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such claim.  In the event that such assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate at the Indemnifying Party’s expense.  The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters.  If the amount of any Loss with respect to any indemnification claim is required to be reduced under this Section 9.07 after the date on which the Indemnifying Party is required pursuant to this Article IX to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such reduction been determined at or prior to the time of such payment.

(b)           Indemnified Parties shall not seek indemnification under this Article IX of any Losses potentially covered by the Raytheon Indemnity, unless and until Indemnified Parties have exhausted all reasonable efforts to obtain indemnification for the full amount of such Losses pursuant to the terms of the Raytheon Indemnity.

(c)           For purposes of this Article IX, the amount of the Losses relating to any item included as a liability or reserve in calculating the Closing Net Working Capital shall be calculated net of the amount so included.

(d)           The Buyer shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses.

Section 9.08           No Double Recovery.  Notwithstanding the fact that any Buyer Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person shall be entitled to recover the amount of any Losses suffered by such Person more than once under both this Agreement and the Ancillary Documents in respect of such fact, event, condition or circumstance, and no Buyer Indemnified Party shall have recourse to the Escrow Deposit to the extent that the Buyer has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the Closing Net Working Capital adjustment set forth in Section 1.05.

Section 9.09           Survival of Representations, Warranties and Covenants.  The representations and warranties in this Agreement or any Ancillary Document delivered by or on behalf of the Parties hereto shall survive the Closing for a period of twelve (12) months after the Closing Date, provided that the representations in Section 3.18(e) and (f) shall survive for a period of sixty (60) months after the Closing Date and the representations in Section 3.10 shall survive until sixty (60) days after expiration of the applicable statute of limitations.  The covenants and agreements of the Parties to be wholly performed prior to the Closing shall survive the Closing for a period of twelve (12) months after the Closing Date; and the other covenants or agreements to be performed at or after the Closing shall survive the Closing until fully performed.  After the end of the twelve (12) month period set forth in each of the two preceding sentences, no claim for breach of such representations, warranties or covenants may be brought, and no action with respect thereto may be commenced, no Buyer Indemnified Party shall have recourse to the Escrow Deposit and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave written notice to the Indemnifying Party, specifying with particularity the breach of the representation, warranty or covenant claimed, on or before the expiration of such twelve (12) month period, in which case the right of the Party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is resolved under the terms of this Agreement.

ARTICLE X

DEFINITIONS

Section 10.01         Defined Terms.  When used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 1.05(b).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Statement” has the meaning set forth in Section 6.03(h)(iii).

“Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or pursuant to any Ancillary Document.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all laws (including the common law), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, requirements, orders and injunctions adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any Governmental Body having jurisdiction over such Person or any of such Person’s properties or assets.

“Asset Purchase” has the meaning set forth in the recitals hereof.

“Asset Purchase Documents” has the meaning set forth in Section 1.02.

“Asset Purchase Price” has the meaning set forth in Section 1.02.

“Assumed Liabilities” has the meaning set forth in the recitals hereof.

“Broker” has the meaning set forth in Section 3.24.

“Business Day” means any day of the year other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Business Transfer Agreement” has the meaning set forth in Section 1.02.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Debt Provider” has the meaning set forth in Section 4.06(a).

“Buyer Disclosure Schedules” has the meaning set forth in Article IV.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.01.

“Buyer Plans” has the meaning set forth in Section 6.02(b).

“Buyer Return” has the meaning set forth in Section 6.03(a)(i).

“Cash” means, as of the close of business on the Closing Date, the sum of the cash of the Company determined in accordance with GAAP together with cash on hand, cash reflected in bank accounts and cash equivalents, including marketable securities.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 2.01.

“Closing Backlog” means the aggregate dollar amount of all unfilled orders for products and services of the Company and its international business units/sales and service organizations as of the Closing Date.

“Closing Date” means the date on which the Closing occurs.

“Closing Net Working Capital” means, on the Closing Date (but without giving effect to the Closing), the sum of current assets of the Company and current assets of the Company’s international business units/sales and service organizations attributable to the Purchased Assets and Assumed Liabilities (in each case, excluding any income Tax assets of the Company and any Cash distributed on the Closing Date pursuant to the Contribution and Distribution Agreement) minus the sum of current liabilities of the Company and current liabilities of the Company’s international business units/sales and service organizations attributable to the Purchased Assets and Assumed Liabilities (in each case, excluding (i) any income Tax liabilities of the Company, (ii) any liabilities for bonus compensation, transaction incentive payments and profit sharing, (iii) any portion of the Transaction Expenses paid or payable by the Seller, (iv) any amounts paid or payable by the Seller or any of its Affiliates (other than the Company) for accrued vacation, paid time off or sick leave that is not assumed and honored by the Buyer (or one of its Affiliates) in accordance with Section G-13 of Exhibit G), and (v) liabilities due to any termination or resignation of Company Employees or Non-Company Employees prior to the Closing, in each case as determined in accordance with Modified GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 9.07.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble hereof.

“Company Articles” means the articles of incorporation of the Company.

“Company Balance Sheet” has the meaning set forth in Section 3.07(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.07(a).

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Employee” has the meaning set forth in Section 6.02.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Real Property” means collectively, the Owned Real Property and the Leased Real Property.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Selected Assets” has the meaning set forth in the recitals hereof.

“Comparable Compensation and Benefits” has the meaning set forth in Section 6.02(a).

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or that the Company has not disclosed to Third Parties without a written obligation of confidentiality relating to the Company’s procedures, techniques, methods, concepts, ideas, affairs, products, processes or services, including information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like, as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like; provided, however, that the term “Confidential Information” shall not be deemed to include information that (i) becomes generally available to the public without any fault of the Company, (ii)  is disclosed to a Governmental Body pursuant to Applicable Law and is publicly available as a result of such disclosure, (iii) is released by the Company without restriction, (iv) is received by Buyer without restriction from a third party properly in possession thereof and not subject to confidentiality obligations with respect thereto, or (v) is independently developed by Buyer without reference to the Confidential Information.

“Confidentiality Agreement” has the meaning set forth in Section 5.05.

“Contract” means any agreement, lease, license agreement (other than a license granted by a Governmental Body), contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description.

“Contribution and Distribution Agreement” has the meaning set forth in the recitals hereof.

“Contribution and Distribution Transaction” has the meaning set forth in the recitals hereof.

“Debt Funding” has the meaning set forth in Section 4.06(a).

“Debt Provider Letter” has the meaning set forth in Section 4.06(a).

“Deductible Amount” has the meaning set forth in Section 9.05.

“Designated Non-Company Employees” means the Non-Company Employees listed on Schedule 10.01(a) of the Company Disclosure Schedules; provided, however, if the Buyer fails to continue a Non-Company Employee’s employment in accordance with Applicable Laws, or to make a “qualified offer” to a Non-Company Employee, as applicable, in accordance with Schedule G, or proposes to relocate such Non-Company Employee within one (1) year after the Closing, then such Non-Company Employee shall not be deemed to be a “Designated Non-Company Employee.”

“DII Contract” has the meaning set forth in Section 3.18(f).

“Dollars” and the sign “$” mean United States Dollars.

“Employee Benefit Plan” means any material “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title I of ERISA and is maintained or sponsored by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, director, consultant or independent contractor of the Company.

“Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

“Environment” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environmental Claim” means administrative, regulatory or judicial action, suits, demands, demand letters, claims, notices of non-compliance or violation, investigation or Proceedings, Orders or agreements, arising under any Environmental Law or any Permit issued under any Environmental Law, including (i) Environmental Claims by Governmental Bodies for enforcement, cleanup, removal, response, remedial or other action or damage pursuant to any applicable Environmental Law, and (ii) Environmental Claims by any Third Party seeking damages or injunctive relief resulting from Environmental Conditions or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Condition” means the presence or introduction into the Environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which the Company has or may become liable to any Person or by reason of which the Company or any assets of the Company may suffer or be subject to an Environmental Claim.

“Environmental Laws” means all Applicable Laws and any Order that (i) regulates or relates to (x) the protection or clean-up of the Environment; (y) the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials; or (z) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) imposes liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; or any other Applicable Law of similar effect, each as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” has the meaning set forth in Section 1.03.

“Escrow Agreement” has the meaning set forth in Section 1.03.

“Escrow Deposit” has the meaning set forth in Section 1.03.

“Field Office” means an office outside the United States used by the Seller or a Subsidiary as a place of employment of at least one employee as of immediately prior to the Closing who will be hired by the Buyer or an Affiliate pursuant to this Agreement.

“FINSA” means the Foreign Investment and National Security Act of 2007, 50 U.S.C. App. §2061, amending the Defense Production Act of 1950, 50 U.S.C. App. §2170.

“FIRPTA” has the meaning set forth in Section 7.02(i).

“Foreign Antitrust Laws” means any applicable foreign or supranational law, regulation, legislation or decree of any jurisdiction other than the United States designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or merger control.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as applied by the Company.

“Governmental Body” means any (i)  nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Group Return” has the meaning set forth in Section 3.10(e).

“Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls, and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Improvements” means any and all structures, buildings, building systems (including without limitation roof, HVAC, electrical, plumbing, sprinklers and fire safety systems), irrigation systems, drainage systems, wells, septic systems, roads, fixtures and other improvements on, servicing or related to any of the Owned Real Property, together with the systems and facilities servicing the same.

“Indemnification Control Person” means (i) in the event of a claim by a Seller Indemnified Party, the Buyer; and (ii) in the event of a claim by a Buyer Indemnified Party against the Escrow Deposit, the Seller.

“Indemnified Party” means any Person entitled to seek indemnification pursuant to Article IX.

“Indemnified Taxes” has the meaning set forth in Section 6.03(a)(ii).

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to Article IX.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites and web site domain names; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“IRS” has the meaning set forth in Section 3.17(c).

“Knowledge” of or “Known” by (i) the Company or the Seller means the actual knowledge of, or actually known by, the individuals listed on Schedule 10.01(b), and (ii) the Buyer means the actual knowledge of, or actually known by, the individuals listed on Schedule 10.01(c).

“Lease” has the meaning set forth in Section 3.11(b).

“Leased Real Property” means and includes all Real Property that the Company shall either occupy or use or has the right to occupy or use as of the Closing, but that is not owned by the Company.

“License Agreement” has the meaning set forth in Section 1.04.

“Loss” or “Losses” of a Person means any and all liabilities, losses, costs, expenses, damages, fines, penalties, charges, assessments and judgments (including reasonable attorneys’ and independent accountants’ fees) actually incurred by such Person; provided that in connection with any indemnity claim hereunder, Losses shall exclude (i) Losses that are for consequential, special, exemplary, or punitive damages, (ii) Losses for lost profits, and (iii) Loses based upon any multiplier of the Company’s earnings, cash flow or any other premium or valuation metric.

“Major Customers” has the meaning set forth in Section 3.20.

“Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the business or financial condition of such Person and its Subsidiaries, taken as a whole, excluding, in each case, any change, event or effect arising out of or resulting from (i) changes in general legal, Tax, regulatory or business conditions that, in each case, generally affect the geographic regions or industries in which such Person conducts its business, including changes in the use, adoption or non-adoption of industry standards; (ii) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods, landslides or other acts of God or natural disasters; (iv) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (v) acts of the Government in its sovereign capacity; (vi) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof; (vii) any failure to meet any estimates, earnings or other financial projections, performance measures or operating statistics (but not excluding any such failure described in this clause (vii) in the event that the revenues and bookings of the Company and its international business units/sales and service organizations for the third quarter of fiscal year 2010 are less than eighty percent (80%) of the average revenues and bookings of the Company and its international business units/sales and service organizations for the first and second quarters of fiscal year 2010); (viii) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the Ancillary Documents, the consummation of any of the Transactions or the identity of the other Party, including any termination of, denial of, reduction in, or similar negative impact on relationships, contractual or otherwise with any customers, suppliers, distributors, partners or employees of such Person; (ix) such Person’s actions taken, delayed or omitted to be taken in accordance with this Agreement or taken at the request or with the consent of the other Party or any change, event or effect relating to any action taken (or any failure to take any action) by any other Party hereto; (x) any matter set forth in any of the Company Disclosure Schedules; or (xi) any change, event or effect that has been cured prior to the Closing.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Intellectual Property Agreements” has the meaning set forth in Section 3.12(b).

“Material Supplier” has the meaning set forth in Section 3.21.

“Modified GAAP” has the meaning set forth on Appendix A.

“Non-Company Employees” means each employee of the Seller or any direct or indirect Subsidiary of the Seller (other than the Company) who is primarily engaged in the business of the Company and which the Parties intend to transfer to the Buyer or any direct or indirect Subsidiary of the Buyer.  Schedule 10.01(d) of the Company Disclosure Schedule sets forth the name of each such individual so employed as of the date hereof.

“Non-U.S. Employees” means each employee of the Seller or any direct or indirect Subsidiary of the Seller (other than the Company) employed primarily at a location outside the United States who is primarily engaged in the business of the Company and which the Parties intend to transfer to the Buyer or any direct or indirect Subsidiary of the Buyer.  Schedule 10.01(e) of the Company Disclosure Schedule sets forth the name of each such individual so employed as of the date hereof.

“Order” means any order, judgment, award, decision, consent decree, injunction, ruling, writ, charge or other restriction of a Governmental Body that is binding on any Person or its property under Applicable Law.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

“Owned Real Property” means and includes any Real Property that is, or as of the Closing will be, owned in fee by the Company.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permit” or “Permits” means any and all permits, licenses, filings, authorizations, registrations, qualifications, consents, approvals or indicia of authority (and any pending applications for approval or renewal of a Permit) issued by any Governmental Body that are required by, or issued to or on behalf of, a Person, in order for the Company or such Person to own, , operate or maintain its assets or conduct its business.

“Permitted Encumbrances” means (a) Taxes, assessments and other governmental levies, fees or charges that are (i) not due and payable as of the Closing Date, or (ii) being contested by appropriate Proceedings, (b) statutory Encumbrances, mechanic’s liens and similar liens for labor, materials or supplies, in each case incurred in the Ordinary Course of Business for amounts that are (i) not delinquent by more than ninety (90) days, or (ii) being contested in good faith by appropriate Proceedings and shall have adequately bonded over or released as of the Closing, (c) pledges or deposits to secure obligations under Applicable Laws related to workers’ compensation or similar legislation or to secure public or statutory obligations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, (e) Encumbrances that are a matter of public record, (f) present or future zoning, building codes and other land use Applicable Law regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Real Property, (g)  purchase money liens (but excluding any such liens with respect to Owned Real Property) and liens securing rental payments under capital lease arrangements, (h) Encumbrances referred to in the Company Disclosure Schedules, (i) Encumbrances reflected in the Company Balance Sheet and (j) easements, rights of way, covenants, conditions, restrictions and other similar matters and other title defects and Encumbrances that do not materially impair (either individually or in the aggregate) the use or occupancy of Real Property or the operation of the business of the Company.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other business entity or a Governmental Body.

“Personal Property” has the meaning set forth in Section 3.11(h).

“Pre-Closing Tax Statement” has the meaning set forth in Section 6.03(a)(ii).

“Pre-Closing Taxes” has the meaning set forth in Section 6.03(a)(iv).

“Proceeding(s)” means any claim, suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 1.01(b).

“Purchased Assets” has the meaning set forth in the recitals hereof.

“Raytheon Indemnity” has the meaning set forth in Section 3.18(f).

“Real Property” of any Person, means, collectively, all real property or interests therein owned, leased, occupied, used or controlled by such Person, together with all buildings, structures, improvements and fixtures located thereon, and easements and other rights and interests appurtenant thereto.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Santa Barbara Property” means the office and manufacturing facility located at 112 Robin Hill Road, Santa Barbara, California.

“Section 338(h)(10) Elections” has the meaning set forth in Section 6.03(h)(i).

“Securities Act” has the meaning set forth in Section 4.09.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Parties” has the meaning set forth in Section 9.02.

“Seller Return” has the meaning set forth in Section 6.03(a)(i).

“Seller Selected Assets” has the meaning set forth in the recitals hereof.

“Shares” means 100 shares of the Common Stock.

“Sole Source Suppliers” means suppliers of items which would require significant design engineering resources to either (a) qualify an alternate supplier of such item or (b) redesign the Company product to use a similar item from a different supplier.

“Statement of Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Stock Purchase” has the meaning set forth in the recitals hereof.

“Stock Purchase Price” has the meaning set forth in Section 1.01(b).

“Subsidiary” means, with respect to any Person, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Closing Net Working Capital” means Thirty-Two Million Two Hundred Seventy-Six Thousand Dollars ($32,276,000).

“Tax” or “Taxes” means (a) any tax of any kind whatsoever payable to a Governmental Body, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the Taxes described in clause (a) of another Person imposed under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.

“Tax Arbitrator” has the meaning set forth in Section 6.03(a)(iii).

“Tax Consideration” has the meaning set forth in Section 6.03(h)(ii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax required to be filed, or actually filed, with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statement Dispute” has the meaning set forth in Section 6.03(a)(iii).

“Taxing Authority” means the Governmental Body responsible for the administration of any Tax.

“Termination Date” means the ninetieth (90th) day after the date hereof, as such date may be extended pursuant to Section 8.01(b).

“Third Party” or “Third Parties” means any Person that is neither a Party to this Agreement nor a Subsidiary or Affiliate of any Party.

“Third Party Claim” has the meaning set forth in Section 9.03(a).

“Third Party Interests” has the meaning set forth in Section 3.06.

“Threatened” means as follows: a Proceeding, dispute or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a Proceeding, dispute or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing, service or warranty disputes in the Ordinary Course of Business.

“Transaction Expenses” has the meaning set forth in Section 11.01.

“Transactions” means the Stock Purchase, the Asset Purchase and any other transactions contemplated by or pursuant to this Agreement, the Contribution and Distribution Agreement, the Asset Purchase Documents or any of the other Ancillary Documents.

“Transferee” means Bruker AXS GmbH, a company organized under the laws of Germany, which is a Subsidiary of the Buyer.

“Transferor” with respect to a Non-U.S. Employee, means the Subsidiary of the Seller that employs such Non-U.S. Employee.

“Tucson Facility” means the office facility located at 2650 East Elvira Road, Tucson, Arizona.

“Tucson Lease Agreement” shall have the meaning set forth in the recitals to the Contribution and Distribution Agreement.

“Value Schedule” has the meaning set forth in Section 6.03(h)(ii).

ARTICLE XI

MISCELLANEOUS

Section 11.01                      Expenses.  All costs and expenses (including legal fees and expenses) arising from or incident to this Agreement, the Ancillary Documents and the Transactions (collectively, the “Transaction Expenses”) incurred by the Buyer (including the commissions, fees or other compensation of the Buyer’s Broker) shall be borne by the Buyer.  All Transaction Expenses incurred by the Company on or prior to the Closing Date (including the commissions, fees or other compensation of the Company’s Broker) shall be borne by the Seller.  All transfer, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be shared equally by the Buyer and the Seller.  Each Party shall, and shall cause its respective Affiliates to, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation required by Applicable Law to be filed by such Party or Affiliate of such Party with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.  Each Party shall be responsible for all filing fees for any required filings by it, including under the HSR Act and any notifications made pursuant to any Foreign Antitrust Laws.  Notwithstanding the foregoing, if either Party fails to perform any of its obligations under this Agreement, the Ancillary Documents or the Transactions or if any dispute arises between the Parties relating to this Agreement, the Ancillary Documents or the Transactions, then the defaulting Party or the Party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other Party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.  Any such attorneys’ fees and other expenses incurred by either Party in enforcing a judgment in its favor under this Agreement, the Ancillary Documents or the Transactions shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement, the Ancillary Documents and the Transactions and to survive and not be merged into any such judgment.

Section 11.02                      No Third-Party Beneficiaries.  Except as otherwise set forth in Article I and Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.03                      Entire Agreement.  This Agreement, including the Company Disclosure Schedules, the Buyer Disclosure Schedules and any Appendices and Exhibits attached hereto, the Escrow Agreement, the Confidentiality Agreement and the other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

Section 11.04                      Exhibits and Schedules.  The Company Disclosure Schedules, the Buyer Disclosure Schedules and any Exhibits and Appendices attached hereto are incorporated herein by reference and made a part hereof.  A fact or matter disclosed in the Company Disclosure Schedules with respect to one section or subsection shall be deemed to be disclosed with respect to each other section or subsection where such disclosure is appropriate to the extent that it is reasonably apparent from reading such Company Disclosure Schedule that such disclosure is applicable to such other sections or subsections.  From time to time prior to the Closing, the Company may amend, supplement or revise the Company Disclosure Schedules with respect to any matter, which disclosure shall be effective for all purposes under this Agreement, including to cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such matter and for purposes of Article IX; provided that the disclosure provided in any such amended, supplemented or revised schedule shall in no way be effective for purposes of the conditions set forth in Article VII.

Section 11.05                      Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

Section 11.06                      Counterparts and Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The counterparts of this Agreement may be executed and delivered by facsimile signature by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

Section 11.07                      Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) upon receipt if delivered personally, (b) upon confirmation if telecopied or (c) on the first Business Day following dispatch if sent by an internationally recognized overnight courier service, such as Federal Express; provided that if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day, such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further, that such notice, request, demand, claim or other communication is delivered to the applicable Party at such Party’s address or facsimile number as set forth below.

(a)                                 If to the Buyer or to the Company after the Closing, addressed to it at:

Frank H. Laukien, Ph.D.

President and Chief Executive Officer

Bruker Corporation

40 Manning Road

Billerica MA 01821

Facsimile:  (978) 667-2917

With a copy to:

Richard M. Stein
Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Facsimile:  866-382-6139

(b)                                 If to the Seller or to the Company prior to the Closing, addressed to it at:

Veeco Instruments Inc.
Terminal Drive
Plainview, NY 11803
Facsimile: (516) 677-0380
Attention: General Counsel

With a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Facsimile:  (703) 760-7700
Attention:  Thomas J. Knox, Esq.

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 11.08                      Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.09                      Jurisdiction; Waiver of Jury Trial.  Except for disputes to be resolved under Section 1.05(b) or Section 6.03(a)(iii), the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.07 shall be deemed effective service of process on such Party.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.10                      Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11                      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.12                      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  When reference is made in this Agreement to an Exhibit, Appendix, Article, Section or subsection, such reference shall be to an Exhibit, Appendix, Article, Section or subsection to or of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

Section 11.13                      Specific Performance.  The Parties agree that if, on or prior to the Closing Date, any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; and, therefore, on or prior to the Closing Date, the Parties shall be entitled to specific performance of the terms hereof and thereof, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy hereunder, at law, in equity or otherwise.  The Parties further agree not to assert that a remedy of specific performance pursuant to the preceding sentence is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

VEECO INSTRUMENTS INC.

By:	/s/ DAVID D. GLASS
Name:	David D. Glass
Title:	Executive Vice President and
Chief Financial Officer

COMPANY:

VEECO METROLOGY INC.

By:	/s/ DAVID D. GLASS
Name:	David D. Glass
Title:	Vice President

BUYER:

BRUKER CORPORATION

By:	/s/ FRANK H. LAUKIEN
Name:	Frank H. Laukien
Title:	Chairman, President and
Chief Executive Officer

APPENDIX A

Modified GAAP

For purposes of this Agreement “Modified GAAP” shall mean GAAP applied on a basis consistent with the Company Financial Statements (including the Company Balance Sheet), except as modified by this Appendix A.  Use of different or alternative accounting policies and methods that are otherwise in accordance with GAAP is not permitted because such use violates this consistency requirement.  Specifically, the Company Balance Sheet shall not reflect any “inconsistency” adjustments on the basis of “materiality”.

Modified GAAP requires that these additional principles be applied with respect to the preparation of the Statement of Closing Net Working Capital:

(i)                                     Adjustment of Reserves and Valuation Accounts.  The amount of any reserve or valuation account shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts included in the Company Balance Sheet; and there shall be no decreases in Closing Net Working Capital due to changes made to any reserve or valuation account, and no new reserve or valuation account (including contract reserves, purchase accounting reserves, deferred Tax asset valuation accounts, allowances for bad debts, inventory reserves of any kind (including those for overabsorbed/applied overhead costs), warranty reserves and other reserves) or other expense, write-off or similar charge against an asset, except to the extent that such decreases in Closing Net Working Capital are, or such new account, expense, write-off or similar charge is, required by material changes in facts and events occurring after the Company Balance Sheet Date and before the Closing Date.

(ii)                                  Adjustment of Liability and Accrual Accounts.  The amount of all liability and accrual accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the liability and accrual accounts included in the Company Balance Sheet, and there shall be no decreases in Closing Net Working Capital due to changes made to any liability and accrual accounts, and no new liability or accrual account, except to the extent that such decreases in Closing Net Working Capital are, or such new account is, required by material changes in facts and events occurring after the Company Balance Sheet Date and on or before the Closing Date.

(iii)                               Documentation.  All facts and events described in (i) and (ii) above must be documented and substantiated, and cannot be related solely to changes in management estimates recorded by the Company after the Closing.

1

APPENDIX B

Value Schedule

The Parties agree that the combined fair market value of the Shares (which, for avoidance of doubt, shall take into account the effect of the transfer of assets to, and assumption of liabilities by, the Company pursuant to the Contribution and Distribution Agreement) shall not be less than seventy percent (70%) or more than eighty percent (80%) of the Purchase Price, so that total Tax Consideration to be allocated among the assets of the Company as of the end of the Closing Date shall be an amount that is the sum of (i) not less than seventy percent (70%) or more than eighty percent (80%) of the Purchase Price, and (ii) the liabilities of the Company as of the end of the Closing Date (including for avoidance of doubt, the liabilities assumed by the Company pursuant to the Contribution and Distribution Agreement) that are properly includible in the Total Tax Consideration.  Any adjustment to the Purchase Price pursuant to Section 1.05 shall be treated as an adjustment solely to the portion of the Purchase Price pursuant to the foregoing sentence.

Consistent with the foregoing, the Parties agree that the combined fair market value of the Purchased Assets (net of assumed liabilities) is equal to the excess of the Purchase Price over the portion of the Purchase Price allocated to the Shares (that is, not less than twenty percent (20%) or more than thirty percent (30%) of the Purchase Price), so that the Total Tax Consideration to be allocated among the Purchased Assets shall be an amount that is the sum of (i) not less than twenty percent (20%) percent or more than thirty percent (30%) of the Purchase Price, and (ii) the Assumed Liabilities that are properly includible in the Total Tax Consideration.

The Parties further agree that they shall agree on the final percentage allocation of the Purchase Price between the Stock Purchase and the Asset Purchase on or before the Closing Date, which agreement shall be considered to be an amendment to this Appendix B.

1

EXHIBIT A

Company Selected Assets

1.             Real Property

Tucson Facility

2.             Personal Property

Asset

Barracuda Spam & Virus Firewall 400, Serial #BAR-SF-203978 (located at the Tucson Facility)

PowerEdge 850, Tag#  FBL6P81, Secondary DNS Linux Box (located at the Tucson Facility)

Dell PowerEdge 850, Tag# F20JCB1, Windows 2000 Backup Citrix WI box (located at the Tucson Facility)

Cisco 1841, Serial# FOC10145FW6, DMVPN Router Primary  (located at the Tucson Facility)

Cisco 1841, Serial# FCZ120213ZB, DMVPN Router Secondary  (located at the Tucson Facility)

PowerEdge 2950, Tag# 4JC5YD1, Windows 2003 ENT X64 (located at the Tucson Facility)

PowerEdge 2950, Tag# DHTXWC1, Windows 2003 ENT X64 (located at the Tucson Facility)

PowerEdge 1950, Tag# 806NBD1, Windows 2003 Standard (located at the Tucson Facility)

Tucexchcashub1 Server - 10.1.1.47 (located at the Tucson Facility)

PowerEdge 2550, Tag# 8WRDT01, Windows 2003 Standard  (located at the Tucson Facility)

3.             Rights under License Agreement

All rights the Seller receives under the License Agreement.

4.             Intercompany Indebtedness

All indebtedness of the Seller to the Company.

5.             Thailand Branch and TK Agreement

Thailand branch operations and related assets (Company may not be able to complete transfer until after the Closing)

Contractual investment arrangement with Nihon Veeco K.K. (“Veeco Japan”) pursuant to that Tokumei Kumiai “TK” Agreement effective January 1, 1999, between Veeco Japan and the Company

1

EXHIBIT B

Seller Selected Assets

1.             Contracts

Asset	Seller Entity Holding Asset
License Agreement, between International Business Machines Corporation and the Seller, dated March 30, 2009	Veeco Instruments Inc.
Agreement, between Kanazawa University, National University Corporation and the Seller, dated March 30, 2005, as amended September 20, 2006	Veeco Instruments Inc.
Exclusive Agreement, between the Board of Trustees of the Leland Stanford Junior University and the Seller, dated June 1, 2005 (re: Harmonix)	Veeco Instruments Inc.
License Agreement, between WITec Wissenschaftliche Instrumente and Technologie GmbH and the Seller, dated May 25, 2009	Veeco Instruments Inc.
License Agreement, between Uniscan Instruments Ltd. and the Seller, dated May 21, 2008	Veeco Instruments Inc.
Confirmatory Assignment, from Dror Said to the Seller, dated October 27, 2003	Veeco Instruments Inc.
Exclusive License Agreement, between the Regents of the University of California and the Seller, dated April 1, 2002, as amended June 1, 2004 and October 1, 2005	Veeco Instruments Inc.
Technology Access Agreement, between NanoDevices, Inc. and Xerox Corporation dated December 15, 2000	Veeco Instruments Inc.
Agreement, between Kanazawa University, National University Corporation and the Seller, dated June 2, 2010	Veeco Instruments Inc.
MOU, between Plexus Services Corp. and the Seller, dated April 10, 2009	Veeco Instruments Inc.
Kanban Inventory Program Agreement, between PI (Physik Instrumente) L.P. and the Seller, dated January 28, 2010	Veeco Instruments Inc.

Letter Agreement, between University of California, Santa Barbara and the Seller, dated June 27, 2007, solely with respect to the equipment donation with a list price of $250,000 and any rights of the Seller under the Letter Agreement to name the chair designated therein.

Veeco Instruments Inc.
Research and Licensing Agreement, between Digital Instruments, Inc. and IMEC vzw, dated January 10, 1997	Veeco Instruments Inc.
Technology Transfer Agreement, between Ecole Polytechnique Federale de Lausanne and the Seller (Metrology Group), dated December 20, 2006	Veeco Instruments Inc.

1

Asset	Seller Entity Holding Asset
Assignment Agreement, among The Dow Chemical Company, Dow Global Technologies Inc. and the Seller, dated February 1, 2009	Veeco Instruments Inc.
Memorandum of Understanding Delft/Veeco Collaboration, among Dr. Georg Schitter, Technische Universiteit Delft and the Seller, dated February 11, 2008	Veeco Instruments Inc.
Joint Development Agreement, between Nanogea Corporation and the Seller, dated April 30, 2010	Veeco Instruments Inc.
Collaboration Agreement, between F. Hoffman-La Roche Ltd. and the Seller, dated February 6, 2009	Veeco Instruments Inc.
Deposit Receipt and Real Estate Purchase Contract, between Digital Instruments, inc. and Raytheon Company, dated December 20, 1996	Veeco Instruments Inc.
Trademark Coexistence Agreement, between the Seller and Quality Vision International, Inc., dated October 26, 2007	Veeco Instruments Inc.
Settlement Agreement and General Release, between Nanometrics Incorporate and the Seller, dated February 10, 2009	Veeco Instruments Inc.
Sales Agency Agreement, between the Seller and Yarbrough Southwest Corporation, effective April 7, 2009.	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Carl Zeiss (Pty) Limited, dated November 24, 2004	Veeco Instruments Inc.
Distributor Agreement, between the Seller and Instrumat Technicas de Medicion SA, dated April 30, 1999, as amended October 6, 2004 and June 17, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Concept Machine Tool Sales Inc., effective October 1, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Kumpulan Abex Sdn. Bnd., effective May 1, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Measurement Technic Moravia Ltd., effective May 6, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Science and Technology Training EIRL, effective January 15, 2010.	Veeco Instruments Inc.
Exclusive Sales Agreement, between Digital Instruments and D.B. Patterson Associates, Inc., dated March 16, 1999	Veeco Instruments Inc.
Distributor Agreement, between the Seller and Telstar Instrumat Technicas de Medicion SA, dated April 30, 1999, as amended October 6, 2004 and June 17, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Cairnhill Metrology (Thai) Limited, effective December 1, 2009	Veeco Instruments Inc.
Representative Agreement, between Digital Instruments, Inc. and Ambriex S.A., dated February 24, 1995	Veeco Instruments Inc.

2

Asset	Seller Entity Holding Asset
Distribution Agreement, between the Seller and Arotec Colombiana S.A., effective as of December 1, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Arquimed Ltda., effective November 15, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Business Electronics International, effective November 1, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Bio Analitica Argentina S.A., effective January 18, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Electrargen S R L, effective November 15, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and HMC Sales & Service Pte. Ltd., effective May 1, 2009	Veeco Instruments Inc.
Sales Agency Agreement, between the Seller and IES Technical Sales, effective June 29, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and IGMO Ltda, effective November 1, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Ing. Jose Jalil Haas, effective November 20, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Labimed S.A., effective December 1, 2009	Veeco Instruments Inc.
Sales Agency Agreement, between the Seller and Pacific Technical, Dieter Jahn, effective February 1, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Shanghai Kaiyue Electronics Technology Co., Ltd., effective November 9, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and TST Trading Service Technology Co., Ltd., effective May 1, 2009	Veeco Instruments Inc.
Sales Agency Agreement, between the Seller and Labsoft, dated September 9, 2005	Veeco Instruments Inc.
Representative Agreement, between the Seller and New Technology S.K. Ltd., dated August 1, 2007	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Systems for Research, Ltd., dated April 28, 2004	Veeco Instruments Inc.
Distribution Agreement, between the Seller and TecSco, effective May 1, 2009	Veeco Instruments Inc.
Agent Agreement, between Thermomicroscopes and Labco Laboratory Technics, dated July 15, 1999	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Linea Libera, dated March 1, 2006	Veeco Instruments Inc.
Distribution Agreement, between the Seller and OPTEC B.V., dated April 14, 2009	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Pragolab, dated August 28, 2007	Veeco Instruments Inc.
Distribution Agreement, between the Seller and I&A Technology Inc., effective May 1, 2009	Veeco Instruments Inc.

3

Asset	Seller Entity Holding Asset
Distribution Agreement, between the Seller and 2M Strumenti, effective March 1, 2010, as amended March 2, 2010	Veeco Instruments Inc.
Sales Agency Agreement, between the Seller and IES Technical Sales, effective June 29, 2010	Veeco Instruments Inc.
Distribution Agreement, between the Seller and Noor (Private) Limited, effective November 1, 2009	Veeco Instruments Inc.
Patent License and Settlement Agreement, among the Seller, the Company and Asylum Research Corporation, dated August 8, 2008	Veeco Instruments Inc. (with respect to its interest)

2.             Patents and Patent Applications

See Attachment B-1.

3.             Registered Trademarks

Asset	Seller Entity Holding Asset
CALIBER®	Veeco Instruments Inc.
DIMENSION®	Veeco Instruments Inc.
ENVIROSCOPE®	Veeco Instruments Inc.
ICON®	Veeco Instruments Inc.
INNOVA®	Veeco Instruments Inc.
MultiMode®	Veeco Instruments Inc.
NANOMAN®	Veeco Instruments Inc.
PICOFORCE®	Veeco Instruments Inc.
NANO SCOPE®	Veeco Instruments Inc.
PICOANGLER®	Veeco Instruments Inc.
Nanodevices®	Veeco Instruments Inc.
MIRO®	Veeco Instruments Inc.
TipX®	Veeco Instruments Inc.
HARMONIX®	Veeco Instruments Inc.
Nano Probes®	Veeco Instruments Inc.
Vision64®	Veeco Instruments Inc.
DEKTAK®	Veeco Instruments Inc.

4.             Rights under Tucson Lease Agreement

All rights the Company receives under the Tucson Lease Agreement.

5.             Intercompany Indebtedness

All indebtedness of the Company to the Seller.

4

Issued Patents (US)

Patent Number	Application Number	Title	Inventor Name(s)	Assignee (A)	Filing Date	BU
6008489	08/984058	Method for improving the operation of oscillating mode atomic force microscopes	Elings, Virgil B. (Santa Barbara, CA); Magonov, Sergei (Santa Barbara, CA)	Digital Instruments, Inc. (Goleta, CA)	1997-12-03	AFM
4999494	07/405660	System for scanning large sample areas with a scanning probe microscope	Elings, Virgil B. (Santa Barbara, CA)	Digital Instruments, Inc. (Goleta, CA)	1989-09-11	AFM
5237859	07/707292	Atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Maivald, Peter (Goleta, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1991-05-30	AFM
5224376	07/831876	Atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Maivald, Peter (Goleta, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-02-06	AFM
5329808	08/085053	Atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1993-07-02	AFM
5253516	07/883043	Atomic force microscope for small samples having dual-mode operating capability	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-05-07	AFM
5025658	07/442256	Compact atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Sarid, Dror (Tucson, AZ)	Digital Instruments, Inc. (Santa Barbara, CA)	1989-11-28	AFM
5189906	07/687684	Compact atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Sarid, Dror (Tucson, AZ)	Digital Instruments, Inc. (Santa Barbara, CA)	1991-04-19	AFM
5077473	07/558225	Drift compensation for scanning probe microscopes using an enhanced probe positioning system	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Rodgers, Mark R. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1990-07-26	AFM
4889988	07/215729	Feedback control for scanning tunnel microscopes	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1988-07-06	AFM
RE34331	07/761171	Feedback control for scanning tunnel microscopes	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1991-08-30	AFM
RE37203	09/034175	Feedback control for scanning tunnel microscopes	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1998-03-04	AFM
5229606	07/361545	Jumping probe microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1989-06-05	AFM
5266801	08/009076	Jumping probe microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1993-01-26	AFM
5415027	08/147571	Jumping probe microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1993-11-05	AFM
5866807	08/794379	Method and apparatus for measuring mechanical properties on a small scale	Elings, Jeffrey R. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Schmitt, Christopher C. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1997-02-04	AFM
5898106	08/937494	Method and apparatus for obtaining improved vertical metrology measurements	Babcock, Kenneth L. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Kjoller, Kevin (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1997-09-25	AFM
5204531	07/835577	Method of adjusting the size of the area scanned by a scanning probe	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-02-14	AFM
5051646	07/622353	Method of driving a piezoelectric scanner linearly with time	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1990-11-29	AFM
5081390	07/565713	Method of operating a scanning probe microscope to improve drift characteristics	Elings, Virgil B. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1990-08-13	AFM
4954704	07/445280	Method to increase the speed of a scanning probe microscope	Elings, Virgil B. (Santa Barbara, CA); Maivald, Peter (Goleta, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1989-12-04	AFM
5400647	07/974603	Methods of operating atomic force microscopes to measure friction	Elings, Virgil B. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-11-12	AFM
5553487	08/502368	Methods of operating atomic force microscopes to measure friction	Elings, Virgil B. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1995-07-14	AFM
5306919	07/947831	Positioning device for scanning probe microscopes	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-09-21	AFM
5557156	08/353399	Scan control for scanning probe microscopes	Elings, Virgil (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1994-12-02	AFM
5198715	07/793245	Scanner for scanning probe microscopes having reduced Z-axis non-linearity	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1991-11-12	AFM
5103095	07/527559	Scanning probe microscope employing adjustable tilt and unitary head	Elings, Virgil B. (Santa Barbara, CA); Longmire, Matthew J. (Goleta, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1990-05-23	AFM
5705814	08/521584	Scanning probe microscope having automatic probe exchange and alignment

Young, James M. (Santa Barbara, CA); Prater, Craig B. (Santa Barbara, CA); Grigg, David A. (Santa Barbara, CA); Meyer, Charles R. (Santa Barbara, CA); Hertzog, William H. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA)

				Digital Instruments, Inc. (Santa Barbara, CA)	1995-08-30	AFM
5308974	07/982871	Scanning probe microscope using stored data for vertical probe positioning	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-11-30	AFM
5418363	08/202287	Scanning probe microscope using stored data for vertical probe positioning	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1994-02-25	AFM
6032518	09/119549	Scanning stylus atomic force microscope with cantilever tracking and optical access

Prater, Craig B. (Santa Barbara, CA); Massie, James (Santa Barbara, CA); Grigg, David A. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Hansma, Paul K. (Santa Barbara, CA); Drake, Barney (Santa Barbara, CA)

				Digital Instruments, Inc. (Santa Barbara, CA)	1998-07-20	AFM
5412980	07/926175	Tapping atomic force microscope	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Inc. (Santa Barbara, CA)	1992-08-07	AFM
5463897	08/107017	Scanning stylus atomic force microscope with cantilever tracking and optical access

Prater, Craig B. (Santa Barbara, CA); Massie, James (Santa Barbara, CA); Grigg, David A. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Hansma, Paul K. (Santa Barbara, CA); Drake, Barney (Santa Barbara, CA)

				Digital Instruments, Inc. (Santa Barbara, CA); The Regents of the University of California (Oakland, CA)	1993-08-17	AFM
5560244	08/416100	Scanning stylus atomic force microscope with cantilever tracking and optical access

Prater, Craig B. (Santa Barbara, CA); Massie, James (Santa Barbara, CA); Grigg, David A. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Hansma, Paul K. (Santa Barbara, CA); Drake, Barney (Santa Barbara, CA)

				Digital Instruments, Inc. (Santa Barbara, CA); The Regents of the University of California (Oakland, CA)	1995-04-04	AFM
5714682	08/679332	Scanning stylus atomic force microscope with cantilever tracking and optical access

Prater, Craig B. (Santa Barbara, CA); Massie, James (Santa Barbara, CA); Grigg, David A. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA); Hansma, Paul K. (Santa Barbara, CA); Drake, Barney (Santa Barbara, CA)

				Digital Instruments, Inc. (Santa Barbara, CA); The Regents of the University of California (Oakland, CA)	1996-07-11	AFM
5519212	08/381159	Tapping atomic force microscope with phase or frequency detection	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Digital Instruments, Incorporated (Santa Barbara, CA)	1995-01-31	AFM
6189374	09/280160	Active probe for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	NanoDevices, Inc. (Santa Barbara, CA)	1999-03-29	AFM
6530266	09/476163	Active probe for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	NanoDevices, Inc. (Santa Barbara, CA)	1999-12-30	AFM
6196061	09/186742	AFM with referenced or differential height measurement	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	Nanodevices, Inc. (Santa Barbara, CA)	1998-11-05	AFM
6279389	09/698919	AFM with referenced or differential height measurement	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	NanoDevices, Inc. (Santa Barbara, CA)	2000-10-27	AFM
5672816	08/448004	Large stage system for scanning probe microscopes and other instruments	Park, Sang-il (Palo Alto, CA); Smith, Ian R. (Los Gatos, CA); Kirk, Michael D. (San Jose, CA)	Park Scientific Instruments (Sunnyvale, CA)	1995-05-23	AFM
5448399	07/850677	Optical system for scanning microscope	Park, Sang-il (Palo Alto, CA); Linker, Frederick I. (Menlo Park, CA); Smith, Ian R. (Los Gatos, CA)	Park Scientific Instruments (Sunnyvale, CA)	1992-03-13	AFM
5376790	07/850669	Scanning probe microscope	Linker, Frederick I. (Menlo Park, CA); Kirk, Michael D. (San Jose, CA); Alexander, John D. (Sunnyvale, CA); Park, Sang-il (Palo Alto, CA); Park, Sung-il (San Jose, CA); Smith, Ian R. (Los Gatos, CA)	Park Scientific Instruments (Sunnyvale, CA)	1992-03-13	AFM
5714756	08/710239	Scanning probe microscope having a single viewing device for on-axis and oblique angle views	Park, Sang-il (Palo Alto, CA); Linker, Frederick I. (Menlo Park, CA); Smith, Ian R. (Los Gatos, CA)	Park Scientific Instruments (Sunnyvale, CA)	1996-09-13	AFM
5877891	08/428358	Scanning probe microscope having a single viewing device for on-axis and oblique optical views	Park, Sano-il (Palo Alto, CA); Linker, Frederick I. (Menlo Park, CA); Smith, Ian R. (Los Gatos, CA)	Park Scientific Instruments (Sunnyvale, CA)	1995-04-21	AFM
5854487	08/808351	Scanning probe microscope providing unobstructed top down and bottom up views	Braunstein, David (Campbell, CA); Kirk, Michael (San Jose, CA); Ly, Quoc (San Jose, CA); Nguyen, Thai (Sunnyvale, CA)	Park Scientific Instruments (Sunnyvale, CA)	1997-02-28	AFM
6130427	08/828771	Scanning probe microscope with multimode head	Park, Sang-il (Palo Alto, CA); Linker, Frederick I. (Menlo Park, CA); Smith, Ian R. (Los Gatos, CA); Kirk, Michael (San Jose, CA); Alexander, John (Sunnyvale, CA); Park, Sung (Saratoga, CA)	Park Scientific Instruments (Sunnyvale, CA)	1997-04-01	AFM
7617719	11/606695	Method and apparatus for obtaining material property information of a heterogeneous sample using harmonic resonance imaging	Su, Chanmin (Ventura, CA, US); Prater, Craig (Goleta, CA, US); Meyers, Gregory F. (Midland, MI, US); Lafreniere, Bryant R. (Midland, MI, US)	The Dow Chemical Company (Midland, MI, US); Veeco Instruments Inc. (Plainview, NY, US)	2006-11-30	AFM
6057547	09/208733	Scanning probe microscope with scan correction	Park, Sang-il (Seoul, KR); Smith, Ian R. (Los Gatos, CA)	ThermoMicorosRescoper, Corp (Sunnyvale, CA)	1998-12-09	AFM
6057546	09/129066	Kinematically mounted probe holder for scanning probe microscope	Braunstein, David (Campbell, CA); Kirk, Michael (San Jose, CA); Ly, Ouoc (San Jose, CA); Nguyen, Thai (Sunnyvale, CA)	ThermoMicroscopes Corp. (Sunnyvale, CA)	1998-08-04	AFM
6005251	09/119808	Voice coil scanner for use in scanning probe microscope	Alexander, John D. (Sunnyvale, CA); Tortonese, Marco (Mountain View, CA); Nguyen, Thai (Sunnyvale, CA)	Thermomicroscopes Corp. (Sunnyvale, CA)	1998-07-21	AFM
6310342	09/128885	Optical microscope stage for scanning probe microscope	Braunstein, David (Campbell, CA); Kirk, Michael (San Jose, CA); Ly, Quoc (San Jose, CA); Nguyen, Thai (Sunnyvale, CA)	ThermoMicroscopes Corporation (Sunnyvale, CA)	1998-08-04	AFM
6590703	09/906985	Optical system for scanning microscope	Park, Sang-il (Seoul, KR); Smith, Ian R. (Los Gatos, CA)	ThermoMicroscopes Corporation (Sunnyvale, CA)	2001-07-16	AFM
5939719	08/831153	Scanning probe microscope with scan correction	Park, Sang-il (Palo Alto, CA); Smith, Ian R. (Los Gatos, CA); Kirk, Michael (San Jose, CA)	ThermoMicroscopes Corporation (Sunnyvale, CA)	1997-04-01	AFM
6265718	09/561448	Scanning probe microscope with scan correction	Park, Sang-il (Seoul, KR); Smith, Ian R. (Los Gatos, CA)	ThermoMicroscopes, Corp. (Sunnyvale, CA)	2000-04-28	AFM
5469734	08/357133	Scanning apparatus linearization and calibration system	Schuman, Marc R. (San Francisco, CA)	Topometrix (Santa Clara, CA)	1994-12-15	AFM
5641897	08/560827	Scanning apparatus linearization and calibration system	Schuman, Marc Robert (San Francisco, CA)	Topometrix (Santa Clara, CA)	1995-11-20	AFM

1

Issued Patents (US)

Patent Number	Application Number	Title	Inventor Name(s)	Assignee (A)	Filing Date	BU
5319960	07/847160	Scanning force microscope	Gamble, Ronald C. (Altadena, CA); West, Paul E. (Cupertino, CA)	Topometrix (Santa Clara, CA)	1992-03-06	AFM
5291775	07/845919	Scanning force microscope with integrated optics and cantilever mount	Gamble, Ronald C. (Altadena, CA); West, Paul G. (Cupertino, CA)	Topometrix (Santa Clara, CA)	1992-03-04	AFM
5455420	08/273740	Scanning probe microscope apparatus for use in a scanning electron	Ho, Huddee (San Jose, CA); West, Paul E. (Cupertino, CA)	Topometrix (Santa Clara, CA)	1994-07-12	AFM
5507179	08/360588	Synchronous sampling scanning force microscope	Gamble, Ronald C. (Pasadena, CA); West, Paul E. (Cupertino, CA); Schuman, Marc R. (San Francisco, CA)	Topometrix (Santa Clara, CA)	1994-12-21	AFM
5481908	08/055236	Resonance contact scanning force microscope	Gamble, Ronald C. (Pasadena, CA)	Topometrix Corporation (Santa Clara, CA)	1993-04-28	AFM
5625142	08/500544	Resonance contact scanning force microscope	Gamble, Ronald C. (Pasadena, CA)	Topometrix Corporation (Santa Clara, CA)	1995-07-11	AFM
5681987	08/631555	Resonance contact scanning force microscope	Gamble, Ronald C. (Pasadena, CA)	Topometrix Corporation (Santa Clara, CA)	1996-04-12	AFM
5510615	08/478479	Scanning probe microscope apparatus for use in a scanning electron microscope	Ho, Huddee (San Jose, CA); West, Paul E. (Cupertino, CA)	Topometrix Corporation (Santa Clara, CA)	1995-06-07	AFM
5406832	08/086592	Synchronous sampling scanning force microscope	Gamble, Ronald C. (Pasadena, CA); West, Paul E. (Cupertino, CA); Schuman, Marc R. (San Francisco, CA)	Topometrix Corporation (Santa Clara, CA)	1993-07-02	AFM
5441343	08/127661	Thermal sensing scanning probe microscope and method for measurement of thermal parameters of a specimen	Pylkki, Russell J. (Arcadia, CA); Schuman, Marc (San Francisco, CA); West, Paul E. (Cupertino, CA)	Topometrix Corporation (Santa Clara, CA)	1993-09-27	AFM
6188485	09/291521	Disk-mount device for automatic successive testing of computer-drive disk blanks by interferometry	Stumpe, Kenneth (Tucson, AZ)	Veeco Corporation (Tucson, AZ)	1999-04-14	OIM
5907400	08/946303	Folded low-power interference microscope objective	Aziz, David J. (Tucson, AZ)	Veeco Corporation (Tucson, AZ)	1997-10-07	OIM
5929987	09/121765	System for eliminating scattered light in autocollimator for magnetic-head suspension measuring instrument	Hayes, John B. (Tucson, AZ)	Veeco Corporation (Tucson, AZ)	1998-07-23	OIM
RE37560	08/948909	Scan control for scanning probe microscopes	Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments INC (Melville, NY)	1997-10-10	AFM
RE37560	08/948909	Scan control for scanning probe microscopes	Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments INC (Melville, NY)	1997-10-10	AFM
6677697	10/006085	Force scanning probe microscope	Struckmeier, Jens (Santa Barbara, CA); Gotthard, Doug (Carpinteria, CA); Ohler, Ben (Santa Barbara, CA)	Veeco Instruments Inc.	2001-12-06	AFM
6590208	09/766555	Balanced momentum probe holder	Massie, James R. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	2001-01-19	AFM
6172506	08/892746	Capacitance atomic force microscopes and methods of operating such microscopes	Adderton, Dennis M. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1997-07-15	AFM
6172506	08/892746	Capacitance atomic force microscopes and methods of operating such microscopes	Adderton, Dennis M. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1997-07-15	AFM
6323483	09/399388	High bandwidth recoiless microactuator	Cleveland, Jason P. (Ventura, CA); Grigg, David (Glastonbury, CT)	Veeco Instruments Inc. (Plainview, NY)	1999-09-20	AFM
6353221	09/240713	Method and apparatus for cleaning a tip of a probe of a probe-based measuring instrument	Elings, Jeffrey R. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1999-01-29	AFM
6353221	09/240713	Method and apparatus for cleaning a tip of a probe of a probe-based measuring instrument	Elings, Jeffrey R. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1999-01-29	AFM
6287880	09/751728	Method and apparatus for high resolution profiling in semiconductor structures	Erickson, Andrew Norman (Santa Barbara, CA); De Wolf, Peter (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	2000-12-29	AFM
6185992	09/354448	Method and system for increasing the accuracy of a probe-based instrument measuring a heated sample	Daniels, Robert (Goleta, CA); Magonov, Serguei (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1999-07-15	AFM
6389886	09/731308	Method and system for increasing the accuracy of a probe-based instrument measuring a heated sample	Daniels, Robert (Goleta, CA); Magonov, Serguei (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	2000-12-06	AFM
RE36488	09/082320	Tapping atomic force microscope with phase or frequency detection	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1998-05-21	AFM
RE36488	09/082320	Tapping atomic force microscope with phase or frequency detection	Elings, Virgil B. (Santa Barbara, CA); Gurley, John A. (Santa Barbara, CA)	Veeco Instruments Inc. (Plainview, NY)	1998-05-21	AFM
7631546	11/428047	Method and apparatus for monitoring of a SPM actuator	Masser, Carl (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2006-06-30	AFM
7665349	11/132959	Method and apparatus for rapid automatic engagement of a probe	Mininni, Paul I. (Montreal, CA); Osborne, Jason R. (Lompoc, CA, US); Young, James M. (Santa Barbara, CA, US); Meyer, Charles R. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2005-05-19	AFM
7574903	11/669034	Method and apparatus of driving torsional resonance mode of a probe-based instrument	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2007-01-30	AFM
7658097	11/537535	Method and apparatus of high speed property mapping	Su, Chanmin (Ventura, CA, US); Lombrozo, Peter M. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2006-09-29	AFM
7387035	11/383693	Method of making a force curve measurement on a sample	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2006-05-16	AFM
7478552	11/385273	Optical detection alignment/tracking method and apparatus	Gotthard, Doug (Goleta, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2006-03-21	AFM
7429732	11/241093	Scanning probe microscopy method and apparatus utilizing sample pitch

Kneeburg, David A. (Santa Barbara, CA, US); Jain, Rohit (Ventura, CA, US); Osborne, Jason R. (Lompoc, CA, US); Yao, Wei (Ventura, CA, US); Klonowski, Matthew T. (Santa Barbara, CA, US); Schmitz, Ingo (Santa Barbara, CA, US)

				Veeco Instruments Inc. (Plainview, NY, US)	2005-09-30	AFM
7448798	10/464379	Scanning thermal probe microscope	Wang, Chunhai (Sunnyvale, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2003-06-18	AFM
7748260	11/457079	Thermal mechanical drive actuator, thermal probe and method of thermally driving a probe	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US); Prater, Craig (Santa Barbara, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2006-07-12	AFM
7513142	11/203506	Tracking qualification and self-optimizing probe microscope and method	Rice, Alan F. (Santa Barbara, CA, US); Huang, Lin (Goleta, CA, US)	Veeco Instruments Inc. (Plainview, NY, US)	2005-08-12	AFM
6672144	09/904913	Dynamic activation for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	Veeco Instruments Inc. (Santa Barbara, CA)	2001-07-13	AFM
6552806	09/497567	Automated minimization of optical path difference and reference mirror focus in white-light interference microscope objective	Swinford, Richard W. (Tucson, AZ); Aziz, David J. (Tucson, AZ); Guenther, Bryan W. (Tucson, AZ); Unruh, Paul R. (Tucson, AZ)	Veeco Instruments Inc. (Tucson, AZ)	2000-02-03	OIM
6493093	09/833880	Bat-wing attenuation in white-light interferometry	Harasaki, Akiko (Kawasaki, JP); Schmit, Joanna (Tucson, AZ)	Veeco Instruments Inc. (Tucson, AZ)	2001-04-12	OIM
6624893	09/875638	Correction of scanning errors in interferometric profiling	Schmit, Joanna (Tucson, AZ); Olszak, Artur (Tucson, AZ)	Veeco Instruments Inc. (Tucson, AZ)	2001-06-06	OIM
6624894	09/888826	Scanning interferometry with reference signal	Olszak, Artur (Tucson, AZ); Schmit, Joanna (Tucson, AZ)	Veeco Instruments Inc. (Tucson, AZ)	2001-06-25	OIM
6266183	09/664141	Self-centering crash protection mechanism for interference microscope objective	Guenther, Bryan W. (Tucson, AZ); Aziz, David J. (Sunnyvale, CA)	Veeco Instruments Inc. (Tucson, AZ)	2000-09-18	OIM
7212356	11/061178	Mounting mechanism for compensating optics in interferometer	Guenther, Bryan W. (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US)	Veeco Instruments Inc. (Tucson, AZ, US)	2005-02-18	OIM
6987570	10/109361	Reference signal for stitching of interferometric profiles	Schmit, Joanna (Tucson, AZ, US); Olszak, Artur (Tucson, AZ, US)	Veeco Instruments Inc. (Tucson, AZ, US)	2002-03-28	AFM
6987570	10/109361	Reference signal for stitching of interferometric profiles	Schmit, Joanna (Tucson, AZ, US); Olszak, Artur (Tucson, AZ, US)	Veeco Instruments Inc. (Tucson, AZ, US)	2002-03-28	OIM
6810720	10/310546	Active probe for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA); Minne, Stephen C. (Danville, IL)	Veeco Instruments Inc. (Woodbury, NY)	2002-12-05	AFM
6810354	10/139949	Image reconstruction method	Dahlen, Gregory A. (Santa Barbara, CA)	Veeco Instruments Inc. (Woodbury, NY)	2002-05-06	AFM
6357285	09/188497	Method and apparatus for the quantitative and objective correlation of data from a local sensitive force detector	Allen, Michael J. (Santa Barbara, CA)	Veeco Instruments Inc. (Woodbury, NY)	1998-11-09	AFM
7017398	10/966619	Active probe for an atomic force microscope and method for use thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-10-15	AFM
6912893	10/417506	Apparatus and method for improving tuning of a probe-based instrument	Minne, Stephen C. (Santa Barbara, CA, US); Cavazos, Hector B. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2003-04-17	AFM
6928863	10/624246	Apparatus and method for isolating and measuring movement in a metrology apparatus	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2003-07-22	AFM
6941823	10/045438	Apparatus and method to compensate for stress in a microcantilever	Lai, Jonathan W. (Goleta, CA, US); Cavazos, Hector B. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US); Adderton, Dennis M. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2001-11-07	AFM
7036357	10/752235	Dynamic activation for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-01-06	AFM
7204131	11/415602	Dynamic activation for an atomic force microscope and method of use thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2006-05-02	AFM
7076996	10/285013	Environmental scanning probe microscope	Markakis, Stephen M. (Santa Barbara, CA, US); Lippire, Peter D. (Goleta, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2002-10-31	AFM
7044007	10/756579	Force scanning probe microscope	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-01-13	AFM

2

Issued Patents (US)

Patent Number	Application Number	Title	Inventor Name(s)	Assignee (A)	Filing Date	BU
7143005	10/944333	Image reconstruction method	Dahlen, Gregory A. (Santa Barbara, CA, US); Foreman, William (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-09-17	AFM
7013717	10/006090	Manual control with force-feedback for probe microscopy-based force spectroscopy	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2001-12-06	AFM
6862921	09/904634	Method and apparatus for manipulating a sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2001-07-13	AFM
7040147	11/075019	Method and apparatus for manipulating a sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2005-03-08	AFM
7421370	11/228957	Method and apparatus for measuring a characteristic of a sample feature	Jain, Rohit (Ventura, CA, US); Richards, John (Solvang, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2005-09-16	AFM
7155964	11/133802	Method and apparatus for measuring electrical properties in torsional resonance mode	Huang, Lin (Goleta, CA, US); Su, Chanmin (Ventura, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2005-05-21	AFM
6838889	09/761792	Method and apparatus for reducing the parachuting of a probe	Su, Quanmin C. (Goleta, CA, US); Russell, William I. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2001-01-17	AFM
7168301	10/937597	Method and apparatus of driving torsional resonance mode of a probe-based instrument	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-09-09	AFM
6886395	10/345513	Method of fabricating a surface probing device and probing device produced thereby	Minne, Stephen C. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2003-01-16	AFM
7096711	10/844200	Methods of fabricating structures for characterizing tip shape of scanning probe microscope probes and structures fabricated thereby	Chand, Ami (Goleta, CA, US); Okulan, Nihat (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-05-12	AFM
7370515	10/873064	Probes for use in scanning probe microscopes and methods of fabricating such probes	Okulan, Nihat (Santa Barbara, CA, US); Chand, Ami (Goleta, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2004-06-21	AFM
7156965	10/052921	Scanning electrochemical potential microscope	Li, Chunzeng (Santa Barbara, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2001-11-09	AFM
6945099	10/189108	Torsional resonance mode probe-based instrument and method	Su, Chanmin (Ventura, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Huang, Lin (Goleta, CA, US)	Veeco Instruments Inc. (Woodbury, NY, US)	2002-07-02	AFM
6530268	09/855960	Apparatus and method for isolating and measuring movement in a metrology apparatus	Massie, James R. (Santa Barbara, CA)	Veeco Instruments, Inc. (Plainview, NY)	2001-05-15	AFM
6612160	09/803268	Apparatus and method for isolating and measuring movement in metrology apparatus	Massie, James R. (Santa Barbara, CA); Proksch, Roger B. (Santa Barbara, CA)	Veeco Instruments, Inc. (Plainview, NY)	2001-03-09	AFM
6427345	09/189443	Method and apparatus for a line based, two-dimensional characterization of a three-dimensional surface	Alvis, Roger L. (San Carlos, CA)	Veeco Instruments, Inc. (Plainview, NY)	1998-11-10	AFM
6280939	09/145352	Method and apparatus for DNA sequencing using a local sensitive force detector	Allen, Michael J. (Santa Barbara, CA)	Veeco Instruments, Inc. (Plainview, NY)	1998-09-01	AFM
7684956	11/605175	Image reconstruction method	Dahlen, Gregory A. (Santa Barbara, CA, US); Foreman, William (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Plainview, NY, US)	2006-11-28	AFM
7691661	11/120553	Method of fabricating a surface probing device	Minne, Stephen C. (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Plainview, NY, US)	2005-05-03	AFM
7219538	11/068479	Balanced momentum probe holder	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Santa Barbara, CA, US)	2005-02-28	AFM
7584653	11/436386	System for wide frequency dynamic nanomechanical analysis	Su, Chanmin Quanmin (Ventura, CA, US); Magonov, Sergei (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Santa Barbara, CA, US)	2006-05-18	AFM
6459489	09/585370	Alignment of magnetic heads for automatic identification of regions of interest for interferometric measurement	Farrell, Colin T. (Sahuarita, AZ); Schmucker, Mark A. (Tucson, AZ)	Veeco Instruments, Inc. (Tucson, AZ)	2000-06-01	OIM
6545761	09/452334	Embedded interferometer for reference-mirror calibration of interferometric microscope	Aziz, David J. (Tucson, AZ); Guenther, Bryan W. (Tucson, AZ)	Veeco Instruments, Inc. (Tucson, AZ)	1999-11-30	OIM
6449048	09/569131	Lateral-scanning interferometer with tilted optical axis	Olszak, Artur (Tucson, AZ)	Veeco Instruments, Inc. (Tucson, AZ)	2000-05-11	OIM
6556305	09/505500	Pulsed source scanning interferometer	Aziz, David J. (Tucson, AZ); Knowlden, Robert E. (Tucson, AZ); Abbene, Matthew P. (Oro Valley, AZ)	Veeco Instruments, Inc. (Tucson, AZ)	2000-02-17	OIM
6738511	09/679277	Reduced noise sensitivity method and apparatus for converting an interferogram phase map to a surface profile map	Farrell, Colin T. (Sahuarita, AZ); Herron Jr., Jon D. (Tucson, AZ)	Veeco Instruments, Inc. (Tucson, AZ)	2000-10-04	OIM
6847460	10/262057	Alignment and correction template for optical profilometric measurement	Farrell, Colin T. (Green Valley, AZ, US); Martinez, Anthony L. (Tuscon, AZ, US); Schmit, Joanna (Tucson, AZ, US); Krell, Michael B. (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2002-10-01	OIM
6847460	10/262057	Alignment and correction template for optical profilometric measurement	Farrell, Colin T. (Green Valley, AZ, US); Martinez, Anthony L. (Tuscon, AZ, US); Schmit, Joanna (Tucson, AZ, US); Krell, Michael B. (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2002-10-01	OIM
7119909	10/869138	Film thickness and boundary characterization by interferometric profilometry	Unruh, Paul R. (Oro Valley, AZ, US); Schmit, Joanna (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2004-06-16	OIM
7605925	11/473447	High-definition vertical-scan interferometry	Chen, Dong (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2006-06-23	OIM
7505863	11/827737	Interferometric iterative technique with bandwidth and numerical-aperture dependency	Munteanu, Florin (Tucson, AZ, US); Schmit, Joanna (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2007-07-13	OIM
7283250	10/759686	Measurement of object deformation with optical profiler	Schmit, Joanna (Tucson, AZ, US); Unruh, Paul R. (Oro Valley, AZ, US); Novak, Erik L. (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2004-01-16	OIM
7612891	11/300945	Measurement of thin films using fourier amplitude	Wan, Der-shen (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2005-12-15	OIM
7375821	11/003538	Profilometry through dispersive medium using collimated light with compensating optics	Han, Sen (Tucson, AZ, US); Novak, Erik K. (Tucson, AZ, US)	Veeco Instruments, Inc. (Tucson, AZ, US)	2004-12-03	OIM
6642517	09/491000	Method and apparatus for atomic force microscopy	Ghislain, Lucien P. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments, Inc. (Woodbury, NY)	2000-01-25	AFM
6642517	09/491000	Method and apparatus for atomic force microscopy	Ghislain, Lucien P. (Santa Barbara, CA); Elings, Virgil B. (Santa Barbara, CA)	Veeco Instruments, Inc. (Woodbury, NY)	2000-01-25	AFM
6861649	10/614425	Balanced momentum probe holder	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2003-07-07	AFM
7555940	11/492740	Cantilever free-decay measurement system with coherent averaging	Su, Chanmin Quanmin (Ventura, CA, US); Shi, Jian (Goleta, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2006-07-25	AFM
7001785	11/006478	Capacitance probe for thin dielectric film characterization	Chen, Dong (Tucson, AZ, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2004-12-06	AFM
7385405	11/334952	Capacitance probe for thin dielectric film characterization	Chen, Dong (Tucson, AZ, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2006-01-19	AFM
7596990	11/106366	Method and apparatus for obtaining quantitative measurements using a probe based instrument	Su, Chanmin (Ventura, CA, US); Phan, Nghi (Santa Barbara, CA, US); Prater, Craig (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2005-04-14	AFM
7334460	11/382438	Method and apparatus of manipulating a sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2006-05-09	AFM
7210330	11/466908	Methods of fabricating structures for characterizing tip shape of scanning probe microscope probes and structures fabricated thereby	Chand, Ami (Goleta, CA, US); Okulan, Nihat (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2006-08-24	AFM
7055378	10/638963	System for wide frequency dynamic nanomechanical analysis	Su, Chanmin Quanmin (Ventura, CA, US); Magonov, Sergei (Santa Barbara, CA, US)	Veeco Instruments, Inc. (Woodbury, NY, US)	2003-08-11	AFM
7578176	11/645092	Systems and methods for utilizing scanning probe shape characterization	Bao, Tianming (Frisco, TX, US); Liu, Hao-chih (Goleta, CA, US); Dahlen, Gregory A. (Santa Barbara, CA, US); Jain, Rohit (Ventura, CA, US)	Veeco Metrology, Inc. (Santa Barbara, CA, US)	2006-12-22	AFM
5874734	08/777655	Atomic force microscope for measuring properties of dielectric and insulating layers	Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA, 93110); Adderton, Dennis M. (4493 Vieja Dr., Santa Barbara, CA, 93110); Sarid, Dror (4149 E. 6th St., Tucson, AZ, 85711)	N.A. Digital Instruments	1996-12-31	AFM
5939709	08/878987	Scanning probe optical microscope using a solid immersion lens	Ghislain, Lucien P. (1016 Cliff Dr. #323, Santa Barbara, CA, 93109); Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA, 93111)	N.A. Digital Instruments	1997-06-19	AFM

“N.A.” indicates that no assignment is currently on file with the PTO.  The entity name appearing after the “N.A.” is the owner who will be the designated assignee once the assignment documents are filed.                                                                                                                                                                                                                                                                                                                                                                                             AFM

3

Pending Applications  (US)

Document Number	Application Number	Title	Inventor Name(s)	Assignee (A)	Filing Date	BU
20010000279	09/731308	Method And System For Increasing The Accuracy Of A Probe-Based Instrument Measuring A Heated Sample	Daniels, Robert (Goleta, CA, US); Magonov, Serguei (Santa Barbara, CA, US)	Veeco Instruments Inc.	2000-12-06	AFM
20020092340	09/999681	Cantilever Array Sensor System

Prater, Craig (Santa Barbara, CA, US); Meyer, Charles R. (Santa Barbara, CA, US); Su, Chanmin (Ventura, CA, US); Massie, James Robert (Santa Barbara, CA, US); Babcock, Kenneth Lawrence (Santa Barbara, CA, US); Turner, Mary Gertrude (Tucson, AZ, US)

				Veeco Instruments Inc.	2001-10-30	AFM
20020124636	09/803268	Apparatus And Method For Isolating And Measuring Movement In Metrology Apparatus	Massie, James R. (Santa Barbara, CA, US); Proksch, Roger B. (SANTA BARBARA;Santa Barbara, CA, US)	Veeco Instruments Inc.	2001-03-09	AFM
20020125427	09/904634	Method And Apparatus For Manipulating A Sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2001-07-13	AFM
20030110844	10/006085	Force Scanning Probe Microscope	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc.	2001-12-06	AFM
20040069944	10/614425	Balanced Momentum Probe Holder	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2003-07-07	AFM
20040083799	10/285013	Environmental Scanning Probe Microscope	Markakis, Stephen M. (Santa Barbara, CA, US); Lippire, Peter D. (Goleta, CA, US)	Veeco Instruments Inc.	2002-10-31	AFM
20040134264	10/624246	Apparatus And Method For Isolating And Measuring Movement In A Metrology Apparatus	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2003-07-22	AFM
20050252282	10/844200	Methods Of Fabricating Structures For Characterizing Tip Shape Of Scanning Probe Microscope Probes And Structures Fabricated Thereby	Chand, Ami (Goleta, CA, US); Okulan, Nihat (Santa Barbara, CA, US)	Veeco Instruments Inc.	2004-05-12	AFM
20050279729	10/873064	Probes For Use In Scanning Probe Microscopes And Methods Of Fabricating Such Probes	Okulan, Nihat (Santa Barbara, CA, US); Chand, Ami (Goleta, CA, US)	Veeco Instruments Inc.	2004-06-21	AFM
20060000263	11/106366	Method And Apparatus For Obtaining Quantitative Measurements Using A Probe Based Instrument	Su, Chanmin (Ventura, CA, US); Phan, Nghi (Santa Barbara, CA, US); Prater, Craig (Santa Barbara, CA, US)	Veeco Instruments Inc.	2005-04-14	AFM
20060043286	11/068479	Balanced Momentum Probe Holder	Massie, James R. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2005-10-28	AFM
20060119862	11/003538	Profilometry Through Dispersive Medium Using Collimated Light With Compensating Optics	Han, Sen (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US)	Veeco Instruments Inc.	2004-12-03	OIM
20060183255	11/334952	Capacitance Probe For Thin Dielectric Film Characterization	Chen, Dong (Tucson, AZ, US)	Veeco Instruments Inc.	2006-01-19	AFM
20060272399	11/436386	System For Wide Frequency Dynamic Nanomechanical Analysis	Su, Chanmin Quanmin (Ventura, CA, US); Magonov, Sergei (Santa Barbara, CA, US)	Veeco Instruments Inc.	2006-05-18	AFM
20060277972	11/466908	Methods Of Fabricating Structures For Characterizing Tip Shape Of Scanning Probe Microscope Probes And Structures Fabricated Thereby	Chand, Ami (Goleta, CA, US); Okulan, Nihat (Santa Barbara, CA, US)	Veeco Instruments Inc.	2006-08-24	AFM
20060285997	11/160311	Plasma-Modified Surfaces For Atomic Force Microscopy	Slack, Nelle Lynn (Goleta, CA, US); Kaplan, Stephen Leonard (San Carlos, CA, US)	Veeco Instruments Inc.	2005-06-17	AFM
20070033991	11/203506	Tracking Qualification And Self-Optimizing Probe Microscope And Method	Rice, Alan F. (Santa Barbara, CA, US); Huang, Lin (Goleta, CA, US)	Veeco Instruments Inc.	2005-08-12	AFM
20070067140	11/228957	Method And Apparatus For Measuring A Characteristic Of A Sample Feature	Jain, Rohit (Ventura, CA, US); Richards, John (Solvang, CA, US)	Veeco Instruments Inc.	2005-09-16	AFM
20070139656	11/300945	Measurement Of Thin Films Using Fourier Amplitude	Wan, Der-shen (Tucson, AZ, US)	Veeco Instruments Inc.	2005-12-15	OIM
20070220958	11/385273	Optical Detection Alignment/Tracking Method And Apparatus	Gotthard, Doug (Goleta, CA, US); Ohler, Ben (Santa Barbara, CA, US)	Veeco Instruments Inc.	2006-03-21	AFM
20080000291	11/428047	Method And Apparatus For Monitoring Movement Of A Spm Actuator	Masser, Carl (Santa Barbara, CA, US)	Veeco Instruments Inc.	2006-06-30	AFM
20080022759	11/492740	Cantilever Free-Decay Measurement System With Coherent Averaging	Su, Chanmin (Ventura, CA, US); Shi, Jian (Goleta, CA, US)	Veeco Instruments Inc.	2006-07-25	AFM
20080179206	12/058996	Apparatus And Method Of Transporting And Loading Probe Devices Of A Metrology Instrument	Feinstein, Adam J. (Santa Barbara, CA, US); Wilson, Matthew R. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2008-03-31	AFM
20080223119	11/687304	Fast-Scanning Spm Scanner And Method Of Operating Same	Phan, Nghi (Santa Barbara, CA, US); Cusworth, Craig (Redding, CA, US); Prater, Craig (Santa Barbara, CA, US)	Veeco Instruments Inc.	2007-03-16	AFM
20080276695	12/119382	Non-Destructive Wafer-Scale Sub-Surface Ultrasonic Microscopy Employing Near Field Afm Detection	Prater, Craig (Goleta, CA, US); Su, Chanmin (Ventura, CA, US)	Veeco Instruments Inc.	2008-05-12	AFM
20080277582	11/800679	Closed Loop Controller And Method For Fast Scanning Probe Microscopy	Shi, Jian (Goleta, CA, US); Su, Chanmin (Ventura, CA, US); Prater, Craig (Goleta, CA, US); Ma, Ji (Ventura, CA, US)	Veeco Instruments Inc.	2007-05-07	AFM
20080282819	12/123363	Probe For A Scanning Probe Microscope And Method Of Manufacture	Kjoller, Kevin J. (Santa Barbara, CA, US); Chand, Ami (Goleta, CA, US); Okulan, Nihat (Los Angeles, CA, US)	Veeco Instruments Inc.	2008-05-19	AFM
20090002775	11/824127	Interferometric Measurement Of Non-Homogeneous Multi-Material Surfaces	Chen, Dong (Tucson, AZ, US); Munteanu, Florin (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US); Best, Lawrence G. (Tucson, AZ, US)	Veeco Instruments Inc.	2007-06-29	AFM
20090002775	11/824127	Interferometric Measurement Of Non-Homogeneous Multi-Material Surfaces	Chen, Dong (Tucson, AZ, US); Munteanu, Florin (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US); Best, Lawrence G. (Tucson, AZ, US)	Veeco Instruments Inc.	2007-06-29	OIM
20090018786	11/827737	Interferometric Iterative Technique With Bandwidth And Numerical-Aperture Dependency	Munteanu, Florin (Tucson, AZ, US); Schmit, Joanna (Tucson, AZ, US)	Veeco Instruments Inc.	2007-07-13	OIM
20090032703	11/831175	High-Bandwidth Actuator Drive For Scanning Probe Microscopy	Russell, William I. (Santa Barbara, CA, US)	Veeco Instruments Inc.	2007-07-31	AFM
20090032706	11/832881	Fast-Scanning Spm And Method Of Operating Same

Prater, Craig (Goleta, CA, US); Su, Chanmin (Ventura, CA, US); Phan, Nghi (Santa Barbara, CA, US); Markakis, Jeffrey M. (Santa Barbara, CA, US); Cusworth, Craig (Redding, CA, US); Shi, Jian (Goleta, CA, US); Kindt, Johannes H. (Santa Barbara, CA, US); Nagle, Steven F. (Santa Barbara, CA, US); Fan, Wenjun (Oxnard, CA, US)

				Veeco Instruments Inc.	2007-08-02	AFM
20090185193	12/009424	Interferometric Measurement Of Dlc Layer On Magnetic Head	Munteanu, Florin (Tucson, AZ, US); Chen, Dong (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US); Best, Lawrence G. (Tucson, AZ, US)	Veeco Instruments Inc.	2008-01-18	AFM
20090185193	12/009424	Interferometric Measurement Of Dlc Layer On Magnetic Head	Munteanu, Florin (Tucson, AZ, US); Chen, Dong (Tucson, AZ, US); Novak, Erik L. (Tucson, AZ, US); Best, Lawrence G. (Tucson, AZ, US)	Veeco Instruments Inc.	2008-01-18	OIM
20090205092	12/345465	Method Of Fabricating A Probe Device For A Metrology Instrument And A Probe Device Produced Thereby	Wang, Weijie (Newbury Park, CA, US); Nagle, Steven (Santa Barbara, CA, US)	Veeco Instruments Inc.	2008-12-29	AFM
20090222958	12/398011	Method And Apparatus For Obtaining Quantitative Measurements Using A Probe Based Instrument	Su, Chanmin (Ventura, CA, US); Phan, Nghi (Santa Barbara, CA, US); Prater, Craig (Santa Barbara, CA, US)	Veeco Instruments Inc.	2009-03-04	AFM
20090260113	12/419898	Probe Microscope Setup Method	Rice, Alan F. (Santa Barbara, CA, US); Huang, Lin (Goleta, CA, US)	Veeco Instruments Inc.	2009-04-07	AFM
20100122385	12/618641	Method And Apparatus Of Operating A Scanning Probe Microscope	Hu, Yan (Ventura, CA, US); Hu, Shuiqing (Santa Barbara, CA, US); Su, Chanmin (Ventura, CA, US)	Veeco Instruments Inc.	2009-11-13	AFM
20070251305	11/380338	Method And Apparatus For Reducing Lateral Interactive Forces During Operation Of A Probe-Based Instrument	Huang, Lin (Goleta, CA, US); Meyer, Charles (Santa Barbara, CA, US)	Veeco Instruments lnc.	2006-04-26	AFM
20020093349	09/761792	Method And Apparatus For Reducing The Parachuting Of A Probe	Su, Quanmin C. (Goleta, CA, US); Russell, William I. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2001-01-17	AFM
20020125415	09/855960	Apparatus And Method For Isolating And Measuring Movement In A Metrology Apparatus	Massie, James R. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2001-05-15	AFM

4

Pending Applications  (US)

Document Number	Application Number	Title	Inventor Name(s)	Assignee (A)	Filing Date	BU
20030094036	10/310546	Active Probe For An Atomic Force Microscope And Method Of Use Thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	N.A. Veeco Instrument Inc.	2002-12-05	AFM
20040020279	10/456136	Method And Apparatus For The Actuation Of The Cantilever Of A Probe-Based Instrument	Degertekin, Levent F. (Decatur, GA, US); Su, Chanmin (Ventura, CA, US); Neilson, Peter G. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2003-06-06	AFM
20040255651	10/752235	Dynamic Activation For An Atomic Force Microscope And Method Of Use Thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	N.A. Veeco Instrument Inc.	2004-01-06	AFM
20050028583	10/937597	Method And Apparatus Of Driving Torsional Resonance Mode Of A Probe-Based Instrument	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US)	N.A. Veeco Instrument Inc.	2004-09-09	AFM
20050043917	10/944333	Image Reconstruction Method	Dahlen, Gregory A. (Santa Barbara, CA, US); Foreman, William (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2004-09-17	AFM
20050066714	10/966619	Active Probe For An Atomic Force Microscope And Method For Use Thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	N.A. Veeco Instrument Inc.	2004-10-15	AFM
20050081610	10/756579	Force Scanning Probe Microscope	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2004-01-13	AFM
20050121615	10/975792	Cantilever Array Sensor System

Prater, Craig (Santa Barbara, CA, US); Meyer, Charles R. (Santa Barbara, CA, US); Su, Chanmin (Ventura, CA, US); Massie, James Robert (Santa Barbara, CA, US); Babcock, Kenneth Lawrence (Santa Barbara, CA, US); Turner, Mary Gertrude (Tucson, AZ, US)

				N.A. Veeco Instrument Inc.	2004-10-28	AFM
20050145021	11/075019	Method And Apparatus For Manipulating A Sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2005-03-08	AFM
20050210967	11/120553	Method Of Fabricating A Surface Probing Device And Probing Device Produced Thereby	Minne, Stephen C. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2005-05-03	AFM
20050212529	11/133802	Method And Apparatus For Measuring Electrical Properties In Torsional Resonance Mode	Huang, Lin (Goleta, CA, US); Su, Chanmin (Ventura, CA, US)	N.A. Veeco Instrument Inc.	2005-05-21	AFM
20060191329	11/415602	Dynamic Activation For An Atomic Force Microscope And Method Of Use Thereof	Adderton, Dennis M. (Santa Barbara, CA, US); Minne, Stephen C. (Danville, IL, US)	N.A. Veeco Instrument Inc.	2006-05-02	AFM
20060213289	11/089165	Probe For A Scanning Probe Microscope And Method Of Manufacture	Kjoller, Kevin J. (Santa Barbara, CA, US); Chand, Ami (Goleta, CA, US); Okulan, Nihat (Los Angeles, CA, US)	N.A. Veeco Instrument Inc.	2005-03-24	AFM
20060230474	11/132959	Method And Apparatus For Rapid Automatic Engagement Of A Prove	Mininni, Paul I. (Montreal, CA); Osborne, Jason R. (Lompoc, CA, US); Young, James M. (Santa Barbara, CA, US); Meyer, Charles R. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2005-05-19	AFM
20060243034	11/382438	Method And Apparatus Of Manipulating A Sample	Chand, Ami (Goleta, CA, US); Kjoller, Kevin J. (Santa Barbara, CA, US); Babcock, Kenneth L. (Santa Barbara, CA, US); Harris, Michael K. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-05-09	AFM
20060260388	11/380349	Probe And Method For A Scanning Probe Microscope	Su, Chanmin (Ventura, CA, US); Shi, Jian (Goleta, CA, US)	N.A. Veeco Instrument Inc.	2006-04-26	AFM
20060283240	11/383693	Force Scanning Probe Microscope	Struckmeier, Jens (Santa Barbara, CA, US); Gotthard, Doug (Carpinteria, CA, US); Ohler, Ben (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-05-16	AFM
20070075243	11/241093	Scanning Probe Microscopy Method And Apparatus Utilizing Sample Pitch

Kneeburg, David A. (Santa Barbara, CA, US); Jain, Rohit (Ventura, CA, US); Osborne, Jason R. (Lompoc, CA, US); Yao, Wei (Ventura, CA, US); Klonowski, Matthew T. (Santa Barbara, CA, US); Schmitz, Ingo (Santa Barbara, CA, US)

				N.A. Veeco Instrument Inc.	2005-09-30	AFM
20070089498	11/537535	Method And Apparatus Of High Speed Property Mapping	Su, Chanmin (Ventura, CA, US); Lombrozo, Peter M. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-09-29	AFM
20070119241	11/669034	Method And Apparatus Of Driving Torsional Resonance Mode Of A Probe-Based Instrument	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US)	N.A. Veeco Instrument Inc.	2007-01-30	AFM
20070163335	11/619097	Method And Apparatus For Measuring Electrical Properties In Torsional Resonance Mode	Huang, Lin (Goleta, CA, US); Su, Chanmin (Ventura, CA, US)	N.A. Veeco Instrument Inc.	2007-01-02	AFM
20070208533	11/605175	Image Reconstruction Method	Dahlen, Gregory A. (Santa Barbara, CA, US); Foreman, William (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-11-28	AFM
20080006083	11/426461	Apparatus And Method Of Transporting And Loading Probe Devices Of A Metrology Instrument	Feinstein, Adam J. (Santa Barbara, CA, US); Wilson, Matthew R. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-06-26	AFM
20080011064	11/456787	Apparatus And Method Of Amplifying Low Voltage Signals	Masser, Carl (Santa Barbara, CA, US); Mittel, Henry (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-07-11	AFM
20080011065	11/457079	Thermal Mechanical Drive Actuator, Thermal Probe And Method Of Thermally Driving A Probe	Su, Chanmin (Ventura, CA, US); Daniels, Robert C. (Goleta, CA, US); Prater, Craig (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-07-12	AFM
20080087077	11/550296	Method And Apparatus Of Scanning A Sample Using A Scanning Probe Microscope	Mininni, Paul L. (Montreal, CA)	N.A. Veeco Instrument Inc.	2006-10-17	AFM
20080121813	11/556583	Method And Apparatus Of Compensating For Position Shift	Young, James M. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2006-11-03	AFM
20080127722	11/606695	Method And Apparatus For Obtaining Material Property Information Of A Heterogeneous Sample Using Harmonic Resonance Imaging	Su, Chanmin (Ventura, CA, US); Prater, Craig (Goleta, CA, US); Meyers, Gregory F. (Midland, MI, US); Lafreniere, Bryant R. (Midland, MI, US)	N.A. Veeco Instrument Inc.	2006-11-30	AFM
20090031792	11/833104	Probe Device For A Metrology Instrument And Method Of Fabricating The Same	Fan, Wenjun (Oxnard, CA, US); Nagle, Steven F. (Santa Barbara, CA, US)	N.A. Veeco Instrument Inc.	2007-08-02	AFM
20090077697	12/210075	Method And Apparatus Of Automatic Scanning Probe Imaging	Su, Chanmin (Ventura, CA, US); Belikov, Sergey (Goleta, CA, US)	N.A. Veeco Instrument Inc.	2008-09-12	AFM

“N.A.” indicates that no assignment is currently on file with the PTO, as is often the case with patent applications.  The entity name appearing after the “N.A.” is the owner who will be the designated assignee once the assignment documents are filed.

5

Patents & Applications  (Foreign)

Document Number	Application Number	Title	Inventor Name(s)	Assignee	Filing Date	BU
EP0587459A1	EP19930400832	An Ultra-Low Force Atomic Force Microscope.	Elings, Virgil B. (US); Gurley, John A. (US)	DIGITAL INSTRUMENTS, INC.	1993-03-31	AFM
EP0600452A1	EP19930119307	Scanning Probe Instrument Using Stored Topographical Data.	Elings, Virgil B. (US); Gurley, John A. (US)	DIGITAL INSTRUMENTS, INC.	1993-11-30	AFM
WO/1996/024026A1	PCT/US1996/001543	Tapping Atomic Force Microscope With Phase Or Frequency Detection	Elings, Virgil B.; Gurley, John A.	DIGITAL INSTRUMENTS, INC.	1996-01-31	AFM
WO/1997/008733A1	PCT/US1996/013475	A Scanning Probe Microscope Having Automatic Probe Exchange And Alignment	Young, James M.; Prater, Craig B.; Grigg, David A.; Meyer, Charles R.; Hertzog, William H.; Gurley, John A.; Elings, Virgil B.	DIGITAL INSTRUMENTS, INC.	1996-08-23	AFM
EP0587459B1	EP19930400832	Tapping Atomic Force Microscope	Elings, Virgil B. (1155 Via Tranquila, Santa Barbara, California, 93103-3252, US); Gurley, John A. (2991 Kenmore Place, Santa Barbara, California, 93105, US)	DIGITAL INSTRUMENTS, INC. (520 E.Montecito Street, Santa Barbara, California, 93103-3252, US)	1993-03-31	AFM
EP0600452B1	EP19930119307	Scanning Probe Instrument Using Stored Topographical Data	Elings, Virgil B. (4664 Via Clarice, Santa Barbara, California, 93110, US); Gurley, John A. (2991 Kenorme Place, Santa Barbara, California, 93105, US)	DIGITAL INSTRUMENTS, INC. (520 E.Montecito Street, Santa Barbara, California, 93103-3252, US)	1993-11-30	AFM
EP0839312B1	EP19960906289	Tapping Atomic Force Microscope With Phase Or Frequency Detection	Elings, Virgil B. (1155 Via Tranquila, Santa Barbara, CA, 93110, US); Gurley, John A. (2991 Kenmore Place, Santa Barbara, CA, 93105, US)	DIGITAL INSTRUMENTS, INC. (520 E.Montecito Street, Santa Barbara, California, 93103-3252, US)	1996-01-31	AFM
WO/2000/058759A2	PCT/US2000/005450	Active Probe For An Atomic Force Microscope And Method Of Use Thereof	Adderton, Dennis M. (4493 Vieja Drive Santa Barbara, CA, 93110, US); Minne, Stephen C. (2223 Denmark Road Danville, IL, 61832, US)	NANODEVICES, INC. (Suite E 516 E. Gutierrez Santa Barbara, CA, 93103, US)	2000-03-03	AFM
WO/1993/018525A1	PCT/US1993/002061	Scanning Probe Microscope

Linker, Frederick I. (936 Crane Street, Menlo Park, CA, 94025, US); Kirk, Michael D. (355 So. 16th Street, San Jose, CA, 95112, US); Swift, Peter R. (36 Pondview Drive, Amherst, MA, 01002, US); Alexander, John D. (160 Aries Way, #3 Sunnyvale, CA, 94086, US); Park, Sang-il (865 Loma Verde Avenue, Palo Alto, CA, 94303, US); Park, Sung-il (1055 Wilmington Avenue, San Jose, CA, 95129, US); Smith, Ian R. (228 Dover Street, Los Gatos, CA, 95032, US); Parish, David M. (10 Westfield Road, Amherst, NY, 14226, US); Lee, Jeong Ho (832 Loma Verde Avenue, Palo Alto, CA, 94303, US); Howland, Rebecca S. (2514 West Middlefield Road, Mountain View, CA, 94043, US)

				PARK SCIENTIFIC INSTRUMENTS CORP. (1171 Borregas Avenue, Sunnyvale, CA, 94089, US)	1993-03-12	AFM
WO/1994/029894A1	PCT/US1994/005989	Piezoresistive Cantilever With Integral Tip	Kirk, Michael D.; Smith, Ian R.; Tortonese, Marco Cahill Sean S.; Slater, Timothy G.	PARK SCIENTIFIC INSTRUMENTS CORPORATION TEKNEKRON CORPORATION.	1994-06-02	AFM
WO/1993/025928A1	PCT/US1993/005393	Large Stage System For Scanning Probe Microscopes And Other Instruments	Park, Sang-il Smith Ian R.; Arima, Ronald H.; Kirk, Michael D.	PARK SCIENTIFIC INSTRUMENTS CORPORATION.	1993-06-10	AFM
WO/1999/010705A2	PCT/US1998/015758	A Scanning Probe Microscope System Removably Attached To An Optical Microscope Objective	Alexander, John D. (160 Aries Way #3 Sunnyvale, CA, 94086, US); Tortonese, Marco (4318 Collins Court #10 Mountain View, CA, 94040, US); Nguyen, Thai (843 Pagoda Tree Court Sunnyvale, CA, 94086, US)

THERMOMICROSCOPES CORP. (1171 Borregas Avenue Sunnyvale, CA, 94089-1304, US); Alexander, John D. (160 Aries Way #3 Sunnyvale, CA, 94086, US); Tortonese, Marco (4318 Collins Court #10 Mountain View, CA, 94040, US); Nguyen, Thai (843 Pagoda Tree Court Sunnyvale, CA, 94086, US)

					1998-07-29	AFM
WO/1998/006960A1	PCT/US1997/013200	Single Axis Vibration Reducing System	Alexander, John D. (160 Aries Way #3, Sunnyvale, CA, 94086, US); Kirk, Michael D. (355 So. 16th Street, San Jose, CA, 94115, US)

THERMOMICROSCOPES CORPORATION (1171 Borregas Avenue, Sunnyvale, CA, 94089-1304, US); Alexander, John D. (160 Aries Way #3, Sunnyvale, CA, 94086, US); Kirk, Michael D. (355 So. 16th Street, San Jose, CA, 94115, US)

					1997-07-25	AFM
WO/1998/038501A1	PCT/US1998/002729	Scanning Probe Microscope Providing Unobstructed Top Down And Bottom Up Views

Braunstein, David (1113 Smith Avenue, Campbell, CA, 95008, US); Kirk, Michael (555 So. 13th Street, San Jose, CA, 95112, US); Quoc LY. (3014 Calle de las Flores, San Jose, CA, 95148, US); Nguyen, Thai (843 Pagoda Tree Court, Sunnyvale, CA, 94086, US)

THERMOMICROSCOPES CORPORATION (1171 Borregas Avenue, Sunnyvale, CA, 94089-1304, US); Braunstein, David (1113 Smith Avenue, Campbell, CA, 95008, US); Kirk, Michael (555 So. 13th Street, San Jose, CA, 95112, US); Quoc LY. (3014 Calle de las Flores, San Jose, CA, 95148, US); Nguyen, Thai (843 Pagoda Tree Court, Sunnyvale, CA, 94086, US)

					1998-02-06	AFM
EP0564088A1	EP19930301418	Scanning Force Microscope With Integrated Optics And Cantilever Mount.	Gamble, Ronald C. (US); WEST PAUL E (US)	Topometrix (US)	1993-02-25	AFM
EP0564088B1	EP19930301418	Scanning Force Microscope With Integrated Optics And Cantilever Mount And Method For Operating The Same	Gamble, Ronald C. (3390 Ellington Villa, Altadena, California, 91001, US); West, Paul E. (20911 Peppertree Lane, Cupertino, California, 95014, US)	Topometrix (US)	1993-02-25	AFM
EP0565227A1	EP19930301417	Scanning Force Microscope.	Gamble, Ronald C. (US); WEST PAUL E (US)	Topometrix (US)	1993-02-25	AFM
EP0565227B1	EP19930301417	Scanning Force Microscope	Gamble, Ronald C. (3390 Ellington Villa, Altadena, California, 91001, US); West, Paul E. (20911 Peppertree Lane, Cupertino, California, 95014, US)	Topometrix (US)	1993-02-25	AFM
EP0599582A2	EP19930309293	Scanning Apparatus Linearization And Calibration System.	Schuman, Marc Robert (US)	Topometrix (US)	1993-11-22	AFM
EP0599582A3	EP19930309293	Scanning Apparatus Linearization And Calibration System.	Schuman, Marc Robert (US)	Topometrix (US)	1993-11-22	AFM
EP0599582B1	EP19930309293	Scanning Apparatus Linearization And Calibration System	Schuman, Marc Robert (1550 9th Avenue no. 2, San Francisco, California, 94122, US)	Topometrix (US)	1993-11-22	AFM
EP0847590B1	EP19960931396	A Scanning Probe Microscope Having Automatic Probe Exchange And Alignment

Young, James M. (3622 Capri Drive, Santa Barbara, CA 93140, US); Prater, Craig B. (5530 Pembroke Avenue, Santa Barbara, CA 93111, US); Grigg, David A. (7696 Hayward Street, Ventura, CA. 93004, US); Meyer, Charles R. (808 N. Ontare Road, Santa Barbara, CA 93105, US); Hertzog, William H. (6072 Berkeley Drive, Goleta, CA. 93117, US); Gurley, John A. (2991 Kenmore Place, Santa Barbara, CA 93105, US); Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA 93110, US)

				Veeco Instruments Inc.	1996-08-23	AFM
EP0847590B1	EP19960931396	A Scanning Probe Microscope Having Automatic Probe Exchange And Alignment

Young, James M. (3622 Capri Drive, Santa Barbara, CA 93140, US); Prater, Craig B. (5530 Pembroke Avenue, Santa Barbara, CA 93111, US); Grigg, David A. (7696 Hayward Street, Ventura, CA. 93004, US); Meyer, Charles R. (808 N. Ontare Road, Santa Barbara, CA 93105, US); Hertzog, William H. (6072 Berkeley Drive, Goleta, CA. 93117, US); Gurley, John A. (2991 Kenmore Place, Santa Barbara, CA 93105, US); Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA 93110, US)

				Veeco Instruments Inc.	1996-08-23	AFM
EP2040265A2	EP20080021755	Method And Apparatus For Obtaining Quantitative Measurements Using A Probe Based Instrument		Veeco Instruments Inc.	2005-04-14	AFM
WO/1998/058288A1	PCT/US1998/012719	Scanning Probe Optical Microscope Using A Solid Immersion Lens	Ghislain, Lucien P. (1016 Cliff Drive #323, Santa Barbara, CA, US); Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA, 93111, US)	Veeco Instruments Inc.	1998-06-18	AFM
WO/1998/058288A1	PCT/US1998/012719	Scanning Probe Optical Microscope Using A Solid Immersion Lens	Ghislain, Lucien P. (1016 Cliff Drive #323, Santa Barbara, CA, US); Elings, Virgil B. (4664 Via Clarice, Santa Barbara, CA, 93111, US)	Veeco Instruments Inc.	1998-06-18	AFM
WO/1999/015851A1	PCT/US1998/020184	Method And Apparatus For Obtaining Improved Vertical Metrology Measurements

Babcock, Kenneth L. (867 Windsor Way Santa Barbara, CA, 93105, US); Elings, Virgil B. (4664 Via Clarice Santa Barbara, CA, 93111, US); Gurley, John A. (2991 Kenmore Place Santa Barbara, CA, 93111, US); Kjoller, Kevin (488 Vaquero Lane Santa Barbara, CA, 93111, US)

				Veeco Instruments Inc.	1998-09-23	AFM
WO/1999/015851A1	PCT/US1998/020184	Method And Apparatus For Obtaining Improved Vertical Metrology Measurements

Babcock, Kenneth L. (867 Windsor Way Santa Barbara, CA, 93105, US); Elings, Virgil B. (4664 Via Clarice Santa Barbara, CA, 93111, US); Gurley, John A. (2991 Kenmore Place Santa Barbara, CA, 93111, US); Kjoller, Kevin (488 Vaquero Lane Santa Barbara, CA, 93111, US)

				Veeco Instruments Inc.	1998-09-23	AFM
WO/2001/006205A1	PCT/US2000/019218	Method And System For Increasing The Accuracy Of A Probe-Based Instrument Measuring A Heated Sample	Daniels, Robert (7622 Pismo Beach Circle, Goleta, CA, 93117, US); Magonov, Sergei (3994 Primavere Road, Santa Barbara, CA, 93110, US)	Veeco Instruments Inc.	2000-07-14	AFM
WO/2001/022468A1	PCT/US2000/025600	High Bandwidth Recoiless Microactuator	Cleveland, Jason P. (2524 Pierpont Boulevard Ventura, CA, 93001, US); Grigg, David (69 Spruce Lane Glastonbury, CT, 06033, US)	Veeco Instruments Inc.	2000-09-19	AFM
WO/2002/057749A1	PCT/US2002/002052	Balanced Momentum Probe Holder	Massie, James R. (1480 Mission Canyon Road Santa Barbara, CA, 93105, US)	Veeco Instruments Inc.	2002-01-18	AFM
WO/2002/073125A1	PCT/US2002/007041	Apparatus And Method For Isolating And Measuring Movement In A Metrology Apparatus	Massie, James R. (1480 Mission Canyon Road Santa Barbara, CA, 93105, US)	Veeco Instruments Inc.	2002-03-08	AFM
WO/2002/073126A1	PCT/US2002/007042	Apparatus And Method For Isolating And Measuring Movement In Metrology Apparatus	Massie, James R. (1480 Mission Canyon Road, Santa Barbara, CA, 93105, US); Proksch, Roger B. (206 San Clemente, Santa Barbara, CA, 93109, US)	Veeco Instruments Inc.	2002-03-08	AFM
WO/2003/006952A2	PCT/US2002/022442	Method And Apparatus For Manipulating A Sample

Chand, Ami (7620 Cathedral Oaks Road, #9 Goleta, CA, 93117, US); Kjoller, Kevin J. (488 Vaquero Lane, Santa Barbara, CA, 93111, US); Babcock, Kenneth L. (867 Windsor Way, Santa Barbara, CA, 93105, US); Harris, Michael K. (P.O. Box 248, Santa Barbara, CA, 93102, US)

				Veeco Instruments Inc.	2002-07-12	AFM
WO/2003/038409A1	PCT/US2002/008831	Cantilever Array Sensor System

Prater, Craig (5530 Pembroke Avenue, Santa Barbara, CA, 93111, US); Meyer, Charles R. (808 North Ontare Road, Santa Barbara, CA, 93105, US); Chanmin SU. (7023 Etna Court, Ventura, CA, 93003, US); Massie, James R. (1480 Mission Canyon Road, Santa Barbara, CA, 93105, US); Babcock, Kenneth L. (867 Windsor Way, Santa Barbara, CA, 93105, US); Turner, Mary G. (1601 North Saddlewood Ranch Drive, Tucson, AZ, 85745, US)

				Veeco Instruments Inc.	2002-03-20	AFM
WO/2003/050821A1	PCT/US2002/039012	Force Scanning Probe Microscope

Struckmeier, Jens (3720 Monterey Pine Street, Santa Barbara, CA, 93105, US); Gotthard, Doug (1015 Palmetto #E, Carpinteria, CA, 93013, US); Ohler, Ben (4700 Dexter Drive #15, Santa Barbara, CA, 93110, US)

				Veeco Instruments Inc.	2002-12-06	AFM
WO/2004/005845A2	PCT/US2003/020880	Apparatus And Method Of Operating A Probe-Based Instrument In A Torsional	Chanmin SU. (7023 Etna Court, Ventura, CA, 93003, US); Babcock, Kenneth L. (867 Windsor Way, Santa Barbara, CA, 93105, US); Huang, Lin (162 Kingston Avenue, #E Goleta, CA, 93117, US)	Veeco Instruments Inc.	2003-07-02	AFM
WO/2004/094938A1	PCT/US2004/011814	Apparatus And Method For Improving Tuning Of A Probe-Based Instrument	Minne, Stephen C. (4493 Vieja Drive, Santa Barbara, CA, 93119, US); Cavazos, Hector B. (P.O. Box 22746, Santa Barbara, CA, 93121, US)	Veeco Instruments Inc.	2004-04-16	AFM
WO/2005/104138A1	PCT/US2005/012925	Method And Apparatus For Obtaining Quantitative Measurements Using A Probe Based Instrument	Chanmin SU. (7023 Etna Court, Ventura, CA, 93003, US); Phan, Nghi (328 Barranca Avenue, #3 Santa Barbara, CA, 93109, US)	Veeco Instruments Inc.	2005-04-14	AFM
WO/2005/114230A2	US2005/017920	Method And Apparatus For Measuring Electrical Properties In Torsional Resonance Mode	HUANG, Lin (162 Kingston Avenue #E, Goleta, California, 93117, US); SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US)	Veeco Instruments Inc.	2005-05-21	AFM
WO/2006/002153A1	PCT/US2005/021904	Probes For Use In Scanning Probe Microscopes And Methods Of Fabricating Such Probes	Okulan, Nihat (1236 San Pascual Street, Santa Barbara, CA, 93101, US); Chand, Ami (527 Windsor Avenue, Goleta, CA, 93117, US)	Veeco Instruments Inc.	2005-06-21	AFM
WO/2006/029292A2	PCT/US2005/032098	Method And Apparatus Of Driving Torsional Resonance Mode Of A Probe-Based Instrument	Chanmin SU. (7023 Etna Court, Ventura, CA, 93003, US); Daniels, Robert (7622 Pismo Beach Circle, Goleta, CA, 93117, US)	Veeco Instruments Inc.	2005-09-09	AFM
WO/2007/022013A2	US2006/031512	Tracking Qualification And Self-Optimizing Probe Microscope And Method	RICE, Alan, F. (872 N. San Marcos, Santa Barbara, California, 93111, US); HUANG, Lin (162 Kingston Ave. #e, Goleta, California, 93117, US)	Veeco Instruments Inc.	2006-08-11	AFM
WO/2007/035659A1	US2006/036331	Method And Apparatus For Measuring A Characteristic Of A Sample Feature	JAIN, Rohit (7450 Wallaby Court, Ventura, CA, 93003, US); RICHARDS, John (1716 Odin Way, Solvang, CA, 93463, US)	Veeco Instruments Inc.	2006-09-18	AFM
WO/2007/041374A2	US2006/038211	Method And Apparatus Of High Speed Property Mapping	SU, Chanmin (7023 Etna Court, Ventura, CA, 93003, US); LOMBROZO, Peter M. (5072-a Calle Real, Santa Barbara, CA, 93111, US)	Veeco Instruments Inc.	2006-09-29	AFM
WO/2007/041556A2	US2006/038573	Scanning Probe Microscopy Method And Apparatus Utilizing Sample Pitch

KNEEBURG, David A. (414-b Shasta Lane, Santa Barbara, CA, 93101, US); JAIN, Rohit (7450 Wallaby Court, Ventura, CA, 93003, US); OSBORNE, Jason R. (1116 W. Barton Avenue, Lompoc, CA, 93436, US); YAO, Wei (718 Saratogo Avenue, Ventura, CA, 93003, US); KLONOWSKI, Matthew T. (2549 Calle Galicia, Santa Barbara, CA, 93109, US); SCHMITZ, Ingo (2424 Calle Andalucia, Santa Barbara, CA, 93109, US)

				Veeco Instruments Inc.	2006-09-29	AFM
WO/2007/098237A2	US2007/004574	Method And Apparatus For Characterizing A Probe Tip	DAHLEN, Gregory, A. (1821 Laguna Street, Santa Barbara, CA, 93101, US); LIU, Hao-chih (367 Cannon Green Drive, Unit HGoleta, CA, 93117, US)	Veeco Instruments Inc.	2007-02-20	AFM
WO/2007/127817A1	US2007/067451	Method And Apparatus For Reducing Lateral Interactive Forces During Operation Of A Probe-Based Instrument	HUANG, Lin (162 Kingston Avenue, #EGoleta, CA, 93117, US); MEYER, Charles (6052 Paseo Palmilla, Goleta, CA, 93117, US)	Veeco Instruments Inc.	2007-04-26	AFM
WO/2008/002922A2	US2007/072138	Apparatus And Method Of Transporting And Loading Probe Devices Of A Metrology Instrument	FEINSTEIN, Adam, J. (245 Chateaux Elise Apt.c, Santa Barbara, CA, 93109, US); WILSON, Matthew, R. (934 Palermo Drive, Santa Barbara, CA, 91305, US)	Veeco Instruments Inc.	2007-06-26	AFM
WO/2008/002922A3	US2007/072138	Apparatus And Method Of Transporting And Loading Probe Devices Of A Metrology Instrument	FEINSTEIN, Adam, J. (245 Chateaux Elise Apt.c, Santa Barbara, CA, 93109, US); WILSON, Matthew, R. (934 Palermo Drive, Santa Barbara, CA, 91305, US)	Veeco Instruments Inc.	2007-06-26	AFM

6

Patents & Applications  (Foreign)

Document Number	Application Number	Title	Inventor Name(s)	Assignee	Filing Date	BU
WO/2008/014178A2	US2007/073914	Cantilever Free-Decay Measurement System With Coherent Averaging	CHANMIN, Su (7023 Etna Court, Ventura, CA, 93003, US); JIAN, Shi (785 Laurel Walk Apt. #E, Goleta, CA, 93117, US)	Veeco Instruments Inc.	2007-07-19	AFM
WO/2008/014178A4	US2007/073914	Cantilever Free-Decay Measurement System With Coherent Averaging	CHANMIN, Su (7023 Etna Court, Ventura, CA, 93003, US); JIAN, Shi (785 Laurel Walk Apt. #E, Goleta, CA, 93117, US)	Veeco Instruments Inc.	2007-07-19	AFM
WO/2008/067514A2	US2007/086026	Method And Apparatus For Obtaining Material Property Information Of A Heterogeneous Sample Using Harmonic Resonance Imaging

SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); PRATER, Craig (5530 Pembroke Ave, Goleta, California, 93111, US); MEYERS, Gregory (1313 Helen Street, Midland, Michigan, 48640, US); LAFRENIERE, Bryant (4765 N. Eastman Road, Midland, Michigan, 48642, US)

				Veeco Instruments Inc.	2007-11-30	AFM
WO/2008/115862A2	US2008/057217	Fast Scanning Spm Scanner And Method Of Operating Same	PHAN, Nghi (328 Barranca Avenue, #3Santa Barbara, California, 93109, US); CUSWORTH, Craig (5992 La Quinta Court, Redding, CA, 96003, US)	Veeco Instruments Inc.	2008-03-17	AFM
WO/2008/141301A1	US2008/063462	Non-Destructive Wafer-Scale Sub-Surface Ultrasonic Microscopy Employing Near Field Afm Detection	SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); PRATER, Craig (5530 Pembroke Ave, Goleta, California, 93111, US)	Veeco Instruments Inc.	2008-05-12	AFM
WO/2009/018460A2	US2008/071795	High-Bandwidth Actuator Drive For Scanning Probe Microscopy	RUSSELL, William, I. (112 Robin Hill RoadSanta Barbara, CA, 93117, US)	Veeco Instruments Inc.	2008-07-31	AFM
WO/2009/018460A3	US2008/071795	High-Bandwidth Actuator Drive For Scanning Probe Microscopy	RUSSELL, William, I. (112 Robin Hill RoadSanta Barbara, CA, 93117, US)	Veeco Instruments Inc.	2008-07-31	AFM
WO/2009/018571A2	US2008/072100	Probe Device For A Metrology Instrument And Method Of Fabricating The Same	FAN, Wenjun (333 W. Vineyard Ave, 333 W. Vineyard Ave.Oxnard, CA, 93036, US); NAGLE, Steven (522 Bath St, 522 Bath St.Santa Barbara, CA, 93101, US)	Veeco Instruments Inc.	2008-08-04	AFM
WO/2009/018575A2	US2008/072107	Fast-Scanning Spm And Method Of Operating Same

PRATER, Craig (5530 Pembroke Ave, Goleta, California, 93111, US); SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); PHAN, Nghi (328 Barranca Avenue, #3Santa Barbara, California, 93109, US); MARKAKIS, Jeffrey (396 S. San Marcos Road, Santa Barbara, California, 93111, US); CUSWORTH, Craig (5992 La Quinta Ct, Redding, California, 96003, US); SHI, Jian (785 Laurel Walk Apt #E, Goleta, California, 93117, US); KINDT, Johannes (817 1/2 W. Anapamu Street, Santa Barbara, CA, 93101, US); NAGLE, Steven (522 Bath Street, Santa Barbara, California, 93101, US); FAN, Wenjun (333 W. Vineyard Avenue, #586Oxnard, California, 93036, US)

				Veeco Instruments Inc.	2008-08-04	AFM
WO/2009/025886A2	US2008/062467	Closed Loop Controller And Method For Fast Scanning Probe Microscopy

SHI, Jian (785 Laurel Walk Apt. E, Goleta, California, 93117, US); SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); PRATER, Craig (5530 Pembroke Ave, Goleta, California, 93111, US); MA, Ji (749 Skyline Drive, Ventura, California, 93003, US)

				Veeco Instruments Inc.	2008-05-02	AFM
WO/2009/025886A3	US2008/062467	Closed Loop Controller And Method For Fast Scanning Probe Microscopy

SHI, Jian (785 Laurel Walk Apt. E, Goleta, California, 93117, US); SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); PRATER, Craig (5530 Pembroke Ave, Goleta, California, 93111, US); MA, Ji (749 Skyline Drive, Ventura, California, 93003, US)

				Veeco Instruments Inc.	2008-05-02	AFM
WO/2009/036365A2	US2008/076284	Method And Apparatus Of Automatic Scanning Probe Imaging	SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); BELIKOV, Sergey (368 Hillsboro Way, Goleta, California, 93117, US)	Veeco Instruments Inc.	2008-09-12	AFM
WO/2009/036365A9	US2008/076284	Method And Apparatus Of Automatic Scanning Probe Imaging	SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US); BELIKOV, Sergey (368 Hillsboro Way, Goleta, California, 93117, US)	Veeco Instruments Inc.	2008-09-12	AFM
WO/2009/086534A1	US2008/088479	Method Of Fabricating A Probe Device For A Metrology Instrument And Probe Device Produced Thereby	WANG, Weijie (2398 Yew Drive, Newbury Park, California, 91320, US); NAGLE, Steven (522 Bath St, Santa Barbara, California, 93101, US)	Veeco Instruments Inc.	2008-12-29	AFM
WO/2009/143522A2	US2009/045177	Preamplifying Cantilever And Applications Thereof	VIRWANI, Kumar (112 Robin Hill RoadSanta Barbara, CA, 93117, US); PITTENGER, Bede (112 Robin Hill RoadSanta Barbara, CA, 93117, US); ZEYEN, Benedikt (112 Robin Hill RoadSanta Barbara, CA, 93117, US)	Veeco Instruments Inc.	2009-05-26	AFM
WO/2009/143522A3	US2009/045177	Preamplifying Cantilever And Applications Thereof	VIRWANI, Kumar (112 Robin Hill RoadSanta Barbara, CA, 93117, US); PITTENGER, Bede (112 Robin Hill RoadSanta Barbara, CA, 93117, US); ZEYEN, Benedikt (112 Robin Hill RoadSanta Barbara, CA, 93117, US)	Veeco Instruments Inc.	2009-05-26	AFM
WO/2009/143522A4	US2009/045177	Preamplifying Cantilever And Applications Thereof	VIRWANI, Kumar (112 Robin Hill RoadSanta Barbara, CA, 93117, US); PITTENGER, Bede (112 Robin Hill RoadSanta Barbara, CA, 93117, US); ZEYEN, Benedikt (112 Robin Hill RoadSanta Barbara, CA, 93117, US)	Veeco Instruments Inc.	2009-05-26	AFM
WO/2010/057052A2	US2009/064476	Method And Apparatus Of Operating A Scanning Probe Microscope	HU, Yan (689 Springfield Ave, Ventura, California, 93004, US); HU, Shuiqing (175 Kellogg Ave, apt. ASanta Barbara, California, 93111, US); SU, Chanmin (7023 Etna Court, Ventura, California, 93003, US)	Veeco Instruments Inc.	2009-11-13	AFM
WO/2008/079349A3	US2007/026193	Systems And Methods For Utilizing Scanning Probe Shape Characterization

BAO, Tianming (112 Robin Hill RoadSanta Barbara, CA, 93117, US); LIU, Hao-chih (112 Robin Hill RoadSanta Barbara, CA, 93117, US); GREGORY, Dahlen, A. (112 Robin Hill RoadSanta Barbara, CA, 93117, US); JAIN, Rohit (112 Robin Hill RoadSanta Barbara, CA, 93117, US)

VEECO METROLOGY INC. (112 Robin Hill Road, Santa Barbara, CA, 93117, US); BAO, Tianming (112 Robin Hill RoadSanta Barbara, CA, 93117, US); LIU, Hao-chih (112 Robin Hill RoadSanta Barbara, CA, 93117, US); GREGORY, Dahlen, A. (112 Robin Hill RoadSanta Barbara, CA, 93117, US); JAIN, Rohit (112 Robin Hill RoadSanta Barbara, CA, 93117, US)

					2007-12-21	AFM
WO/2008/079349A2	US2007/026193	Systems And Methods For Utilizing Scanning Probe Shape Characterization

BAO, Tianming (112 Robin Hill RoadSanta Barbara, CA, 93117, US); LIU, Hao-chih (112 Robin Hill RoadSanta Barbara, CA, 93117, US); GREGORY, Dahlen, A. (112 Robin Hill RoadSanta Barbara, CA, 93117, US); JAIN, Rohit (112 Robin Hill RoadSanta Barbara, CA, 93117, US)

VEECO METROLOGY INC. (112 Robin Hill Road, Santa Barbara, CA, 93117, US); BAO, Tianming (112 Robin Hill RoadSanta Barbara, CA, 93117, US); LIU, Hao-chih (112 Robin Hill RoadSanta Barbara, CA, 93117, US); GREGORY, Dahlen, A. (112 Robin Hill RoadSanta Barbara, CA, 93117, US); JAIN, Rohit (112 Robin Hill RoadSanta Barbara, CA, 93117, US)

					2007-12-21	AFM

7

EXHIBIT C

Purchased Assets

Asset	Seller Entity Holding Asset
Accounts Receivable primarily related to the business of the Company	Nihon Veeco K.K.
Inventories primarily related to the business of the Company	Nihon Veeco K.K.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Nihon Veeco K.K.
Accounts Receivable primarily related to the business of the Company	Veeco Asia Pte. Ltd.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Asia Pte. Ltd.
Accounts Receivable primarily related to the business of the Company	Veeco Malaysia Sdn. Bhd.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Malaysia Sdn. Bhd.
Accounts Receivable primarily related to the business of the Company	Veeco Instruments GmbH
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Instruments GmbH
Accounts Receivable primarily related to the business of the Company	Veeco Instruments Limited
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Instruments Limited
Accounts Receivable primarily related to the business of the Company	Veeco Instruments S.A.S.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Instruments S.A.S.
Accounts Receivable primarily related to the business of the Company	Veeco Instruments B.V.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Instruments B.V.
Accounts Receivable primarily related to the business of the Company	Veeco Instruments (Shanghai) Co. Ltd.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Instruments (Shanghai) Co. Ltd.
Accounts Receivable primarily related to the business of the Company	Veeco Korea Inc.
Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Korea Inc.
Accounts Receivable primarily related to the business of the Company	Veeco Taiwan Inc.

1

Prepaid Expenses & Other Current Assets primarily related to the business of the Company	Veeco Taiwan Inc.
Distribution Agreement, between Veeco Asia Pte. Ltd. and NewSpec Pty. Ltd., effect July 1, 2009	Veeco Asia Pte. Ltd.
Distribution Agreement, between Veeco Asia Pte. Ltd. and TELTEC Semiconductor Pacific Limited, dated January 5, 2010	Veeco Asia Pte. Ltd.
Distribution Agreement, among the Seller, Nihon Veeco K.K. and ULVAC, Inc., effective as of April 1, 2009	Nihon Veeco K.K.
Distribution Agreement, between Veeco Asia Pte. Ltd. and Lite-Tech International Ltd., dated August 15, 2006	Veeco Asia Pte. Ltd.

2

EXHIBIT D

Assumed Liabilities

Liability	Seller Entity Delegating the Liability
Trade Notes and Accounts Payable primarily related to the business of the Company	Nihon Veeco K.K.
Deferred Gross Profit primarily related to the business of the Company	Nihon Veeco K.K.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Nihon Veeco K.K.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Asia Pte. Ltd.
Deferred Gross Profit primarily related to the business of the Company	Veeco Asia Pte. Ltd.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Asia Pte. Ltd.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Malaysia Sdn. Bhd.
Deferred Gross Profit primarily related to the business of the Company	Veeco Malaysia Sdn. Bhd.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Malaysia Sdn. Bhd.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Instruments GmbH
Deferred Gross Profit primarily related to the business of the Company	Veeco Instruments GmbH
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Instruments GmbH
Automobile leases set forth on Attachment D-1	Veeco Instruments GmbH
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Instruments Limited
Deferred Gross Profit primarily related to the business of the Company	Veeco Instruments Limited
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Instruments Limited
Automobile leases set forth on Attachment D-2	Veeco Instruments Limited
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Instruments S.A.S.
Deferred Gross Profit primarily related to the business of the Company	Veeco Instruments S.A.S.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Instruments S.A.S.
Automobile leases set forth on Attachment D-3	Veeco Instruments S.A.S.

1

Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Instruments B.V.
Deferred Gross Profit primarily related to the business of the Company	Veeco Instruments B.V.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Instruments B.V.
Automobile leases set forth on Attachment D-4	Veeco Instruments B.V.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Instruments (Shanghai) Co. Ltd.
Deferred Gross Profit primarily related to the business of the Company	Veeco Instruments (Shanghai) Co. Ltd.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Instruments (Shanghai) Co. Ltd.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Korea Inc.
Deferred Gross Profit primarily related to the business of the Company	Veeco Korea Inc.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Korea Inc.
Trade Notes and Accounts Payable primarily related to the business of the Company	Veeco Taiwan Inc.
Deferred Gross Profit primarily related to the business of the Company	Veeco Taiwan Inc.
Accrued Exp. & Other Current Liabilities primarily related to the business of the Company	Veeco Taiwan Inc.

2

Attachment D-1

Car Leases - Germany

All amounts expressed in EUR

			Per Month		Lease
Employee Name	Reg No	Car	Lease Cost	Total Cost p.a.	Ends dd/mm/yy	Leasing Company
Pildner,Kurt	MA-OS 400	VW Passat Variant Highline 2,0	483.00	5,796.00	23/04/11	VW lease
Erdmann ,Fred	MA-VE 107	VW Passat Variant Comfortline 2,0	355.00	4,260.00	16/09/11	VW lease
Melzer,Robert	MA-VE 103	VW Golf Variant Trendline 1,6	314.00	3,768.00	27/10/13	VW lease
Froeck,Christian	MA-VE 188	VW Touran Highline 2,0	329.00	3,948.00	22/01/12	VW lease
Andreas,Frank	MA-VE 250	VW Passat Variant Comfortline 1,9	332.00	3,984.00	30/03/14	VW lease
Hartmann,Elmar	MA-VE 650	Audi A4 Avant 2,0 TDI	453.00	5,436.00	01/07/11	Audi lease
Tebbe,Karl-Heinz	MA-VE 800	VW Passat Variant Sportline 2,0	355.00	4,260.00	09/08/11	VW lease

*The car tax is between 25 and 33 Euro per month - depending on the car type.

The car insurance is between 100 and 150 Euro per month - depending on the car type and the number of years w/o accident.

3

Attachment D-2

Car Leases - UK

All amounts expressed in GBP

			Per Month			Total Cost	Lease Ends	Leasing
Employee Name	Reg No	Car	Lease Cost	Insurance	Total	p.a.	dd/mm/yy	Company
Muteham, Chris	MJ07 FON	VW Passat 2.00 Tdi S	373.03	83.03	456.06	5,472.72	09/05/11	Masterlease	Terminating 31 August
Gordon, John	OV07 KSY	Seat Leon 2.0TDi	401.41	80.40	481.81	5,781.72	27/06/11	Masterlease
Carr, Jonathan	VN58 GMU	VW Passat 2.0 TDi Est	406.11	85.33	491.44	5,897.28	06/11/12	Masterlease
Murray, Drew	YP58 EPA	Audi A4 Avant 2.0Tdi SE	504.71	90.78	595.49	7,145.88	18/01/13	Masterlease
Mukku, Venkata Reddy	VN58 ORA	VW Passat CC 2.0TDi	525.46	83.68	609.14	7,309.68	14/12/12	Masterlease
Cherodian, Ash	MM55 VUJ	VW Passat 1.9 Tdi Est	391.33	74.29	465.62	5,587.44	EXPIRED	Masterlease	On temporary; will take over Muteham
Badger, Stephen	DA09 GPF	BMW 320d M Sport	593.19	92.73	685.92	8,231.04	15/07/13	Alphabet

Car Allowances

Employee Name	Allowance Start Date	Monthly Amount	Total Cost p.a.	Option for Car in Contract
Boudjelida, Boume	May-07	450.00	5,400.00	No
Tallett, Linda	Mar-04	358.33	4,299.96	Yes

NB: COSTS EXCLUDE FUEL, WHICH IS SUPPLIED WITH THE LEASE CARS AS AN OPTION OR EMPLOYEE CLAIMS BUSINESS MILEAGE.

EMPLOYEES WITH A CAR ALLOWANCE CLAIM BUSINESS MILEAGE

4

Attachment D-3

Car Leases - France

All amounts expressed in EUR

			Per Month					Lease
Employee Name	Reg No	Car	Lease Cost	Insurance	Car Taxes	Total	Total Cost p.a.	Ends dd/mm/yy	Leasing Company
Correia, Philippe	MA-VE470	VW Passat	343.00	90.00	145.00	578.00	6,936.00	07/01/11	VW lease from Germany
Gilbert, Yann	MA-VE290	VW Passat	361.00	90.00	145.00	596.00	7,152.00	06/11/12	VW lease from Germany
Lesko, Samuel	O5-TX-PH	Skoda	452.00	90.00	145.00	687.00	8,244.00	21/9/10	(Dutch - rented in Holland)
De Wolf, Peter	MA-VE242	Audi A6	509.00	90.00	145.00	744.00	8,928.00	17/10/10	Audi lease from Germany
Crepin, Jean Francois	MA-VE104	VW Passat	349.00	90.00	145.00	584.00	7,008.00	07/11/11	VW lease from Germany
Lesauvage, Alan	MA-VE102	VW Passat	343.00	90.00	145.00	578.00	6,936.00	11/7/2011	VW lease from Germany
Paris, Emmanuel	MA-VE151	VW Passat	437.00	90.00	145.00	672.00	8,064.00	28/2/11	VW lease from Germany
LaCroix, Ewa	MA-LC666	VW Golf	341.00	90.00	145.00	576.00	6,912.00	14/11/11	VW lease from Germany

*Monthly lease is from the bill.  Insurance and car taxes from budget.  This may vary from one car to another.

The tax calculation changes every year and is based on gas emission.

5

Attachment D-4

Car Leases - Holland

All amounts expressed in EUR

			Per Month		Lease
Employee Name	Reg No	Car	Lease Cost	Total Cost p.a.	Ends dd/mm/yy	Leasing Company
Flach,Jan Simon (Jim)	15-TN-XP	VW Sharan 2,0 TDI	1,056.31	12,675.72	07/01/11	Kryomans lease
Pasop,Freek	44-XF-XZ	VW Passat 2,0 TDI	928.07	11,136.84	03/05/11	Kryomans lease
van Laarhoven,Marcel	23-SX-XV	Skoda Octavia 2,0	775.29	9,303.48	EXPIRED	Kryomans lease

*Insurance and car taxes included.

van Laarhoven’s lease is up; we are holding on renewal

6

EXHIBIT E

Form of Business Transfer Agreement

BUSINESS TRANSFER AGREEMENT

THIS BUSINESS TRANSFER AGREEMENT (this “Agreement”) is entered into as of [                      ], 2010, by and between [Local Transferor’s corporate name], a [entity type] organized under the laws of [jurisdiction] (the “Transferor”), and Bruker AXS GmbH, a company organized under the laws of Germany (the “Transferee”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Transferor is an Affiliate of Veeco Instruments Inc., a Delaware corporation (the “Seller”), and the Transferee is an Affiliate of Bruker AXS Inc., a corporation organized under the laws of the State of Delaware (the “Buyer”);

WHEREAS, the Seller, the Buyer and [                ], an Arizona corporation (the “Company”), have entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which, and upon the terms and subject to the conditions set forth therein, the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding capital stock of the Company; and

WHEREAS, in connection with the Purchase Agreement, effective as of the Closing Date, the Transferor will sell, convey, transfer and assign to the Transferee, and the Transferee will purchase, accept and assume, the portions of the business of the Company conducted by the Seller which consists of the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

BUSINESS TRANSFER

Section 1.01                   Business Transfer.  Subject to the terms and conditions set forth herein, as of the Closing, (i) the Transferor hereby sells, conveys, transfers, assigns and delivers to the Transferee, and the Transferee unconditionally purchases, acquires and accepts, the assets set forth in Exhibit A hereto (the “Purchased Assets”), and (ii) the Transferee hereby unconditionally assumes only the Liabilities of the Transferor set forth in Exhibit B hereto or otherwise set forth in this Agreement (the “Assumed Liabilities”) and shall pay, satisfy and discharge when due in accordance with their terms all of the Assumed Liabilities.  As of the Closing, the Business Transfer shall (a) vest in the Transferee all right, title and interest of the Transferor in and to the Purchased Assets, and (b) obligate the Transferee to perform all duties and to assume and fulfill the Assumed Liabilities.  Notwithstanding the foregoing, (i) the Transferor does not sell, convey, transfer, assign or deliver to the Transferee, and the Transferee does not purchase, acquire or accept, any assets other than the Purchased Assets and (ii) the Transferee assumes only the Assumed Liabilities and not any other Liability of the Transferor of whatever nature, whether presently in existence or arising hereafter.

Section 1.02                   Approvals.  Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer or assign any interest in any asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to assume any Liability, if such a sale, conveyance, transfer, assignment or assumption, or an attempt to make such a sale, conveyance, transfer, assignment or assumption, without the authorization, approval, consent or waiver (collectively, “Approval”) of a third party would constitute a breach or violation of any Contract, Order or Applicable Law, or affect adversely the rights of the Transferor, the Transferee or any Affiliate of the Transferor with respect to such asset or Liability; and any such sale, conveyance, transfer, assignment or assumption that requires the Approval of a third party shall be made only upon such Approval.  The Transferor and the Transferee shall use commercially reasonable efforts to obtain any such Approval as promptly as reasonably practicable.  In the event that any such Approval is not obtained, the Transferor and the Transferee shall continue to use commercially reasonable efforts to obtain such Approval for a period of not less than six (6) months after the Closing and shall cooperate with each other in any reasonable arrangement to provide that the Transferee shall receive all of the benefits, and bear all of the obligations, of the Transferor in, to or under any Purchased Asset, and that the Transferee shall perform all obligations of the Transferor under any Assumed Liability, with respect to which such Approval is required.

Section 1.03                   Consideration.  [The consideration for transfer of the Purchased Assets is (i) U.S.$             [, which forms part of the Asset Purchase Price set forth in the Purchase Agreement,] (the “Purchase Price”) and (ii) the assumption of the Assumed Liabilities.  The parties acknowledge that the Seller will act as the agent for the Transferor in receiving such consideration on behalf of the Transferor.]

ARTICLE II

CLOSING

Section 2.01                   Closing.  All matters at Closing will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Closing will be deemed to have occurred at          on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

Section 2.02                   Closing Deliveries.

(a)           At the Closing, the Transferor has delivered to the Transferee:

(i)       this Agreement executed by Transferor;

(ii)      to the extent required by Applicable Law, any other instruments to effect the sale, conveyance, transfer, assignment and delivery of

8

the Purchased Assets and assumption of the Assumed Liabilities, executed by the Transferor (the “Local Ancillary Agreements”).

(b)           At the Closing, the Transferee has delivered to the Transferor:

(i)       the Purchase Price by wire transfer of immediately available funds in U.S. Dollars to the account(s) specified by the Seller;

(ii)      this Agreement executed by Transferee;

(iii)     any Local Ancillary Agreement that requires a signature by the Transferee, executed by the Transferee;

ARTICLE III

EMPLOYMENT MATTERS

Section 3.01                   Offer of Employment.  The Transferee will offer employment to commence on the Closing Date to each Employee listed in Schedule 3.01 in accordance with Applicable Laws of the [Insert Jurisdiction].

ARTICLE IV

CERTAIN REPRESENTATIONS AND OTHER AGREEMENTS

Section 4.01                   Representations and Warranties of the Transferor and the Transferee.  Each party hereby represents and warrants to the other party as of the date hereof that this Agreement and each other Transaction Document to which it is or will be a party has been duly executed and delivered by, and constitutes a valid and legally binding agreement of, such party, enforceable against such party in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.02                   Further Assurances and Consents.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each party shall take such further action (including the execution and delivery of such further instruments and documents) as the other party hereto reasonably may request, all at the sole cost and expense of the requesting party.

ARTICLE V

DEFINITIONS

Section 5.01                   Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

9

“Business Transfer” means the sale, conveyance, transfer and assignment of assets, and the assumption of Liabilities, pursuant to this Agreement.

“Liability” or “Liabilities” means any and all claims, debts, liabilities, assessments, costs, deficiencies, charges, demands, fines, penalties, damages, losses, Taxes, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including all costs, interest and expenses relating thereto (including all expenses of investigation, all attorneys’ and expert witnesses’ fees and all other out-of-pocket expenses in connection with any Proceeding or threatened Proceeding).

ARTICLE VI

MISCELLANEOUS

Section 6.01                   Exclusive Remedy.  The parties hereto acknowledge and agree that, after the Closing, the remedies set forth in the Purchase Agreement shall be the sole and exclusive remedies of the parties and their respective Affiliates for any and all losses or any other Liabilities sustained or incurred by the parties or their respective Affiliates or their respective successors and assigns in connection with this Agreement or otherwise arising out of the transactions contemplated hereby; and the parties each waive any other remedy that they, or any other Person, may have hereunder, at law, in equity or otherwise with respect hereto.

Section 6.02                   Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon receipt; provided that if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day (in each case at the place of delivery), such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further, that such notice, request, demand, claim or other communication is delivered to the applicable party at such party’s address or facsimile number as set forth below,

(a) If to the Transferor, addressed to:	with a copy to:

Veeco Instruments Inc.	Morrison & Foerster LLP
Terminal Drive	1650 Tysons Boulevard, Suite 400
Plainview, NY 11803	McLean, Virginia 22102
Attention: General Counsel	Attention: Thomas J. Knox, Esq.
Telephone: (516) 677-0200	Telephone: (703) 760-7700
Facsimile: (516) 677-0380	Facsimile: (703) 760-7777

10

(b) If to the Transferee, addressed to:	with a copy to:

Bruker AXS GmbH	Nixon Peabody LLP
[ ]	100 Summer Street
[ ]	Boston, MA 02110
Attention: [ ]	Attention: Richard M. Stein
Telephone: [ ]	Telephone: (617) 345-1000
Facsimile: [ ]	Facsimile: (866) 382-6139

Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

Section 6.03                   Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both parties to this Agreement, and in the case of a waiver, by the party against whom such waiver is adverse.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.04                   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.05                   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, U.S.A., or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, U.S.A.

Section 6.06           Governing Language.  The English language will be the definitive and controlling text of this Agreement, notwithstanding the translation of this Agreement into any other language.

Section 6.07           Headings; Counterparts.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The counterparts of this Agreement may be executed and delivered by facsimile signature by either party to the other party, and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

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Section 6.08                   Entire Agreement.  The Asset Purchase Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, to the extent that they relate in any way to the subject matter hereof and thereof.

Section 6.09           Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts thereof) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10                   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 6.11                   Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “including,” “include” or “includes” shall mean including without limitation.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

Section 6.12                   No Representations or Warranties.  Except as expressly set forth herein or in any other Transaction Document, each party understands and agrees that neither party hereto (nor any Person on behalf of either party hereto) is representing or warranting to the other party in any way as to the assets exchanged or Liabilities assumed hereunder.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective authorized officers as of the date first above written.

TRANSFEROR:

[ ]

By:
Name:
Title:

TRANSFEREE:

BRUKER AXS GMBH

By:
Name:
Title:

EXHIBIT A

PURCHASED ASSETS

1.             Accounts receivable of the Transferor from sales made or services provided in connection with the business of the Company

2.             Inventory held by the Transferor related to the business of the Company

3.             Prepaid expenses and other current assets of the Transferor related to the business of the Company

4.             [Other]

EXHIBIT B

ASSUMED LIABILITIES

1.             Trade notes and accounts payable of the Transferor related to the business of the Company

2.             Deferred gross profit of the Transferor related to the business of the Company

3.             Accrued expenses and other current liabilities of the Transferor related to the business of the Company

4.             [Other]

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EXHIBIT F

Form of Escrow Agreement

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of this        day of             , 2010 by and among (i) [              ], a Delaware corporation (the “Seller”), (ii) [              ], a [              ] [              ] (the “Buyer”), and (iii) [                      ], a [                ] corporation (the “Escrow Agent”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Stock Purchase Agreement, dated as of August       , 2010 (the “Stock Purchase Agreement”), by and among the Buyer, the Seller and the Company, a copy of which has been delivered to the Escrow Agent.

W I T N E S S E T H:

WHEREAS, the Buyer, the Seller and the Company have entered into the Stock Purchase Agreement;

WHEREAS, the Buyer has agreed that at the Closing, pursuant to and subject to the terms and conditions set forth in the Stock Purchase Agreement, the Buyer shall deposit with the Escrow Agent the Escrow Deposit equal to Twenty-Two Million Nine Hundred Thousand Dollars ($22,900,000); and

WHEREAS, the Escrow Agent is willing to act as escrow agent on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and intending to be legally bound, the parties agree as follows:

1.             Establishment of Escrow; Investments.

(a)           At Closing, the Buyer shall deposit the Escrow Deposit equal to Twenty-Two Million Nine Hundred Thousand Dollars ($22,900,000) in immediately available funds with the Escrow Agent, pursuant to Section 1.03 of the Stock Purchase Agreement.

(b)           The escrowed funds (the “Escrowed Funds”) shall consist of the following, whether now or hereafter acquired, together, in each case, with the proceeds thereof: (A)(i) the Escrow Deposit; plus (ii) the investments in which the Escrow Agent may invest such amount hereunder; plus (iii) interest, dividends and other income, if any, resulting from the investment of such amounts and earnings thereon; less (B) in each case, any amounts actually distributed to the Buyer or the Seller pursuant to this Agreement and the Stock Purchase Agreement and any amount actually withdrawn by the Escrow Agent hereunder.

(c)           The Escrow Agent shall retain the Escrowed Funds in a separate account called the Project Green Acres Escrow subject to the terms and conditions hereof and is empowered and directed to invest and reinvest all of the Escrowed Funds only in such specific investments as are set forth herein or as the Buyer and the Seller shall from time to time jointly direct in writing to the Escrow Agent.  Any other investments shall be limited to:

(i)            time and demand deposits, certificates of deposit and acceptances, maturing within thirty (30) days from the date of acquisition thereof, issued by state and national banks located in the United States of America, including the Escrow Agent or any of its affiliates, and having capital, surplus and profits aggregating at least One Hundred Million Dollars ($100,000,000);

(ii)           securities or other obligations of, or guaranteed by, the United States of America or any agency thereof maturing within thirty (30) days from the acquisition thereof;

(iii)          commercial paper, maturing within thirty (30) days from the date of acquisition thereof, rated A-1 or P-1 by Standard & Poor’s or Moody’s Investors Service;

(iv)          repurchase agreements fully collateralized by obligations described in Sections 1(c)(i), 1(c)(ii) or 1(c)(iii) hereof; or

(v)           shares of investment companies registered under the Investment Company Act of 1940 which invest in any obligation described herein, including those for which the Escrow Agent or any of its affiliates provide services for a fee, whether as an investment advisor, custodian, transfer agent, registrar, sponsor, distributor, manager or otherwise.

(d)           The Escrow Agent is further authorized to sell or redeem any or all paid investments without further instructions as may be necessary from time to time to pay in cash any amount required to be paid pursuant to this Agreement.

(e)           Unless otherwise directed in writing by the Buyer and the Seller, the Escrow Agent shall not invest all or any portion of the Escrowed Funds in any investment if the maturity date of such investment is later than the date thirty (30) days from the date of acquisition thereof.

(f)            In the absence of written instructions pursuant to Section 1(c) of this Agreement, the Escrow Agent shall invest the Escrowed Funds in the [                ] or such other money market funds customarily utilized by the Escrow Agent’s corporate trust department in the ordinary course of business of its corporate trust business in the usual performance of its escrow agent duties.

2.             Purpose of Escrowed Funds.  The purpose of the Escrowed Funds is to, subject to the terms and conditions of the Stock Purchase Agreement, secure (i) any post-Closing reduction in the Purchase Price pursuant to Section 1.05 of the Stock Purchase Agreement (a “Post-Closing Adjustment”) and (ii) the indemnification obligations set forth in Section 9.01 of the Stock Purchase Agreement.

3.             Post-Closing Adjustment.  If the Purchase Price is adjusted downward as a result of the final determination of the Closing Net Working Capital in accordance with Section 1.05 of the Stock Purchase Agreement, then within five (5) Business Days of the date on which the Closing Net Working Capital is finally determined pursuant to Section 1.05 of the Stock Purchase Agreement, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent specifying the dollar amount of such downward adjustment pursuant to Section 1.05 of the Stock Purchase Agreement and instructing the Escrow Agent to release such amount to the Buyer.  Promptly after receipt of such notice (and in no event more than five (5) Business

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Days thereafter), the Escrow Agent shall release to the Buyer from the Escrowed Funds an amount equal to such specified dollar amount.

4.             Indemnification Claims.  The Buyer shall be entitled to make indemnification claims (the “Indemnification Claims”) against the Escrowed Funds for Losses incurred by the Buyer or the Buyer Indemnified Parties in accordance with the procedures set forth in Article IX of the Stock Purchase Agreement (subject to the limitations and requirements set forth in the Stock Purchase Agreement and this Section 4).  Any Indemnification Claim by the Buyer against the Escrowed Funds shall be presented to the Escrow Agent and the Seller as follows:

(a)           Indemnification Claims against the Escrowed Funds may be made only by the Buyer, on its own behalf or on behalf of any other Buyer Indemnified Party.  The Buyer shall provide the Escrow Agent and the Seller with a written notice, pursuant to Article IX of the Stock Purchase Agreement, setting forth: (i) that the Indemnified Party has actually incurred Losses in an aggregate stated amount; and (ii) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the Losses actually incurred by the Indemnified Party, the amount of Losses actually incurred by the Indemnified Party, the date each such item was incurred, and the specific nature of the breach of the Stock Purchase Agreement to which such item is related.  In the case of a Third Party Claim, the Buyer shall also provide the identity and address of the third-party claimant (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint.

(b)           The Escrow Agent shall not release any amounts from the Escrowed Funds in respect of any Indemnification Claim unless and until the validity of such Indemnification Claim is finally resolved, either by mutual agreement of the Buyer and the Seller or by a court of competent jurisdiction, and the Escrow Agent receives joint written notice of such resolution from the Buyer and the Seller stating the amount, if any, that any Indemnified Party is entitled to receive with respect to such Indemnification Claim (a “Resolved Claim Notice”).  Within five (5) Business Days after the receipt of a Resolved Claim Notice that provides for the payment of any amount to the Buyer or any other Buyer Indemnified Party, the Escrow Agent shall deliver to such Person an amount equal to the amount set forth in the Resolved Claim Notice.

5.             Amounts Earned on Escrow; Tax Matters.  The Parties agree that, for all income tax purposes, the Escrowed Funds shall be treated as owned by the Seller unless and until released to the Buyer pursuant to Sections 3 or 4 of this Agreement, so that all interest or other income earned from the investment of the Escrowed Funds shall be considered to be income of the Seller.  The release of any portion of the Escrowed Funds to the Seller shall be treated as additional consideration paid, on the date of the release from the Escrowed Funds, on behalf of the Buyer pursuant to the Stock Purchase Agreement, except to the extent that any amount so released to the Seller is required to be treated as interest pursuant to Section 1272 of the Internal Revenue Code of 1986, as amended.  Pursuant to the terms of the Patriot Act and the Escrow Agent’s internal policies, all signatories to agreements with the Escrow Agent must provide their tax identification numbers on IRS Form W-9.  In addition, the Escrow Agent’s sales staff must run Dun and Bradstreet reports on all corporate signatories (which incorporates an Office of Foreign Assets Control check) and secure personal, photo identification from individuals

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(passports, drivers license, etc).  In the absence of Dun and Bradstreet reports, articles of association, good standing certificates and other documentation reasonably requested by the Escrow Agent shall be delivered by the other parties hereto.  All such Patriot Act documentation must be furnished to the Escrow Agent prior to the execution of this Escrow Agreement.  The Escrow Agent shall issue an IRS Form 1099 (or any successor form) relating to such taxable income or gains to and in the name of the Seller with respect to all earnings on the Escrowed Funds, and shall issue such other information returns as required by law with respect to the disbursement of the Escrowed Funds.  At the request of the Seller from time to time, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to release from the Escrowed Funds an amount equal to any tax payable by the Seller with respect to interest or other income earned from the investment of the Escrowed Funds.

6.             Release of Escrowed Funds.

(a)           The date that is twelve (12) months after the Closing Date is the “Release Date.”  On the first Business Day after the Release Date, the Escrow Agent shall disburse the Available Escrow Amount to the Seller.  The “Available Escrow Amount” means all of the Escrowed Funds on such date, less any amount that is subject to any pending Indemnification Claim made by the Buyer prior to the Release Date which has not been resolved as of the Release Date.

(b)           Any amount of the Escrowed Funds retained after the Release Date in respect of any pending Indemnification Claim shall not be subject to or retained in respect of any other Indemnification Claim after such date and shall be released (in whole or in part) by the Escrow Agent to the Buyer or the Seller (as the case may be) upon the receipt by the Escrow Agent of either: (i) a copy of a written settlement agreement executed by the Buyer and the Seller resolving such pending Indemnification Claim with joint instructions of the Buyer and the Seller that all or part of the Escrowed Funds be released to the Buyer and/or the Seller; or (ii) a copy of a final order or judgment by a court of competent jurisdiction instructing the Escrow Agent to release all or part of the Escrowed Funds to the Buyer and/or the Seller.  If some but not all of the Escrowed Funds are released, the Escrow Agent shall continue to hold the remaining part of the Escrowed Funds until such time as it receives further joint instructions or a final order or judgment, as described in this Section 6.

(c)           In addition to, and without limitation of the foregoing provisions of this Section 6, the Escrow Agent shall make distributions from the Escrowed Funds any time and from time to time upon, and in accordance with, joint written instructions from the Buyer and the Seller.

7.             Termination.  Unless terminated earlier with the joint written consent of the Buyer and the Seller, this Agreement shall remain in full force and effect until all of the Escrowed Funds shall have been released in accordance with the terms hereof.

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8.             The Escrow Agent.

(a)           The Buyer and the Seller hereby appoint the Escrow Agent to act as escrow agent and to hold the Escrowed Funds, and the Escrow Agent hereby accepts such appointment, upon the terms and conditions set forth herein.

(b)           The Buyer shall pay the Escrow Agent’s costs and fees for its ordinary services under this Agreement.  The Escrow Agent shall be entitled to an administrative fee of $[                    ] per year for the services to be rendered by it hereunder and to be reimbursed for all losses, liabilities or reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred or made by it without gross negligence, bad faith or willful misconduct arising out of or in connection with its entering into this Agreement or carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability with respect to this Agreement.  Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne 50% by the Buyer and 50% by the Seller.

(c)           The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no further duties or responsibilities shall be implied.  The Escrow Agent shall not in any way be bound or affected by a notice or modification or cancellation of this Agreement, unless written notice thereof is given to the Escrow Agent by the Buyer and the Seller.

(d)           In performing any duties under this Agreement, the Escrow Agent shall not be liable for damages, losses, or expenses, except for gross negligence, willful misconduct or bad faith on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that such agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  The Escrow Agent is not responsible for determining and verifying the authority of any such person acting or purporting to act on behalf of any other party to this Agreement.

(e)           If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold the Escrowed Funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for interest or damage.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court the entire Escrowed Funds.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement, except for obligations or liabilities arising by reason of the prior negligence, willful misconduct or bad faith on the part of the Escrow Agent.

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(f)            The Escrow Agent agrees that the Buyer and the Seller may, by mutual agreement at any time, remove it as Escrow Agent hereunder and substitute an individual or a bank or trust company for it, in which event the Escrow Agent, upon receipt of written notice thereof, shall account for and deliver to such substituted escrow agent all funds and obligations held by it, less any amounts then due and unpaid to it for fees and expenses as herein provided, and the Escrow Agent shall thereafter be discharged from all liability hereunder for events arising after such removal.

(g)           The Escrow Agent may at any time resign as such by delivering written notice of resignation to the other parties hereto.  If the Buyer and the Seller jointly designate a successor escrow agent, then the Escrow Agent shall deliver the Escrowed Funds to such successor escrow agent, whereupon the Escrow Agent shall be discharged of any liability or responsibility with respect thereto arising thereafter.  If, within thirty (30) days after receipt of such notice of resignation, the Buyer and the Seller have not jointly designated a successor escrow agent, the Escrow Agent may deposit the Escrowed Funds into a court of competent jurisdiction in the State of [            ], and upon such deposit, the Escrow Agent shall be relieved of any liability or responsibility with respect thereto arising thereafter.  Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent hereunder without further action of the Buyer or the Seller hereunder.

9.             Governing Law.  The Parties agree that all terms and conditions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of [            ] without giving effect to any choice of law or conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the State of [            ].

10.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the same day if delivered personally, or by facsimile transmission with voice confirmation of receipt, or shall be deemed given on the date receipt is confirmed if mailed by registered or certified mail or commercial overnight courier (e.g., UPS, Federal Express, Network Courier, Sonic, etc.), return receipt or confirmation of delivery requested, to the Escrow Agent at:

[                  ]

[                  ]

[                  ]

Attention:  [                  ]

Telephone:  [                  ]

Facsimile:  [                  ]

and to the other parties hereto at the addresses set forth in the Stock Purchase Agreement (or, in any case, at such other address for a party as shall be specified by like notice).

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11.           Effect on Successors in Interest, Assignees.  This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors, assignees and successors of each of the parties hereto.  Except as provided herein, the rights and obligations of the parties hereto under this Agreement shall not be assigned to any other person or entity without the prior written consent of the other parties hereto not to be unreasonably withheld.

12.           Service of Process; Jurisdiction.  The parties hereto agree that any action concerning any and all claims, disputes or controversies arising out of or relating to this Agreement shall only be commenced in the State of [            ].  The parties hereto further agree to accept service of any pleadings (and such service shall be valid, to the full extent permissible under the laws of the State of [            ]), if made to the respective parties at the addresses and in the manner set forth in Section 10 of this Agreement.

13.           Additional Agreements.  The parties hereto agree to execute and deliver any and all documents and to take such further action as shall be reasonably required to effectuate the provisions of this Agreement.

14.           Entire Agreement; Amendment.  This Agreement, including all exhibits and schedules hereto, contains the entire understanding of the Escrow Agent and the other parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the Escrow Agent and the other parties hereto related to the subject matter hereof.  This Agreement and the Stock Purchase Agreement, including all exhibits and schedules hereto and thereto, contain the entire understanding of the Buyer and the Seller with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings between them related to the subject matter hereof and thereof.  No modification or amendment of or with respect to any provisions of this Escrow Agreement shall be effective unless it shall be in writing and signed by the Buyer, the Seller and the Escrow Agent and shall designate specifically the terms and provisions so modified.

15.           Inconsistencies.  In the event that any claim of inconsistency arises between this Agreement and the terms of the Stock Purchase Agreement, as they may from time to time be amended, the terms of the Stock Purchase Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of the Escrow Agent as escrow agent, which shall be controlled by the terms of this Agreement.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

BUYER

[ ]

By:
Name:
Title:

SELLER

[ ]

By:
Name:
Title:

ESCROW AGENT

[ ]

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT G

Transfer of Non-Company Employees and Non-U.S. Employees

G.1.         For a period of one (1) year after the Closing, at the cost and expense of the Buyer or an Affiliate, the Buyer or its Affiliates will maintain the current locations of a majority of the Field Offices of the Seller and its Subsidiaries as of the Closing Date and will continue to use each such Field Office as the place of employment of the Non-Company Employees who were based at such Field Office as of the Closing and who continue to be employed by, or accept offers of employment with, the Buyer of an Affiliate.  For a period of one (1) year after the Closing, the Buyer and its Affiliates shall not move any Field Office if such a move would reasonably be expected to disrupt the commutes of the employees in such Field Office.

G.2.         The Seller and the Buyer will cooperate with each other in contacting Non-Company Employees regarding offers of employment by the Buyer or its Affiliates, subject to Applicable Law, as soon as reasonably practicable after the signing of this Agreement.  The Seller and the Buyer will arrange for senior managers of each Party to conduct joint visits to each applicable Seller or Company location and make joint presentations to Non-Company Employees regarding the strategic benefits of the Transactions and the benefits to Non-Company Employees of accepting such offers of employment.

G.3.         Except for Non-Company Employees located in jurisdictions in which the employment of the Non-Company Employees continues automatically as a result of “transfer of undertaking” or similar foreign laws, the Buyer or its Affiliates shall make a “qualified offer” to each of the Non-Company Employees.  For any such employees who receive a “qualified offer” from the Buyer or its Affiliates, the Seller shall notify such employees that if the employees decline to accept such offer, the Seller or its Subsidiary, as applicable, will terminate such employees and will not rehire such employees, and the Seller or its Subsidiary shall offer such employees the severance payment to which they are entitled from the Seller or its Subsidiary.  For the avoidance of doubt, in the event of a dispute regarding the amount of such severance, the Seller or its Subsidiary may settle such dispute in its discretion.  A “qualified offer” means salary and bonus or similar incentive compensation equivalent to or better than the salary and bonus or similar incentive compensation the employee currently has and other benefits (including participation in equity incentive plans) that are no less favorable in the aggregate for such employee than those provided to a comparable employee of the Buyer or its Affiliates in the applicable jurisdiction.

G.4.         For the period from the Closing Date through the first (1st) anniversary thereof, the Buyer or its Affiliate shall provide each Non-Company Employee referred to in Section G.3 with (i) compensation (including salary, wages and historical bonus potential but excluding any equity-based compensation, transaction, severance or change of control bonuses or payments) that is no less favorable in the aggregate than the compensation provided by the Seller or its Subsidiary immediately prior to the Closing, and (ii) employee benefits plans, programs and arrangements that in all material respects are no less favorable in the aggregate than the employee benefits as in effect for other employees of the Buyer or its Affiliate in the applicable countries immediately prior to the Closing.

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G.5.         For Non-Company Employees located in jurisdictions in which the employment of the Non-Company Employees continues automatically as a result of “transfer of undertaking” or similar foreign laws, the Buyer or its Affiliate, as applicable, shall continue such employee’s employment in accordance with Applicable Laws.

G.6.         For a period of two (2) years after the Closing Date, the Seller shall not, directly or indirectly, solicit or rehire any Non-Company Employee who is offered employment by the Buyer or its Affiliates, whether such Non-Company Employee accepts or declines such offer of employment.  Notwithstanding the foregoing, the Seller shall have the right to employ any Non-Company Employee who is not offered employment by the Buyer or its Affiliates.

G.7.         If the employment of any Non-U.S. Employee listed on Schedule G.6 of the Company Disclosure Schedules to whom the Buyer or an Affiliate does not wish to offer employment otherwise would continue after the Closing as a result of “transfer of undertaking” or similar foreign laws, the Seller shall use reasonable efforts prior to the Closing to negotiate a separation arrangement with such Non-U.S. Employee and shall be responsible for any separation payment to such Non-U.S. Employee.  If the Seller is unable to negotiate such an arrangement and the employment of such Non-U.S. Employee is continued with the Buyer or an Affiliate after the Closing as a result of such laws, the Seller will be responsible for reimbursing the Buyer or such Affiliate for fifty percent (50%) of the compensation paid by the Buyer or such Affiliate to such Non-U.S. Employee for up to six (6) months after the Closing and for reimbursing the Buyer or such Affiliate for any mandatory severance (up to the amount that would have been payable if the Seller had severed such Non-U.S. Employee as of the Closing) if the Buyer or such Affiliate terminates such Non-U.S. Employee during such six (6) month period.

G.8.         The Seller represents that no employees of the Seller (other than the employees specified on Schedule G.6 of the Company Disclosure Schedules) will ever assert that they dedicated greater than 50% of their time to the metrology business of the Company and consequently are entitled to be employed by the Buyer.  In the event any such employee makes any such claim, the Seller shall indemnify the Buyer for any Losses arising from such claim.

G.9.         The Buyer shall indemnify the Seller and its Affiliates for any severance payments or similar costs relating to the Non-Company Employees incurred by the Seller or its Affiliates arising from any actions or inactions of the Buyer or its Affiliates after the Closing, except for the costs agreed to be borne by the Seller in Section G.6.  The Seller shall indemnify the Buyer and its Affiliates for any severance payments or similar costs relating to the Non-Company Employees incurred by the Buyer or its Affiliates arising from any actions or inactions of the Seller or its Affiliates before the Closing, except for the costs agreed to be borne by the Buyer under this Agreement.

G.10.       At any time prior to the Closing, the Seller may transfer, or cause to be transferred, to the Company any Non-Company Employees; provided, however, that the Seller shall not increase the compensation or benefits of such employees in connection with such transfer, except in the Ordinary Course of Business.

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G.11.       The Seller shall pay (i) the bonus compensation and profit sharing liabilities set forth on Schedule 5.08 of the Company Disclosure Schedules (which amounts shall be prorated for the partial year ended on the Closing Date and shall expressly exclude any accrued sales commissions) within thirty (30) days after the Closing and (ii) the transaction incentive payments and severance payments set forth on Schedule 5.08 of the Company Disclosure Schedules within thirty (30) days after the Closing or at such later date as is contemplated by the applicable agreement governing any such payments.

G.12.       With respect to each benefit plan, program, practice, policy or arrangement (including the severance plans, policies, or arrangements, and paid time off, vacation, and sick leave policies of the Transferee or its Affiliates) maintained by the Transferee or its Affiliates and in which any of the Non-U.S. Transferred Employees become eligible to participate (the “Transferee Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual, employment service with the applicable Transferor (or predecessor employers to the extent the applicable Transferor provides past service credit) shall be treated as employment service with the Transferee and/or any of its applicable Affiliates; provided, however, that such prior employment service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such credit for prior employment service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements applicable under any of the Transferee Plans.  To the extent applicable, the Transferee or its Affiliate shall use its commercially reasonable efforts to cause each of the applicable Transferee Plans to (i) waive all limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Non-U.S. Transferred Employees and their eligible dependents under the Transferee Plans, except to the extent that such limitations, evidence of insurability and waiting periods were applicable to such individuals under a comparable benefit plan of the applicable Transferor, and (ii) give Non-U.S. Transferred Employees and their eligible dependents credit under the Transferee Plans for amounts paid during the year in which the Closing occurs under a corresponding benefit plan of the applicable Transferor for purposes of satisfying any applicable deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Transferee Plans.

G.13.       The Transferee or its Affiliate shall honor all balances under the vacation, paid time off and sick leave policies of the applicable Transferor accrued by Non-U.S. Transferred Employees to the extent set forth in the Statement of Closing Net Working Capital as finally determined in accordance with Section 1.05 of the Agreement; provided, however, that the Transferee or its Affiliate shall not be required to honor such balances for a Non-U.S. Employee to the extent that (i) the applicable Transferor or any Affiliate is required by Applicable Law to pay off the cash value of such balances of such Non-U.S. Transferred Employee in connection with the consummation of the Transactions, or (ii) any such balance (on a per employee basis) exceeds the sum of two (2) weeks and the aggregate number of 2010 annual vacation, paid time off and sick leave days accrued for the account of such Non-U.S. Transferred Employee as of the Closing Date.  All such balances that are not required to be honored by the Transferee or its Affiliate pursuant to the limitations described in clauses (i) and (ii) above shall be paid by the Seller or a Subsidiary of the Seller (other than the Company) at or promptly following the Closing, except as otherwise required by Applicable Law.

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G.14.       The parties shall (or shall cause their respective Affiliates to) take all steps, as soon as possible, as are required under Applicable Law and/or any applicable collective bargaining, works council or similar agreement, to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, trade union, employee representative group or Governmental Body as early as possible after the signing of this Agreement.

G.15.       Nothing contained in the Agreement, including this Exhibit G, expressed or implied, is intended to confer upon any Non-U.S. Employee any benefits under any employee benefit plan, fund or program, including severance benefits or the right to employment or continued employment with the Buyer, the Transferee or any Affiliate for any period by reason of this Agreement.  In addition, the provisions of the Agreement, in particular this Exhibit G, are for the sole benefit of the parties hereto and their respective Affiliates and are not for the benefit of any third parties.

G.16.       The Buyer and the Seller shall, and shall cause their respective Affiliates to, use reasonable efforts to effect the transfer of the Non-U.S. Transferred Employees from each Transferor to the Transferee or its Affiliates in accordance with Applicable Law.  A Transferor may terminate the employment of any Non-U.S. Employee who does not become a Non-U.S. Transferred Employee on the Closing Date.  The Buyer and the Seller shall, and shall cause their respective Affiliates to, use reasonable efforts to eliminate or minimize any Losses incurred (including, for the avoidance of doubt, any severance or other termination-related payments made) by any party (i) in connection with the transfer of the Non-U.S. Transferred Employees to the Transferee or an Affiliate hereunder, (ii) in connection with the termination or any deemed termination of a Non-U.S. Employee, or (iii) arising or in connection with a refusal of any Non-U.S. Employee to become a Non-U.S. Transferred Employee.

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EXHIBIT H

Consulting Agreement Terms

If Mark Munch and the Buyer do not enter into a mutually satisfactory employment agreement, then a transition consulting agreement, between the Buyer and Mark Munch (the “Munch Agreement”), on the following material terms and conditions will be deemed satisfactory to Buyer:

1.               The term of engagement shall be equal to or greater than six (6) months.

2.               Mr. Munch shall provide full-time consulting services for the metrology business of the Company.

3.               During the term of Mr. Munch’s engagement, the Buyer shall provide compensation at least equivalent to Mr. Munch’s current salary.

4.               The Munch Agreement shall contain customary assignment of inventions and confidentiality provisions used by the Buyer for consultants, and a one-year restriction after the termination of such consulting upon soliciting or hiring employees of the Buyer; provided, however that the Munch Agreement shall not include any language that would restrict or limit Mr. Munch’s ability to work for, invest in or provide services to, any other Person following the termination or expiration of his engagement with the Buyer.

Except as otherwise forth above, the Munch Agreement shall not contain any additional terms or conditions that could reasonably be deemed material and adverse to Mr. Munch.

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EXHIBIT I

Form of Transition Services Agreement

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of                  , 2010 (the “Effective Date”), by and between [                        ], a Delaware corporation (the “Seller”), and [                        ], an Arizona corporation (the “Company”).  The Seller and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated                  , 2010 (the “Purchase Agreement”), by and among the Seller, the Company and [                        ], a [                                   ] (the “Buyer”), (i) the Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, all of the capital stock of the Company, and (ii) the Buyer, through itself or one or more of its direct or indirect Subsidiaries, has agreed to purchase and assume from the Seller or one or more of its direct or indirect Subsidiaries, and the Seller, through itself or one or more of its direct or indirect Subsidiaries, has agreed to sell, transfer and assign to the Buyer or one of more of its Subsidiaries, certain assets and liabilities described in the Purchase Agreement;

WHEREAS, the Company is interested in obtaining certain transition services from the Seller following the Closing Date, subject to the terms and conditions contained herein; and

WHEREAS, the Seller desires to provide the Company with certain transition services following the Closing Date, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the Seller and the Company each hereby agree as follows:

AGREEMENT

1.             Transition Services.  Subject to the terms and conditions herein, the Seller shall provide, or shall cause one or more of its Service Providers (defined below) to provide, to the Company the services described on Schedule A attached hereto (each, a “Transition Service” and collectively, the “Transition Services”).  For purposes of this Agreement, “Service Providers” shall mean (a) any subsidiary or affiliate of the Seller, (b) any independent contractor that is providing services to the Seller on the Closing Date as identified on a list of Service Providers furnished by the Seller to the Company no later than the execution hereof, and (c) such other third parties as may from time to time be designated in writing by the Seller to the Company and accepted by the Company, which acceptance shall not be unreasonably delayed, conditioned or withheld.  The Company shall have the right to contract directly with any Service Provider and terminate the work performed by such Service Provider from the scope of this Agreement pursuant to Section 3(b).  The Seller shall have the right, in its sole discretion, to subcontract any or all of the work to be performed by the Seller under this Agreement.  In the event of any such subcontract, the Company shall have the right to enter into an agreement directly with such proposed subcontractor.  The Seller and the Company also agree to take the other transition-related actions set forth in Schedule B attached hereto.

2.             Level of Transition Services.

(a)             The Seller will perform the Transition Services in the manner and at a level of service, functionality and performance, with respect to any Transition Service, substantially similar to that provided by the Seller to the Company during the period immediately prior to the Closing; provided, however, in no event will the Seller be required to (i) favor the Company or the provision of the Transition Services over the Seller’s other business operations, provided that the treatment of the Company by the Seller in such regard shall be consistent with that of the Seller towards the Company prior to the date hereof, (ii) purchase, lease or license any additional equipment or software in connection with the Transition Services, or (iii) pay any costs related to the transfer or conversion of data to the Company or any alternative supplier of the Transition Services.  If there is an unavoidable conflict between the immediate needs of the Seller and those of the Company as to the use of or access to a particular Transition Service, the Seller will have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between the Parties so long as such priorities are consistent with prior practice between the Seller and the Company in such regard prior to the date hereof and so long as the establishment of any such reasonable priorities is done in conjunction and cooperation with the Company in good faith.

(b)             The Parties agree that it is the intention of the Company and the Seller that the Company’s use of the Transition Services shall be for substantially the same purposes as immediately prior to the Closing and shall not be materially greater than the use required by the Company immediately prior to the Closing (including as to volume, amount, level and frequency, as applicable), except for Transition Services (including, without limitation, the IP Transition Services set forth in Section III (“Information Technology Services”) of Schedule A) that would not have been required by the Company but for the consummation of the transactions contemplated by the Purchase Agreement, which the Parties acknowledge may require more or additional resources than were previously required by the Company.

(c)             Neither the Company nor its subsidiaries shall resell any Transition Services to any person whatsoever or permit the use of the Transition Services by any person other than in connection with the conduct of the business of the Company or its subsidiaries.

(d)             The Company agrees that the Transition Services provided by the Seller or any Service Provider, and any other assets licensed or leased from third parties and used in connection with the Transition Services, remain subject to the terms and conditions of any subcontracts or other agreements between the Seller, such Service Providers or other third parties, and the Company shall adhere to such terms and conditions.

(e)             The parties shall cooperate with each other to provide each other such

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information, materials and other cooperation that in the reasonable judgment of the requesting party are necessary to enable the requesting party to perform its obligations hereunder.

3.             Term and Termination.

(a)             The term of this Agreement shall commence on the Effective Date and continue with respect to each of the Transition Services for the respective terms set forth in Schedule A, unless earlier terminated pursuant to Section 3(b), and the last date in each such term being referred to herein as a “Service Termination Date” for each such Transition Service.

(b)             The Company may terminate any Transition Service by giving the Seller prior written notice of termination of the Transition Service as set forth in Schedule A.  As soon as reasonably practical following receipt of any such notice, the Seller shall advise the Company as to whether termination of such Transition Service will (i) require the termination or partial termination of, or otherwise affect the provision of, any other Transition Services, or (ii) result in any early termination costs, including those related to third party providers.  Upon such termination of any Transition Service, the Seller shall cease, and cause its Service Providers to cease, providing the terminated Transition Service; provided, however, that the Company shall reimburse the Seller for any reasonable out of pocket termination costs actually payable by the Seller to Service Providers resulting from the Company’s early termination of such Transition Services, as long as the Seller provided the Company notice of such termination costs after the Company submitted its notice of proposed termination of the applicable Transition Service.

(c)             Notwithstanding the foregoing, this Agreement will terminate in its entirety upon the earliest to occur of the following dates (the “Termination Date”): (i)(A) the date on which the Seller gives written notice of termination to the Company if the Company is in default of any payment obligation to the Seller hereunder or if the Company is in default of or breaches any other provision of this Agreement which default or breach is not capable of being cured within thirty (30) days after the Company’s receipt of notice of such default or breach from the Seller, or (B) if the Company is in default of or breaches any other provision of this Agreement which default or breach is capable of being cured, and such default or breach has not been cured within thirty (30) days after the Company’s receipt of notice of such default or breach from the Seller; or (ii) the date on which the Seller or the Company gives written notice of termination to the other Party at any time following the last of the Service Termination Dates.

(d)             Effective as of the Termination Date, the Seller shall cease, and cause its Service Providers to cease, providing the Transition Services.

4.             General Intent.  The Company shall use commercially reasonable efforts to reduce and discontinue its use of the Transition Services as soon as reasonably possible following the Effective Date and in all events to end use with respect to each Transition Service not later than the applicable Service Termination Date.

5.             Fees.

(a)             Consideration.  As consideration for the Transition Services, the Company will pay to the Seller (or to the Seller’s Service Providers, if requested by the Seller) the amount for each Transition Service as specified in Schedule A with respect to such Transition Service.

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The Seller and Service Providers, as applicable, shall be entitled to charge the Company for any sales tax, withholding tax, or similar charges that they are legally required to charge or withhold on such amounts. Amounts payable hereunder will be billed and paid in U.S. dollars.  If there is no fee specified in Schedule A for a particular Transition Service, then the Seller shall be entitled to charge the Company for (i) 100% of any out-of-pocket expenses paid by the Seller to a third party for such Transition Service and (ii) 50% of the Seller’s internal cost allocable to such Transition Service, including a fair and reasonable allocation for the Seller’s wage or salary and employee benefit costs relating to employees providing such Transition Service and for the Seller’s facilities and other overhead.  In addition to the Transition Services fees set forth herein, the Company shall also pay any amounts the Seller is required to pay to a vendor for software used by the Seller in connection with the provision of any Transition Services, and any amounts the Seller is required to pay to a vendor to obtain its consent to allow the Seller to use such software to provide the Transition Services, provided that the Seller shall consult with the Company in good faith in connection therewith and the parties shall work together in good faith to minimize any such amounts.

(b)             Invoices.  Within twenty (20) days after the end of each month, the Seller will submit one (1) invoice to the Company for all fees and expenses relating to the Transition Services provided to the Company by the Seller and its Service Providers; provided, that the Seller may instruct the Company to make payments directly to one or more Service Providers.

(c)             Payment Due Date.  The Company will pay all amounts due pursuant to this Agreement within thirty (30) days after the date of each invoice.  Interest shall be due and payable by the Company at the rate of 1.5% per month or the maximum legal rate, whichever is lower, on any undisputed portion of an invoice which has not been paid within such thirty (30) day period.  In addition to the charges for the Transition Services provided hereunder, the Company will reimburse the Service Providers (at cost) for any and all actual out-of-pocket ancillary fees, costs, or expenses incurred by the respective Service Provider in connection with providing Transition Services hereunder, including shipping and transportation costs, duties, and taxes in accordance with the applicable agreements between the Seller and such Service Providers.

6.             Personnel.

(a)             Right to Designate and Change Personnel.  The Seller will make available such personnel as will be required to provide the Transition Services.  The Seller may, in its sole discretion, designate which personnel will perform the Transition Services.  The Seller also may, in its sole discretion and with at least ten (10) days prior written notice to the Company if feasible, remove and replace any such personnel at any time or, subject to Section 1 hereof, designate any Service Provider at any time to perform the Transition Services; provided, however, that the Seller will use its commercially reasonable efforts to limit the disruption to the Company in the transition of the Transition Services to different personnel or a third party but the Seller will have no obligation to retain any individual employee for the sole purpose of providing the applicable Transition Services.  Further, in providing the Transition Services, the Seller shall not be obligated to hire any additional personnel.

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(b)             Personnel Wages and Expenses.  The Seller and its Service Providers will pay for all personnel expenses, including wages and benefits, of their employees and agents performing the Transition Services.  Any request by the Company for travel by any employee or agent of the Seller or any Service Provider will be considered additional services, and the costs and expenses relating to such travel shall be paid by the Company, provided that any such travel and related expenses shall be in accordance with the Seller’s standard travel policies for its own employees or, if applicable, in accordance with the agreement between the Seller and the applicable Service Provider.

(c)             Seller Manager.  The Seller will appoint an employee (the “Seller Manager”) to have overall responsibility for coordinating the delivery of the Transition Services.  The Seller Manager will coordinate and consult with the Company Manager (as defined in Section 6(d)) regarding the provision of the Transition Services.  The Seller may, in its sole discretion, change the individual designated to serve as the Seller Manager upon at least ten (10) days prior written notice to the Company if feasible.

(d)             Company Manager.  The Company will appoint an employee (the “Company Manager”) to have overall responsibility for coordinating the receipt of the Transition Services.  The Company Manager will coordinate and consult with the Seller Manager regarding the delivery of the Transition Services.  The Company may, in its sole discretion, change the individual designated to serve as the Company Manager upon at least ten (10) days prior written notice to the Seller if feasible.

7.             Confidentiality.  Neither Party shall disclose or use any Confidential Information (defined below) of the other Party without the prior written consent of such other Party except as expressly permitted under this Agreement.  Such restrictions do not extend to any item of information that (a) is or becomes publicly available without the fault of the receiving Party; (b) is disclosed or made available to the receiving Party by a third party without restriction and without breach of any relationship of confidentiality; or (c) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.  It shall not be a breach of this Section 7 if Confidential Information is disclosed pursuant to subpoena or other compulsory judicial or administrative process, provided the Party served with such subpoena or process promptly notifies the other Party and provides reasonable assistance so that the other Party may seek a protective order against public disclosure.  In addition, either Party shall have the right without having the obligation to obtain the prior consent of the other Party to disclose this Agreement or the existence of this Agreement if such Party is required to do so by the U.S. securities laws or the rules and regulations of the stock exchange upon which such Party’s stock is listed.  The obligations of confidentiality set forth in this Section 7 shall be in addition to, and shall not amend, modify or otherwise limit, any obligations of confidentiality or non-disclosure as set forth in the Purchase Agreement.  For purposes of this Agreement, the term “Confidential Information” means any information that may be disclosed or submitted by one Party to another Party that is marked or identified as confidential or which a reasonable person in the industry would consider to be confidential, including, without limitation, trade secrets, processes, techniques, drawings, designs, models, customer-related information and data, computer programs (in object code or source code), databases, business plans, technical data, product ideas, marketing data, contracts and financial information.

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8.             IT Services.  If the Company uses any of the Seller’s office equipment, telephones, computers or data processing, internet or communications services (whether or not identified in Schedule A), the Company shall adhere in all respects to the Seller’s corporate information policies as in effect from time to time including, without limitation, policies with respect to protection of confidential information, data privacy and other policies regarding the use of such resources.

9.             No Warranty; Limitation of Liability; Indemnification.

(a)             No Warranty. THE SELLER AND THE COMPANY EACH ACKNOWLEDGE AND AGREE THAT, EXCEPT AS PROVIDED IN SECTION 2 (A), THE SELLER HAS AGREED TO PROVIDE THE TRANSITION SERVICES HEREUNDER AS AN ACCOMMODATION TO THE COMPANY AND THAT THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED BY STATUTE OR OTHERWISE, WITH RESPECT TO THE TRANSITION SERVICES OR ANY OTHER MATTERS RELATING TO OR ARISING OUT OF THIS AGREEMENT.

(b)             Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT TO THE CONTRARY, IN NO EVENT WILL THE SELLER, OR ITS SUBSIDIARIES, AFFILIATES OR SERVICE PROVIDERS, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING HEREUNDER, INCLUDING SCHEDULES OR EXHIBITS HERETO.  IN NO EVENT WILL THE SELLER’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE FEES RECEIVED BY THE SELLER UNDER THIS AGREEMENT FOR THE TRANSITION SERVICES.

(c)             Seller Indemnification. THE SELLER SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY THE COMPANY FOR INFRINGEMENT CLAIMS OR FOR ANY OTHER REASON WHATSOEVER.  THE SELLER’S OBLIGATION TO INDEMNIFY THE COMPANY, IF ANY, SHALL BE AS SET FORTH IN THE PURCHASE AGREEMENT AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS SET FORTH THEREIN.

10.           Indemnity.  The Company agrees to indemnify, defend and hold harmless the Seller and each Service Provider and their respective employees, agents, officers and directors from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (collectively, “Damages”) arising from the negligent acts or omissions or willful misconduct of the Company or its Affiliates and their respective employees and agents in connection with the Transition Services.  The Seller will provide prompt written notice to the Company of any such Damages and will provide the Company with reasonable cooperation in the defense thereof, at the Company’s expense.

11.           Relationship of the Parties.  The Seller is and will remain at all times an

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independent contractor of the Company in the performance of the Transition Services.  In all matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents, and employees or agents of one Party shall not be considered employees or agents of the other Party.  Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations.  Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or persons referred to herein and each Party shall be responsible only for its respective obligations as set forth in this Agreement.

12.           Compliance with Laws.  Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services.  No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could reasonably be expected to result in liability being imposed on the other Party.

13.           Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective permitted successors and assigns.  The Company may not assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the Seller, which consent may be withheld in the Seller’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing shall be null and void.  The Seller may delegate its duties to provide the Transition Services hereunder in the manner permitted under Section 1, Section 6(a) and Section 6(c) of this Agreement.

14.           Entire Agreement; Amendments.  This Agreement and the Purchase Agreement (and the agreements and other documents referred to herein and therein) constitute the final agreement between the Parties with respect to the subject matter hereof and thereof, and are the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein.  All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement.  The Parties may amend this Agreement only by a written agreement signed by both Parties that identifies itself as an amendment to this Agreement.

15.           Force Majeure.  In the event that the Seller or any Service Provider is delayed in, or prevented from, performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, storm, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, facilities, labor, materials or equipment, delay in transportation, breakdown or accident, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, acts of terror, rebellion, or other cause beyond the reasonable control of the Seller or the applicable Service Provider (each a “Force Majeure Event”), then (a) the affected provisions and/or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, and (b) the Seller shall have no liability to the Company or any other party in connection therewith.  The Seller shall resume full performance of this Agreement as soon as reasonably practicable following the conclusion of the Force Majeure Event.

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16.           Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

17.           Counterparts.  The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original of the Party that signed it, and all of which together constitute one agreement.  The signatures of both Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

18.           Notices. All notices required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, private industry express courier (with written confirmation of receipt) or facsimile (with a confirmation letter of the facsimile) to the address specified below or to such changed address as may have been previously specified in writing by the addressed party:

(a)	If to the Seller:

Veeco Instruments Inc.
Terminal Drive
Plainview, NY 11803
Attention: General Counsel
Telephone: (516) 677-0200
Facsimile: (516) 677-0380

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
	Attention:	Thomas J. Knox, Esq.
	Telephone:	(703) 760-7700
	Facsimile:	(703) 760-7777

(b)	If to the Company:

Attention: :
Telephone::
Facsimile:

with a copy to:

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Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Attention: Richard M. Stein
Telephone: (617) 345-6193
Facsimile: (866) 382-6139

19.           Nonwaiver.  The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver.  A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and, except as expressly provided herein, remedies authorized in law or in equity.

20.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

21.           Jurisdiction; Waiver of Jury Trial.  The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 18 shall be deemed effective service of process on such Party.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date and year first set forth above.

SELLER:
[ ]

By:
Name:
Title:

COMPANY:
[ ]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

SCHEDULE A

TRANSITION SERVICES

I.              HUMAN RESOURCES SERVICES

Topic	Detailed Description	Cost	Duration
General Matters

•      See fee schedule attached hereto as Attachment A-1 for itemized costs associated with benefits programs.

•      The services described in this Section I of Schedule A are based on the assumption that Seller will provide transition payroll services for Company.

•      In each case, Company employees will continue to make such payroll deductions for their benefit elections as are currently required under Seller’s benefits plans.

•      It is understood that nothing in this Section I of Schedule A shall prevent or limit Seller from amending or terminating any of the programs covered hereunder.

		n/a	n/a

HRIS

•      Seller will maintain electronic records utilizing the current SAP-HR system for the employees of Company consistent with current practice.  This will include tracking adds, deletes and changes.

•      Company SAP-HR records will be sufficiently segregated from Seller records so as to permit Company HR access to Company records without providing them access to Seller records.

•      Company HR will be responsible for providing information to Seller utilizing the current process (PAF) and Seller will ensure that such

		As set forth in Section 5(a)	Not to exceed 3 months. May be terminated by Company on

	information is captured in SAP-HR. • Company HR will have access to existing reports within SAP-HR. Seller HR will not provide additional or other custom reporting/analysis.		one week’s notice to Seller.

Healthcare Benefits(1)

•      Seller will maintain the existing U.S. benefits programs for U.S. Company employees, including:

•      On-line enrollment system access for new hires; life status changes; etc.

•      United Healthcare PPO & EPO (network, claims administration and related services)

•      Flexible Spending Account administration

•      COBRA administration

•      Unum EAP

•      MetLife Dental

•      Veritas Vision Care Plan

•      Seller will provide benefit administration for existing international benefits programs (enrollment, change status, etc.) consistent with current administrative practice.

		Company will be responsible for 100% of direct costs (e.g.: admin fees, insurance premiums, claims).	Not to exceed 3 months. May be terminated by Company on one week’s notice to Seller.

Life and Disability Insurance

•      Seller will maintain the existing U.S. benefits programs for U.S. Company employees, including:

•      On-line enrollment system access for new hires; coverage changes; etc.

•      Unum Life Insurance: Basic Life Insurance; Supplemental Life Insurance; Accidental Death & Dismemberment Insurance

•      Claims administration

		Company will be responsible for 100% of direct costs (e.g.: insurance premiums, salary continuation	Not to exceed 3 months. May be terminated by

(1)       Since the medical plans are self-insured, Company will be responsible for payment of actual claims.

	• Seller will maintain the existing salary continuation programs in connection with its current disability policies and any transition payroll services to be provided.	claims)	Company on one week’s notice to Seller.

401(k) Plan

•      Seller will allow U.S. Company employees to continue participation in the current Seller 401(k) Plan, subject to the current plan requirements.  Services will include:

•      Enrollment for new hires; election changes

•      On-line account access

•      Payroll deduction of employee deferral elections

•      Company match contributions

•      Loan administration

•      Discrimination testing

•      Other services as may be required under the 401(k) Plan

		Company will be responsible for funding 100% of any Company matching contributions and any other services that may be required in connection with continued participation.	Not to exceed 3 months. May be terminated by Company on one week’s notice to Seller.

Seller Benefit Admin & HRIS Support	• Seller HR to maintain each of the above indicated programs and related systems.	As set forth in Section 5(a)	Not to exceed 3 months. May be terminated by Company on one week’s notice to Seller.

General HR	• On general HR matters and support, Seller will provide Company HR with	As set forth in	Not to exceed 3

Support	up to 10 hours/month.	Section 5(a)	months. May be terminated by Company on one week’s notice to Seller.

II.            Financial Services

Topic	Detailed Description	Cost	Duration
Collections	• WW collections services –at current service level (represents 2 FTE WW)	As set forth in Section 5(a)	3 months May be terminated by Company on one week’s notice to Seller.

Accounts Payable	• AP personnel located in Tucson - are available for direct hire • Domestic AP services available for purchase	As set forth in Section 5(a)	3 months May be terminated by Company on one week’s notice to Seller.

Order Entry	• APAC order entry • Represents two headcount across APAC region • Certain order entry personnel may transfer with Company	As set forth in Section 5(a)	3 months May be

terminated by Company on one week’s notice to Seller.

Payroll	• Payroll processing fees will be actual costs incurred (ADP fees transferred at cost) • Payroll processing personnel (2 FTE headcount)	As set forth in Section 5(a) Company will pay 100% of ADP processing fee for Company employees	3 months May be terminated by Company on one week’s notice to Seller.

Closing process	• Field office close • Corporate cognos rollup for actual results only • No cognos forecast or budget • Direct cost of field selling and service segregated in Metrology SAP database	As set forth in Section 5(a)	3 months May be terminated by Company on one week’s notice to Seller.

Tax	• Sales and use tax services	As set forth in	3 months

		Section 5(a)	May be terminated by Company on one week’s notice to Seller.

Commissions	• Processing of commissions	As set forth in Section 5(a)	3 months May be terminated by Company on one week’s notice to Seller.

III.           Information Technology Services

Topic	Detailed Description	Cost	Duration
IT Transition Services

•      SAP:  Seller will replicate configuration and data on Seller’s SAP server relating to Company personnel and accounts on a separate server provided by Buyer during a transition period of up to 12 months.  Seller will also migrate data on applicable international employees and accounts to this server.  Changes to the temp server (i.e., new logos, address, configuration changes and bank information, etc.) will be outsourced and billed directly to Buyer.

•      SAP Modules (Vertex Sales/Use Tax, Vertex VAT Tax and Dunn & Bradstreet):  Seller or a Service Provider will determine whether the separate SAP server is in compliance.  Buyer will contact Vertex directly for licenses.  Consultant services to set up Vertex in the temp server will be billed directly to Buyer.

•      Remote Connectivity (SAP and Citrix):  Seller will use Seller’s Citrix farm during the transition period of up to 12 months.

•      Sales Logix:  Buyer to contact Infinity Info System for setup of new system, and Seller will provide transition services on Seller’s system during the transition period of up to 12 months.

•      COGNOS:  Buyer to contact IBM for setup of new system, and Seller will provide transition services on Seller’s system during the transition period of up to 12 months.

•      MS Outlook:  Buyer or Company will establish its own email server and Seller will provide archived email files and can assist in selecting outsourcing partner to set up new network and servers.

As set forth in Section 5(a).

The Parties acknowledge that the IT Transition Services may require more or additional resources than were previously required by the Company and contemplate that Seller will engage Services Providers to perform a significant portion of the IT Transition Services.  Buyer will pay 100% of any Service Provider costs, which the Parties will arrange to be invoiced directly to Buyer.

n/a

• SolidEdge (Design Software): The Company will retain license to SolidEdge (Design Software) and related data.

Maintenance

•      Seller will provide maintenance and backup services

•      Seller is not required to provide training, development or configuration services.

•      If a Development and Quality system is required, Buyer will set up the additional systems in its own network after the Transition Services are complete.  This should occur after the SAP SLO group is complete.

		Cost of labor for maintenance services will be as follows (amounts represent 50% of Seller’s internal cost): Director level: $65 per hour SAP functional: $45 per hour Network engineers: $35 per hour	Up to 12 months

The parties agree as follows:

•                  The Seller will retain SAP (including Vertex Sales/Use Tax module, Vertex VAT Tax module and Dunn & Bradstreet module), Remote Connectivity (SAP & Citrix), SalesLogix, COGNOS and MS Outlook.

•                  The Seller will retain backup / disaster recovery servers, which will be removed from Tucson Facility within one month after the Closing.

•                  The Buyer will work with the Systems and Landscape Optimization Group at SAP to transfer the data to the Company’s or the Buyer’s servers.  Sign-off by the Seller is required.

•                  The Seller will include a redirection notice on its website redirecting visitors looking for the Company information to the Buyer’s website.  The duration of this will be three (3) months following the Closing and the cost will be 50% of any internal costs incurred by the Seller.

IV.                                Shared Agreements

1.                                       The Seller is a party to certain agreements that are used in part in the business of the Company (each, a “Shared Agreement”).  The Seller shall retain the Shared Agreements and shall provide the following Transition Services to the Company in connection with each Shared Agreement until the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the date on which the Company terminates the Transition Services in connection with such Shared Agreement pursuant to this Agreement, or (iii) the expiration or termination of such Shared Agreement in accordance with its terms.  The Company will use commercially reasonable efforts to enter into agreements between the Company and the counterparties to each Shared Agreement, and will thereafter terminate the Transition Services with respect to such Shared Agreement, as soon as reasonably practicable after the Closing.  Such efforts will include, at the request of the Seller, the delivery promptly after the Closing of a joint notice to distributors and sales representatives regarding the sale of the business of the Company and requesting such distributors and sales representatives to enter into an agreement with the Company to continue to distribute or sell the Company’s products.

2.                                       Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party and its Affiliates (each, an “Indemnified Party”) from and against any and all Damages incurred in connection with:  (i) failure by the Indemnifying Party to account for or pay over any payments or deliver any invoices in accordance with the terms and conditions set forth in this Section IV of Schedule A; or (ii) a Proceeding by any third party arising from (a) the Indemnifying Party’s breach of a term or condition of a Shared Agreement (or, in the case of the Company if the Company is not a party to the Shared Agreement, an action or omission that causes the Seller to be in breach of a term or condition of a Shared Agreement), (b) a defect or alleged defect in any products or services of the Indemnifying Party sold or distributed through the Shared Agreement, or (c) the infringement or misappropriation, or alleged infringement or misappropriation, of a third party’s patent, copyright, trademark, trade secret or other intellectual property rights by any products or services of the Indemnifying Party sold or distributed through the Shared Agreement (provided, however, that a Party shall be relieved of its obligation under this clause (c) to the extent that such infringement or misappropriation would not have occurred but for an infringement or misappropriation of such third-party Intellectual Property rights by the Intellectual Property rights of the other Party).

Topic	Detailed Description	Cost	Duration
Purchase, Supply or Distribution Agreements (in which Seller is Vendor)

To the extent permitted by the applicable Shared Agreement and by Applicable Law, each Party will be permitted to sell products or services to the customer or through the distributor, as applicable, under the Shared Agreements set forth below.  Each Party will be responsible for invoicing and accounts receivable arising from the sale or distribution of its products or services under the Shared Agreements.  If a Party receives payments for products or services sold or distributed by the other Party under the Shared Agreement, such Party will account for such payments and pay such payments over to the other Party on a monthly basis.

Purchase and Supply Agreements:

1.                    Capital Equipment Supply Agreement, between Seagate Technology LLC and the Seller, effective May 31, 2006

2.                    Volume Discount Agreement, between Western Digital Corp. and the Seller, dated March 10, 2004

3.                    Capital Purchase Agreement, between Western Digital Technologies Inc., and the Seller, dated July 14, 2005

4.                    Master Development Agreement, between Seagate Technology LLC and the Seller, dated April 1, 2010 and

		Except as set forth in paragraph 2 of this Section IV, each Party will bear its own costs arising from the sale or distribution of its products or services through the Shared Agreements.	Up to 12 months for purchase and supply agreements Up to 6 months for distribution and sales representative agreements

SOWs thereunder

Distribution and Sales Representative Agreements:

5.                    Distribution Agreement, between the Seller and Dymek Company Limited, effective dated August 24, 2007

6.                    Distribution Agreement, between the Seller and ICON Analytical Equipment Pvt. Ltd., dated January 23, 2009

7.                    Distribution Agreement, between the Seller and Intech Analytics, JSC, effective June 16, 2009

8.                    Sales Representative Agreement, between the Seller and Sunnet Systems Inc., dated October 1, 2008

Non-Disclosure Agreements

To the extent permitted by the applicable Shared Agreement and by Applicable Law, at Company’s request and expense, Seller will enforce the following Shared Agreements on behalf of Company:

1.                    Non Disclosure Agreement, between Commissariat a’ l’Energie Atomique and the Seller, dated June 16, 2009

2.                    Mutual Confidentiality Agreement, between the Seller and The Research Foundation of State University of New York, dated November 1, 2009

3.                    Agreement for Exchange of Confidential Information, between IBM and the Seller, dated June 7, 2009 (for disclosure between May 19, 2009 and May 18, 2010)

4.                    Nondisclosure Agreement, between the Seller and Samsung

At the Company’s request, Seller will enforce a Shared Agreement on Company’s behalf.  In any such enforcement action, Seller will employ counsel designated by Company, subject to Seller’s approval, which will not be unreasonably withheld, and will consult with Company in any enforcement action and take into consideration in good faith Company’s proposals regarding strategy and course of action in enforcing the Shared Agreement. Company will pay 100% of the costs of such outside counsel;

Up to 12 months

Electronics Co. Ltd., dated December 1, 2009

5.                    Nondisclosure Agreement, between Taiwan Semiconductor Manufacturing Co., Ltd. and the Seller, dated September 2, 2009

6.                    Corporate Non-Disclosure Agreement, between Intel Corporation and its subsidiaries and the Seller, dated April 30, 2007

7.                    Master Nondisclosure Agreement, between the Seller and Seagate Technology LLC, effective as of July 1, 2003

8.                    Secrecy Agreement, between CIBA Vision Corporation and the Seller, dated October 21, 2009

9.                    Non-Disclosure Agreement, among the Seller, Nihon Veeco K.K. and Shinko Electric Industries Co., Ltd., dated November 30, 2005

10.              Non Disclosure Agreement, between STMicroelectronics (Tours) SAS and the Seller, dated September 22, 2009

11.              Mutual Non-Disclosure Agreement, between the Seller and Renato Zenobi/ETH Zurich, dated November 6, 2009

12.              Mutual Non-Disclosure Agreement, among the Seller and Roche F. Hoffman-La Roche Ltd., University of Basel and M.E. Muller Institute for Structural Biology, dated December 2, 2008

13.              Mutual Non-Disclosure agreement, between the Seller and Keith A. Williams/Delft University of Technology, dated June 21, 2004

14.              Confidentiality Disclosure Agreement, among DuPont Teijin Films U.S. Limited Partnership, DuPont Teijin Films Luxembourg S.A., DuPont Teijin Films UK Limited and the

provided that if the Seller enforces a Shared Agreement on behalf of both Parties, either (i) the Parties will agree upon an allocation of the costs of outside counsel between the Parties, or (ii) each Party will engage its own outside counsel, at its own expense, in connection with the enforcement action.

seller, effective November 19, 2009

15.              Mutual Nondisclosure Agreement, between Western Digital Technologies, Inc. and the Seller, dated September 28, 2006

16.              Mutual Non-Disclosure Agreement, between the Seller and Nanogea Corporation, dated January 5, 2010

17.              Mutual Non-Disclosure Agreement, between the Seller and Plexus Services Corp., dated January 15, 2009

18.              Mutual Nondisclosure Agreement, between Western Digital Technologies, Inc. and the Seller, dated November 18, 2003

Lease Agreements

To the extent permitted by the applicable Shared Agreement and by Applicable Law, Seller will permit (or will cause its Affiliate to permit) employees of Company or its Affiliates to use the premises leased pursuant to the following lease agreements for one year after the Closing for substantially the same purposes as such employees used such premises prior to the Closing:

1.                    Commercial Lease, between JMB Developpement and Veeco Instruments S.A.S, dated November 12, 2009

2.                    Lease, between Carisbrooke Swavesey General Partner Limited, Precis (1730) Limited and V Instruments Limited, dated December 4, 2002

3.                    Lease Agreement for Dynamostr. 19, 68165 Mannheim, Germany

4.                    Lease Agreement for 1F Shin-Osaka Nishiura Building , 2-7-38 Nishi-Miyahara, Yodagawa-ku, Osaka, Japan 532-0004

Company will reimburse Seller or its Affiliate for 100% of rent, utilities, taxes, assessments, fees, operating expenses, insurance premiums and other out-of-pocket expenses payable by Seller or its Affiliate under the Lease Agreements (the “Lease Expenses”).  If employees of Seller or its Affiliates also occupy the premises, Lease Expenses shall be apportioned equitably between the parties based on the portion of the premises occupied by each party, and Company shall reimburse Seller or its Affiliate for the applicable percentage of the Lease Expenses.

Up to 12 months; provided, subject to the terms of Exhibit G of the Purchase Agreement, Company shall have the right terminate the use of such premises upon 30 days prior written notice to the Seller.

5. Lease Agreement, between Liberty Property Limited Partnership and the Seller, dated February 17, 2010.

V.                                    Other Services

Seller will make available the services of the following employees to perform the services set forth below.  This Section V shall not be deemed to require Seller to continue to employ such employees.

Topic	Detailed Description	Cost	Duration
Korean Automated AFM Warranty Service	• Seller will make available the services of either Mooks Jung (up to 25% of his time) or MK Lee (up to 50% of his time) to perform warranty service on the InSight instrument at Samsung.	As set forth in Section 5(a)	Up to 6 months

South East Asia Data Storage Service

•             Seller will make available the services of Mohammed Fazal (up to 50% of his work time) to perform maintenance and support services for data storage installations at Hi-Cap Philippines, Seagate-Malaysia and Seagate-Thailand.

		As set forth in Section 5(a)	Up to 6 months

Customer Call Center in Asia	• Seller will make available the services of Navin Kumar (up to 25% of his work time) for customer call center support	As set forth in Section 5(a)	Up to 6 months

US OIM	• In the event John Ryan is not transferred to Company prior to Closing, Seller will make available the services of Mr. Ryan (up to 50% of his work time).	As set forth in Section 5(a)	Up to 6 months

ATTACHMENT A-1

Fee Schedule for Human Resources Transition Services

		PEPM	One time fee	Comments
Medical Self insured

ASO/stoploss	EPO	$120.30

	PPO	$121.58

Claims		to be paid by Company/Buyer

FSA admin		$4.84

COBRA Admin		$0.84	per active employee

Open enrollment system			$2,000	one time programming setup fee

Fully Insured premium to be paid by Company/Buyer		PEPM

Dental	Single	$36.56

	Parent/Child(ren)	$76.77

	2 Adults	$71.28

	Family	$111.50

1

Vision	Single	$5.36

	Parent/Child(ren)	$8.72

	2 Adults	$10.36

	Family	$13.72

Unum (life insurance, AD&D, LTD, STD)		varies

401k match		varies	$3,000 year maximum

For clarification, the Company will pay 100% of the fees set forth in this Attachment A-1.

SCHEDULE B

OTHER TRANSITION-RELATED ACTIONS

TRANSITION-RELATED ACTIONS	TIMING	FEES AND COSTS